EXHIBIT 99.1



                          ANNUAL REPORT ON FORM F-2 OF
                           HARRIS SAVINGS BANK FOR THE
                       FISCAL YEAR ENDED DECEMBER 31, 1997

                      FEDERAL DEPOSIT INSURANCE CORPORATION

               Form F-2 -- Annual Report Under Section 13 of the
                        Securities Exchange Act of 1934

For the fiscal year ended December 31, 1996
                          ------------------------------------------------------
FDIC Certificate No. 30174
                     -----------------------------------------------------------
(Exact name of bank as specified in its charter) Harris Savings Bank
                                                 -------------------------------
(State or other jurisdiction of incorporation or organization) Pennsylvania
                                                               -----------------
(I.R.S. Employer Identification No.) 25-1720585
                                     -------------------------------------------
(Address of principal office) 235 N. Second Street, Harrisburg, PA
                              --------------------------------------------------
(ZIP Code) 17101
           ---------------------------------------------------------------------

Bank's telephone number, including area code (717) 236-4041
                                             -----------------------------------
Securities registered under section 12(b) of the Act: None
                                                     ---------------------------
Title of each class None
                    ------------------------------------------------------------
Name of each exchange on which registered None
                                          --------------------------------------
Securities registered under section 12(g) of the Act:
(Title of class) Common stock, par value of $.01 per share
                 ---------------------------------------------------------------

        Indicate by check mark if the bank, as a "small business issuer" as defined under 17 CFR 240.12b-2, is providing alternative disclosures as permitted for small business issuers in this Form F-2.[ ]

        Indicate by check mark if disclosure of delinquent filers pursuant to item 10 is not contained herein and will not be contained, to the best of bank's knowledge, in definitive proxy or information statements incorporated by reference in part III of this Form F-2 or any amendment of this Form F-2. [ ]

        Indicate by check mark whether the bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO [ ]

        State the aggregate market value of the voting stock held by nonaffiliates of the bank. The aggregate market value shall be computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within 60 days prior to the date of filing. $58,146,413 at March 3, 1997

        Indicated the number of shares outstanding of each of the bank's classes of common stock, as of the latest practicable date. 11,220,300 shares of common stock, par value of $.01 per share, outstanding at March 3, 1997

                      Documents Incorporated by Reference

List hereunder the following documents if incorporated by reference and the part of the Form F-2 into which the document is incorporated:

Document incorporated by reference Selected Parts of F-2 in which incorporated
-------------------------------------------------------------------------------
Harris Savings Bank 1996 Annual         Part I,          Item 1
Report to Stockholders                  Part II,         Items 5,6,7, and 8
                                        Part IV,         Item 11
Definitive Proxy Statement dated        Part I,          Item 4
  March 14, 1997 for the 1997           Part III,        Items 9,10 and 11
  Annual Meeting of Shareholders        Part IV,         Item 11

Document incorporated by reference Selected Parts of F-2 in which incorporated
-------------------------------------------------------------------------------
Definitive Proxy Statement dated        Part IV,         Item 11
  March 20, 1996 for the 1996
  Annual Meeting of Shareholders


                                     Part I

ITEM 1  BUSINESS

Harris Savings Bank

        Harris Savings Bank (the Bank) commonly referred to as "Harris Savings" was formed as a state chartered mutual savings and loan association in 1886. In 1991, Harris Savings Association converted its charter to a state chartered mutual savings bank and on January 25, 1994, the Bank became a state chartered stock savings bank.

        The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (FDIC) under the Savings Association Insurance Fund (SAIF) to the extent provided by law. The Bank has been a member of the Federal Home Loan Bank System since 1941.

        The Bank's principal business has been, and continues to be, attracting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans and mortgage-backed securities, and to a lesser extent, home equity lines of credit and second mortgage loans, multi-family residential mortgage loans, real estate construction loans, commercial real estate loans, and consumer loans.

        The Bank operates thirty-two full service offices, two mortgage lending offices, a business center, and an operations center. The Bank primarily operates in the five central Pennsylvania counties of Dauphin, Cumberland, York, Lancaster, and Lebanon, as well as in Washington County, Maryland. It is the largest SAIF insured institution headquartered in the six county area that it serves. It serves small businesses in the same area. Residential mortgages are written in Pennsylvania plus four other states through the mortgage banking subsidiary in Blue Bell, Pennsylvania. Mobile home loans are purchased throughout most of the eastern United States. At December 31, 1996, the Bank had total assets of $1.768 billion with deposits of $1.173 billion and stockholders' equity of $152.8 million.

Acquisitions

        On April 19, 1996, the Bank acquired First Harrisburg Bancor, Inc. ("First Harrisburg"), a local thrift institution. The acquisition was a 100% cash purchase of all outstanding First Harrisburg common shares at $14.77 per share, which resulted in a total cost of approximately $38 million, and was accounted for by the Bank as a purchase transaction. As of April 19, 1996, First Harrisburg had total assets of approximately $276.6 million and total liabilities of approximately $252.2 million. The Bank recorded approximately $13.8 million of goodwill upon consummation of this acquisition, which is being amortized over a fifteen year period using the straight-line method.

Reorganization

        On December 15, 1992, the Board of Trustees of the Bank unanimously adopted a plan of reorganization whereby the Bank would reorganize into a Pennsylvania chartered mutual holding company. The reorganization was accomplished on January 25, 1994 through a purchase and assumption of assets and liabilities whereby the Bank: (i) incorporated as a Pennsylvania capital stock savings bank; (ii) transferred most of its assets (except $1.0 million) and all of its liabilities, including all of its deposit liabilities, to the newly-formed bank in exchange for all of the common stock of the Bank not sold in the Offering; and (iii) adopted a new charter issued by the Pennsylvania Department of Banking changing its form to that of a state chartered mutual holding company. Each savings account of the Bank at the time of the reorganization became a savings account in the newly-formed bank in the same amount and upon the same terms and conditions, except the holder of each such deposit account retains liquidation rights with respect to the holding company rather than the Bank.

        Prior to the reorganization, the Bank received the approval of the Federal Reserve, the Pennsylvania Department of Banking and the FDIC for transactions contemplated by the plan of reorganization. The plan of reorganization authorized the Bank to offer stock in one or more stock offerings up to a maximum of 49% of the issued and outstanding shares of its common stock. The common stock was offered on a priority basis to: (i) eligible depositors as of December 1, 1992; (ii) the employee stock ownership plan (ESOP); (iii) officers. trustees and employees of the Bank, and the Bank's recognition and retention plans (RRP); (iv) other depositors and borrowers as of October 29, 1993; and (v) the general public. Subscriptions received during the offering period which ended December 29, 1993, including shares reserved for the ESOP, exceeded the maximum offering of 2,500,000 shares ($25,000,000). As a result of the maximum subscription, Harris Financial, MHC (mutual holding company) received 8,500,000 shares (76.4%) of Harris Savings Bank stock. Also, the ESOP received 247,500 shares and the RRP received 125,000 shares.

        On January 27, 1997, The Board of Directors of the Bank approved the reorganization of the Bank and its existing mutual holding company into a two-tier mutual holding company structure with the establishment of a state chartered corporation as the stock holding company of the Bank. Completion of the reorganization is subject to regulatory and stockholder approval and is expected to be completed during the second quarter of 1997.

Competition

        The Bank's market area has a high density of financial institutions, many of which are significantly larger and have greater financial resources than the Bank, and all of which are competitors of the Bank to varying degrees. The Bank's competition for loans comes principally from savings banks, savings and loan associations, mortgage banking companies, and commercial banks. The Bank's most direct competition for savings has historically come from savings banks, savings and loan associations, commercial banks, and credit unions. The Bank faces additional and increasing competition for deposits from other financial intermediaries such as brokerage firms and insurance companies. Competition may also increase as a result of the reduction of restrictions on the interstate operations of financial institutions.

Employees

        At December 31, 1996, the Bank employed 543 persons, with full-time equivalent employees totaling 481 at that date.

Regulation and Supervision

Regulations

        The information for this item is incorporated by reference from information presented under the heading "Regulations" which appears on page 25 of the Harris Savings Bank 1996 Annual Report to Stockholders, a copy of which accompanies this report as Exhibit 6.

Monetary Policy

        The information for this item is incorporated by reference from information presented under the heading "Monetary Policy" which appears on page 25 of the Harris Savings Bank 1996 Annual Report to Stockholders, a copy of which accompanies this report as Exhibit 6.

Environmental Regulation

        The information for this item is incorporated by reference from information presented under the heading "Environmental Regulation" which appears on page 25 of the Harris Savings Bank 1996 Annual Report to Stockholders, a copy of which accompanies this report as Exhibit 6.

Federal Securities Laws

        Shares of the Bank's common stock issued and sold in the Reorganization and Offering are exempt from registration under Section 3(a)(5) of the Securities Exchange Act of 1934 ("Exchange Act"). The Bank's common stock is registered under Section 12(g) of the Exchange Act with the FDIC. Consequently, the proxy rules, tender offer rules, insider trading restrictions, annual and periodic reporting and other requirements of the Exchange Act are applicable to the Bank but under the jurisdiction of the FDIC.

ITEM 2  PROPERTIES

     The Bank conducts its business through thirty-two full service offices, two mortgage lending offices, a business center, an operations center and a mortgage banking subsidiary location. The Bank's main office is located at 235 North Second Street, Harrisburg, Pennsylvania. The Bank believes that its current facilities are adequate to meet its present and immediately foreseeable needs. Aggregate annual rentals for real estate and equipment paid during 1996 did not exceed five percent of the Bank's operating expenses.

                                     Year Leased              Leased
Location                             or Acquired             or Owned
--------                             ------------            ---------
Main Office
235 N. Second Street
Harrisburg, PA 17101                     1935                  Owned

Operations Center
635 North 12th Street
Lemoyne, PA 17043                        1989                  Owned

Business Center
234 N. Second Street
Harrisburg, PA 17101                     1996                  Owned

Branch Offices:
4075 Market Street
Camp Hill, PA 17011                      1994                  Leased

1832 Market Street
Camp Hill, PA 17011                      1969                  Owned

3555 Capital City Mall
Camp Hill, PA 17011                      1974                  Leased

3100 Market Street
Camp Hill, PA 17011                      1996                  Owned

Camp Hill Mall
Camp Hill, PA 17011                      1996                  Leased

17 West High Street
Carlisle, PA 17013                       1987                  Owned

Colonial Park Mall
Harrisburg, PA 17109                     1976                  Leased

9 South Market Street
Elizabethtown, PA 17022                  1982                  Leased

                                     Year Leased              Leased
Location                             or Acquired             or Owned
--------                             ------------            ---------
36 East Main Street
Ephrata, PA 17522                        1989                  Leased

100 East King Street
Lancaster, PA 17603                      1982                  Owned

1195 Quentin Road
Lebanon Plaza Mall
Lebanon, PA 17042                        1980                  Leased

33 Market Square
Manheim, PA 17545                        1984                  Leased

600 East Simpson Street
Mechanicsburg, PA 17055                  1987                  Owned

Silver Spring Commons
Mechanicsburg, PA 17055                  1996                  Leased

99 Old York Road
New Cumberland, PA 17070                 1980                  Leased

921 Cavalry Road
Carlisle, PA 17013                       1987                  Owned

1677 Oregon Pike
Lancaster, PA 17601                      1991                  Owned

6075 Allentown Boulevard
Harrisburg, PA 17112                     1990                  Owned

355 Fifth Street
Quarryville, PA 17566                    1987                  Leased

2081 Springwood Road
York, PA 17403                           1989                  Leased

401 Enola Road
Enola, PA 17025                          1979                  Owned

Suite #3, Point Mall
Harrisburg, PA 17111                     1975                  Leased

320 Newberry Commons
Etters, PA 17319                         1992                  Leased

                                     Year Leased              Leased
Location                             or Acquired             or Owned
--------                             ------------            ---------

West Shore Plaza
1200 Market Street
Lemoyne, PA 17043                        1982                  Leased

2450 Eastern Boulevard
York, PA 17402                           1979                  Owned

100 West Washington Street
Hagerstown, MD 21740                     1995                  Leased

1591 Potomac Avenue
Hagerstown, MD 21742                     1995                  Leased

526 S. 29th Street
Harrisburg, PA 17104                     1996                  Owned

Beaufort Farms Plaza
Harrisburg, PA 17110                     1996                  Leased

114 W. Chocolate Avenue
Hershey, PA 17033                        1996                  Owned

Hershey Square
1161 Mae Street
Hummelstown, PA 17033                    1996                  Owned


Mortgage Lending Offices:
4755 Linglestown Road
Suite 101
Harrisburg, PA 17112                     1991                  Leased

2500 Kingston Road
York, PA 17402                           1987                  Owned


Mortgage Banking Location:

Avstar Mortgage Corporation
Dublin Hall
1777 Sentry Parkway West, Suite 200
Blue Bell, PA 19422                      1996                 Leased

ITEM 3  LEGAL PROCEEDINGS

     The nature of the Bank's business generates a certain amount of litigation involving matters arising in the ordinary course of business. However, in the opinion of management of the Bank, there are no proceedings pending to which the Bank is a party or to which its property is subject which, if determined adversely to the Bank, would be material in relation to the Bank's financial condition or results of operations, nor are there any proceedings pending other than ordinary routine litigation incidental to the business of the Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Bank by government authorities or others.

ITEM 4  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The information for this item is incorporated by reference from the information presented under the heading "Principal Beneficial Owners of the Bank's Common Stock" which appears in the Bank's Definitive Proxy Statement dated March 14, 1997, a copy of which accompanies this report as Exhibit 2.


                                     Part II

ITEM 5  MARKET FOR THE BANK'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

     (a) The information for this item is incorporated by reference from the information presented under the heading "Stockholder Information" which appears on page 57 of the Harris Savings Bank 1996 Annual Report to Stockholders, a copy of which accompanies this report as Exhibit 6.


     (b) The number of common stock stockholders of record as of March 1, 1997 was approximately 4,100.

     (c) Historical dividend information for the Bank's common stock is incorporated by reference from information presented under the heading "Stockholder Information" which appears on page 57 of the Harris Savings Bank 1996 Annual Report to Stockholders, a copy of which accompanies this report as Exhibit 6.

ITEM 5 MARKET FOR THE BANK'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS (continued)

     During 1997, the Bank currently expects to pay quarterly dividends of $.145 per share on its common stock outstanding. No assurances can be given, however, that any dividends will be declared or, if declared, what the amount of the dividends will be, or whether dividends will continue to be paid in the future. Harris Financial, MHC, which owned 8,500,000 shares (75.8%) of the Bank's common stock as of March 1, 1997, generally intends to waive receipt of its dividends to the extent permitted by law and regulation. In certain instances, however, Harris Financial, MHC may elect not to waive its right to receive a dividend where such dividend may be necessary to carry out Harris Financial, MHC's ordinary course of business. Future dividends must necessarily depend upon net income, capital requirements, appropriate legal restrictions and other factors relevant at the time the Board of Directors of the Bank considers dividend policy. Under the Pennsylvania Banking Code of 1965, as amended, restrictions are placed on the availability of capita1 surplus for payment of dividends.

     Additional information in response to this item regarding waived dividends is incorporated by reference from the information presented under the heading "Corporate Reorganization and Stock Issuance", which appears on page 26 of the Harris Savings Bank 1996 Annual Report to Stockholders, a copy of which accompanies this report as Exhibit 6.

ITEM 6  SELECTED FINANCIAL DATA

     The information for this item is incorporated by reference from the information presented under the heading "Selected Consolidated Financial Data" which appears on page 1 of the Harris Savings Bank 1996 Annual Report to Stockholders, a copy of which accompanies this report as Exhibit 6.

ITEM 7 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The information for this item is incorporated by reference from the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing on pages 9 through 26 of the Harris Savings Bank 1996 Annual Report to Stockholders, a copy of which accompanies this report as
Exhibit 6.

     All statistical information presented in the above referenced document that requires averages have been compiled using average daily amounts.

ITEM 8  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The information for this item is incorporated by reference from the Independent Auditors' Report, Consolidated Financial Statements, and Notes to Consolidated Financial Statements appearing on pages 28 through 55 of the Harris Savings Bank 1996 Annual Report to Stockholders, a copy of which accompanies this report as Exhibit 6.

                                    Part III

ITEM 9  DIRECTORS AND PRINCIPAL OFFICERS OF THE BANK

     The information for this item is incorporated by reference from the section titled "Election of Directors" which appears in the Bank's Definitive Proxy Statement dated March 14, 1997, a copy of which accompanies this report as
Exhibit 2.

ITEM 10  MANAGEMENT COMPENSATION AND TRANSACTIONS

     The information for this item is incorporated by reference from the information presented under the heading "Executive Compensation" which appears in the Bank's Definitive Proxy Statement dated March 14, 1997, a copy of which accompanies this report as Exhibit 2.

     The information for the items required to be reported under Item 21 of 12 C.F.R Section 335.212 are incorporated by reference from the information presented under the heading "Compliance with Section 16(a) of the Securities Exchange Act of 1934" which appears in the Bank's Definitive Proxy Statement dated March 14, 1997, a copy of which accompanies this report as Exhibit 2.


                                    Part IV

ITEM 11  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM F-3

     (a)  Contents

     (a)  1.        Financial Statements

                    The consolidated financial statements to be included in Part II, Item 8, are incorporated by reference from the Harris Savings Bank 1996 Annual Report to Stockholders, a copy of which accompanies this report as Exhibit 6.

     (a)  2.        Financial Statement Schedules

                    All schedules applicable to the Bank are shown in the respective financial statements or in the notes thereto included in the Harris Savings Bank 1996 Annual Report to Stockholders, a copy of which accompanies this report as
                    Exhibit 6.

     (b)            Reports on Form F-3

                    During the last quarter of the period covered by this report, there were no Forms F-3 filed or required to be filed..

ITEM 11 EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM F-3 (continued)

     (c)            Exhibits

     (c)  1.        Articles of Incorporation and Bylaws

     (c)  l.(i)     The Articles of Incorporation of the Bank, as adopted on
                    January 25, 1994, are incorporated by reference from Part
                    II, Item 11 of the Bank's FDIC Form F-2 for the fiscal year ended December 31, 1993.

     (c)  l.(ii)    The Bylaws of the Bank, as adopted on January 25, 1994, are incorporated by reference from Part II, Item 11 of the Bank's FDIC Form F-2 for the fiscal year ended December 31,
                    1993.

     (c)  2.        Instruments defining the rights of security holders

                    The Bank's Definitive Proxy Statement dated March 14, 1997.

     (c)  3.        Material contracts

     (c)  3.(i)     There were no material business contracts, of the nature
                    described in 12 C.F.R Section 335.312, that arose outside of the normal course of business.

     (c)  3.(ii)(a) The Bank's 1994 Incentive Stock Option Plan is incorporated by reference from Part II, Item 11 of the Bank's FDIC Form F-2 for the fiscal year ended December 31, 1993.

     (c)  3.(ii)(b) The Bank's 1994 Stock Option Plan for Outside Directors is
                    incorporated by reference from Part II, Item 11 of the Bank's FDIC Form F-2 for the fiscal year ended December 31, 1993.

     (c)  3.(ii)(c) The Bank's Recognition and Retention Plan for Officers and
                    Employees is incorporated by reference from Part II, Item 11 of the Bank's FDIC Form F-2 for the fiscal year ended December 31, 1993.

     (c)  3.(ii)(d) The Bank's Recognition and Retention Plan for Outside
                    Directors is incorporated by reference from Part II, Item 11 of the Bank's FDIC Form F-2 for the fiscal year ended December 31, 1993.

     (c)  3.(ii)(e) The Employment Contract dated March 13,1993 between the Bank and Bernard H. Sarfert, Sr. is incorporated by reference from Part II, Item 11 of the Bank's FDIC Form F-2 for the fiscal year ended December 31, 1993.

     (c)  3.(ii)(f) The Employment Contract dated March 13, 1993 between the
                    Bank and Lyle B. Shughart is incorporated by reference from
                    Part II, Item 11 of the Bank's FDIC Form F-2 for the fiscal year ended December 31, 1993.


                                       1l

ITEM 11 EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM F-3 (continued)

     (c)  3.(ii)(g) The Change in Control Agreement dated January 25, 1994 between the Bank and William J. McLaughlin is incorporated by reference from Part II, Item 11 of the Bank's FDIC Form F-2 for the fiscal year ended December 31, 1993.

     (c)  3.(ii)(h) The Change in Control Agreement dated January 25, 1994 between the Bank and James L. Durrell is incorporated by reference from Part II, Item 11 of the Bank's FDIC Form F-2 for the fiscal year ended December 31, 1993.

     (c)  3.(ii)(i) The Change in Control Agreement dated January 25, 1994 between the Bank and Bernard H. Sarfert, Sr. is incorporated by reference from Part II, Item 11 of the Bank's FDIC Form F-2 for the fiscal year ended December 31, 1993.

     (c)  3.(ii)(j) The Change in Control Agreement dated January 25, 1994 between the Bank and William M. Long is incorporated by reference from Part II, Item 11 of the Bank's FDIC Form F-2 for the fiscal year ended December 31, 1993.

     (c)  3.(ii)(k) The Change in Control Agreement dated January 25, 1994 between the Bank and Lyle B. Shughart is incorporated by reference from Part II, Item 11 of the Bank's FDIC Form F-2 for the fiscal year ended December 31, 1993.

     (c)  3.(ii)(l) The Bank's 1996 Incentive Stock Option Plan is incorporated by reference to Exhibit "A" of the Bank's Definitive Proxy Statement dated March 20, 1996.

     (c)  4.        Statement regarding computation of per share earnings

                    A table showing the Bank's calculation of per share earnings is included on the following page of this report.

     (c)  5.        Statement regarding computation of ratios of earnings to
                    fixed charges

                    The Bank has not issued debt securities requiring registration under section 12 of the Securities Exchange Act of 1934.

     (c)  6.        The Harris Savings Bank 1996 Annual Report to Stockholders.

                                  FDIC Form F-2
                          Part IV, Item 11, Exhibit 4
             Statement regarding computation of Per Share Earnings


                                                           For the Year Ended               For the Year Ended
                                                           December 31, 1996                December 31, 1995
                                                    ----------------------------     ------------------------------
                                                      Primary      Fully Diluted       Primary        Fully Diluted
                                                    -----------    -------------     -----------      -------------
Weighted average shares outstanding:
     Common stock                                    10,984,498       10,984,498      10,879,741        10,879,741
                                                    -----------      -----------     -----------       -----------
     Common stock equivalents:
          Stock options                                  65,420           72,317          85,434            87,934
          Stock awards                                   14,878           15,919          40,375            41,000
          ESOP shares                                    24,750           24,750          24,750            24,750
                                                    -----------      -----------     -----------       -----------
     Total common stock equivalents                     105,048          112,986         150,559           153,684
                                                    -----------      -----------     -----------       -----------
     Total weighted average shares outstanding       11,089,546       11,097,484      11,030,300        11,033,425
                                                    ===========      ===========     ===========       ===========
Net income                                          $ 1,031,000      $ 1,031,000     $ 9,214,000       $ 9,214,000
                                                    ===========      ===========     ===========       ===========
Net income per share                                      $0.09            $0.09           $0.84             $0.84
                                                    ===========      ===========     ===========       ===========

ITEM 11 EXHIBlTS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM F-3 (continued)

     (c)  7.   Letter regarding change in accounting principles

               The Bank made no changes in its accounting principles or methods of application of accounting principles, other than those required by the Financial Accounting Standards Board and the American Institute of Certified Public Accountants, that would materially affect the financial statements included in this report.

     (c)  8.   Previously Unfiled Documents

               There were no contracts or other documents of a type required to be filed as an exhibit to Forms F-1, F-2, and F-4 that were executed or in effect during the year ended December 31, 1996, and not previously filed.

     (c)  9.   List of all Subsidiaries of the Bank

               The Bank's unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute, as of or during the year ended December 31, 1996, a significant subsidiary under 12
               C.F.R. Section 335.102.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Bank has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                            HARRIS SAVINGS BANK


March 18, 1997                              By: /s/ William J. McLaughlin
                                                -------------------------------
                                                William J. McLaughlin
                                                President and Chief Executive
                                                Officer and Director

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Bank and in the capacities and on the dates indicated.


/s/ William J. McLaughlin        President and Chief Executive    March 18, 1997
------------------------------   Officer and Director
William J. McLaughlin            (Principal Executive Officer)


/s/ James L. Durrell             Executive Vice President         March 18, 1997
------------------------------   and Chief Financial Officer
James L. Durrell                 (Principal Accounting and
                                 Executive Officer)


/s/ Samuel M. Altdoerffer, Sr.   Director                         March 18, 1997
------------------------------
Samuel M. Altdoerffer, Sr.


/s/ Ernest P. Davis              Director                         March 18, 1997
------------------------------
Ernest P. Davis


/s/ Jimmie C. George             Director                         March 18, 1997
------------------------------
Jimmie C. George


/s/ Robert A. Houck              Director                         March 18, 1997
------------------------------
Robert A. Houck

/s/ Bruce S. Isaacman            Director                         March 18, 1997
------------------------------
Bruce S. Isaacman


/s/ Robert E. Kessler            Director                         March 18, 1997
------------------------------
Robert E. Kessler


/s/ Robert R. Roebuck            Director                         March 18, 1997
------------------------------
Robert R. Roebuck


/s/ William A. Siverling         Director                         March 18, 1997
------------------------------
William A. Siverling


                                 Director                         March   , 1997
------------------------------
Frank R. Sourbeer

                                   "Exhibit 6"

                               1996 ANNUAL REPORT



positioning to build a
stronger bank
table of




Selected Consolidated Financial Data                                        1

President's Message                                                         2

Board of Directors                                                          5

Officers                                                                    5

Positioning to Build a Stronger Bank                                        6

Management's Discussion and Analysis of Financial
Condition and Results of Operations                                         9
     Results of Operations                                                 10
     Financial Condition                                                   14

Management Report                                                          27

Independent Auditors' Report                                               28

Consolidated Statements of Financial Condition                             29

Consolidated Statements of Income                                          30

Consolidated Statements of Stockholders' Equity                            31

Consolidated Statements of Cash Flows                                      32

Notes to Consolidated Financial Statements                                 34

Office Locations                                                           56

Stockholder Information                                                    57



VISION STATEMENT
Harris Savings Bank will be foremost on the minds of the people of southcentral Pennsylvania and northern Maryland when they look to a strong and responsive financial institution for their individual and family savings and lending needs.

Regarded as strong, responsive and progressive, Harris Savings Bank serves the savings, investment and credit needs of individuals, families and local businesses in its growing market area.

SELECTED CONSOLIDATED FINANCIAL DATA

(All dollar amounts presented in the tables, except for per share amounts, are in thousands.)


Set forth below are selected financial data of Harris Savings Bank. This information is derived in part from and should be read in conjunction with the Consolidated Financial Statements of Harris Savings Bank and Notes which are presented later in this report.


                                                                             At December 31,
                                                  ---------------------------------------------------------------------------
                                                         1996           1995            1994           1993         1992
                                                  ---------------------------------------------------------------------------
At Year End:
Total assets ......................................   $ 1,768,112    $ 1,255,864    $ 1,058,088    $ 1,087,006   $ 1,051,740
Loans receivable, net .............................       823,916        651,605        574,794        566,550       706,588
Loans held-for-sale, net ..........................         9,053              0              0              0        31,392
Marketable securities .............................       828,910        524,932        409,123        424,181       193,425
Deposits ..........................................     1,173,423      1,073,710        910,576        937,903       950,662
Escrow/stock over-subscriptions ...................         8,203          4,649          5,116         11,643         5,700
Advances from FHLB-Pittsburgh
and other borrowed funds ..........................       419,146         17,200              0              0             0
Other borrowings ..................................         1,485          1,980          2,475              0             0
Retained earnings, (partially restricted) (1) .....       124,812        125,244        117,292        107,886        90,228
Paid in capital and common stock ..................        26,014         25,434         24,656              0             0
Unearned ESOP and RRP shares ......................        (1,689)        (2,339)        (3,007)             0             0
Net unrealized gain (loss) on
marketable securities..............................         3,615          3,120         (3,905)             0             0

(1) Retained earnings are partially restricted in connection with regulations related to the insurance of savings accounts which require the Bank to maintain certain statutory reserves.

                                                                        Years ended December 31,
                                                   -------------------------------------------------------------------------
                                                       1996         1995          1994              1993           1992
                                                   -------------------------------------------------------------------------
For the Years:
Interest income ............................        $ 107,988       $  80,625      $  73,932      $  81,020      $  94,620
Interest expense ...........................           67,326          47,696         38,241         41,409         52,333
                                                    ---------       ---------      ---------      ---------      ---------
   Net interest income .....................           40,662          32,929         35,691         39,611         42,287
     Provision for loan losses .............            1,957               0              0            800          2,484
                                                    ---------       ---------      ---------      ---------      ---------
   Net interest income after provision
   for loan losses .........................           38,705          32,929         35,691         38,811         39,803
Non-interest income ........................            3,996           2,564          2,503          4,563          7,902
Non-interest expense .......................           42,187          20,776         20,793         17,966         23,813
                                                    ---------       ---------      ---------      ---------      ---------
Income before income taxes and
   cumulative effect of accounting changes..              514          14,717         17,401         25,408         23,892
Income taxes ...............................             (517)          5,503          7,348          9,170         10,654
                                                    ---------       ---------      ---------      ---------      ---------
   Income after taxes and before
     cumulative effect of accounting changes            1,031           9,214         10,053         16,238         13,238
Cumulative effect of accounting changes ....                0               0              0          1,420              0
                                                    ---------       ---------      ---------      ---------      ---------
   Net income ..............................        $   1,031       $   9,214      $  10,053      $  17,658      $  13,238
                                                    =========       =========      =========      =========      =========

                                                                 At or for the Years Ended December 31,
                                                   ----------------------------------------------------------------
                                                     1996 (1)       1995          1994         1993         1992
                                                   ----------------------------------------------------------------
Financial Ratios:
Return on average assets ............                  0.07%         0.81%          0.93%        1.67%       1.26%
Return on average equity ............                  0.68%         6.34%          7.59%       17.75%      15.41%
Average equity to average assets ....                  9.88%        12.83%         12.27%        9.42%       8.16%

Per Share Data:
Combined pre- and post-reorganization
  earnings per share ................               $  0.09        $ 0.84         $ 0.92
Earnings per share (2) ..............               $  0.09        $ 0.84         $ 0.85
Dividends per share .................               $  0.58        $ 0.51         $ 0.27
Book value per share ................               $ 13.62        $13.51         $12.08
Dividend payout ratio (3) ...........                141.90%        13.70%          6.44%

(1)  Includes the acquisition of First Harrisburg Bancor in 1996.

(2) Earnings per share for 1994 includes only earnings generated subsequent to the corporate reorganization and stock issuance completed January 25, 1994.

(3) Excludes dividends waived by the Bank's mutual holding company parent, Harris Financial, MHC, totaling approximately $4.9 million in 1996, $4.3 million in 1995 and $2.3 million in 1994.

                                        HARRIS SAVINGS BANK 1996 ANNUAL REPORT 1
president's message




To our Stockholders:

     "Positioning to Build a Stronger Bank" characterizes 1996 at Harris Savings Bank. Many exciting changes marked the period; many significant events transpired in a year that was challenging and full of opportunities. Our Board of Directors and Management have witnessed these occurrences and have taken the opportunity to enhance our operational procedures and strengthen our position in the marketplace. We fully understand that to continue as a vital, profitable and dynamic financial institution serving the needs of the people and businesses in our community, we must achieve exceptional performance in all facets of our business.

     As anticipated, the most significant event occurred on April 19, 1996, when the former First Federal Savings and Loan Association of Harrisburg became part of the Harris organization. The addition of this institution brought about several notable changes at Harris Savings.

[PHOTO]
William J. McLaughlin
President and Chief Executive Officer

     We converted the old headquarters office of First Federal (just across Second Street from the Harris Savings Bank main office) to our Harris Savings Business Center which houses several departments, including our newly formed Business Banking Group, which I will speak about in greater detail later in this report. We closed the First Federal branch office on Jonestown Road because of the proximity to our Paxton Square office. The acquisition of First Federal increased our number of branch locations to 31 and our total assets by $276 million to approximately $1.5 billion. It also gave us the opportunity to further penetrate a market in which we already had considerable presence and recognition. This, in turn, allows us to offer better service through more locations than ever before.

     Along with the purchase of First Federal came its wholly owned subsidiary, Avstar Mortgage Corporation, which is licensed to operate in five states and is the largest originator of FHA mortgages in the Philadelphia area. Avstar favorably enhances our existing status as a premier mortgage lender in southcentral Pennsylvania through a vastly expanded marketing area. This enhancement should provide a significant increase in mortgage loan production.

     Even though the transition was extremely smooth and the overall assimilation of First Federal is now complete, the purchase also had its down side. A preexisting problematic relationship between First Federal and a Maryland mortgage banking firm caused after tax profits at Harris to be reduced by $2.5 million in the second quarter.

     A second dramatic event occurred that will strengthen future operations at the Bank. As you may be aware, Harris Savings Bank deposits are insured by the Savings Association Insurance Fund (SAIF). The commercial banks with which we compete generally have their deposits insured by the Bank Insurance Fund (BIF). We have been at a serious competitive disadvantage relative to the premium per deposit dollar versus the commercial banks' premiums. Our premium has been at 23 basis points versus their average premium of slightly over six basis points. In 1996 we made a one-time payment of $7 million to the FDIC, which had an immediate negative impact on earnings. However, this allows us to reduce our premiums to a much lower 6.44 basis points beginning in 1997. This assures that we will have relative parity with commercial banks. Because of this one-time outlay, we will be realizing very substantial savings on future FDIC premiums.

   One of the major accomplishments of 1996 was the creation and development of our Business Banking Group. This newly formed department has already made a great impact upon the market. It offers a comprehensive range of business banking services, including business checking, direct deposit services, business banking employee services, cash management assistance, merchant credit card service and corporate credit cards, multipurpose term loans, lines of credit,


2 HARRIS SAVINGS BANK 1996 ANNUAL REPORT development and construction financing, commercial real estate financing and an incredible commitment to provide an unparalleled business banking service level. We have increased our capabilities of penetrating regional business through the use of focus groups with both Harris and non-Harris customers. This research allowed us to gather qualitative data to measure service levels, product design and expectations. We will use this information to guide our product and service offerings and our marketing thrust in order to become a dominant force in the market.

     Yet another exciting event took place this past September when we opened an office near Hummelstown at Hershey Square. Bringing our number of offices to the current total of 32, this newest addition to the Harris Savings branch system with its three drive-up windows and a drive-up ATM is geared toward people who value convenience and accessibility. Also, we are eagerly awaiting our first in-store branch. We anticipate the grand opening of our branch inside the Festival Foods store in the Swatara Shopping Center by Spring, 1997. The in-store branch gives us a presence in the area between our Hershey locations and the Union Deposit branch. We will continue to seek opportunities to fill gaps in our market coverage area in order to provide individuals and businesses with the convenience they desire and deserve.


[PHOTO]
Hershey Square Grand Opening
September 21, 1996


     We saw several other significant changes and activities in 1996:

o We have undertaken a sincere effort to make a real difference in the quality of service we provide to our customers. In a time when so many financial institutions compete with rates, our goal is to deliver an uncommonly high level of service excellence as well as competitive rates in order to differentiate us from our competitors. After visiting many of our branches throughout the past several years, one thing has become evident -- people want and expect to receive superb personal service, and they will migrate to a provider of such service. We have taken this key issue to heart. I have issued the challenge to our entire staff, "Harris Savings must establish a standard of quality service that is envied by every other financial institution. And, we must tangibly demonstrate our commitment to each client we serve, every time, everywhere." We are currently reviewing and revising our service standards to ensure continuous improvement.

o For many years Harris has had a Marketing committee which met regularly to discuss strategies, campaigns and activities to sell our products and services. In an effort to involve more people and more departments in this process, the committee was restructured to include six (6) permanent members as well as five (5) non-voting advisory members who are appointed for a one year period. These members come from a wide variety of departments and bring fresh ideas and feedback to our efforts.

o We embarked upon one of the most aggressive marketing programs in the history of Harris Savings Bank when we introduced our High Performance Checking accounts. What a success it has been! We have opened over 12,000 new checking accounts and the interest is not slowing. Signs have filled our lobbies, mailings blanket our communities and the Tell-A-Friend campaign, which rewards Harris clients for referring new checking clients, has been a rousing success. Not only has this program brought in additional deposits, it has also created a sizable group of new Harris Savings clients. We will expend considerable effort not just in marketing of our present product lines to these clients, but also in assessing their future product and service needs. We believe this will benefit both Harris and our community.

o Another reason 1996 was special was that this year marked the celebration of our 110th anniversary. Since that event ran concurrently with the dedication of our new branches acquired in the First Federal purchase, we proudly celebrated the milestone with festivities and contests in all the Harris branches. This event was especially significant because it gave us an opportunity to examine our roots and traditions as a community bank. We reflected upon our original purpose which was to be a community financial institution. While many factors such as automated delivery systems, an array of modern bank products and convenient new services have brought innovation, our basic philosophy has never wavered.

o Our Board of Directors, during our Fall Retreat, agreed upon several very important guidelines for Harris Savings Bank. They restated our Core Values which are Integrity, Honesty, Corporate Social Responsibility and Financial Strength. These values are vital in determining how well we will continue to serve our community and how we will build a better bank as we proceed in the future. In fact, they go hand-in-hand with our Core Purpose: "To satisfy individual, family and business financial needs in whatever market we choose to serve." In order to achieve that purpose, we see the increasing need for accountability, for responsiveness to our customers and shareholders, and the necessity for progressive practices that will ensure our continued success. These are lofty ideals, indeed, but a firm commitment has been made and will be kept. A leader in community banking makes and keeps its promises.


                                        HARRIS SAVINGS BANK 1996 ANNUAL REPORT 3

o We introduced our Harris Savings Bank web site on the Internet this past year. Now our customers and browsers can receive information about our products and services via their computers. We are constantly updating the information that we feature and are looking into ways to use this medium as a delivery system. We can be reached at the following web address: http://www.harrissavingsbank.com.

o Harris Savings continued its commitment to the communities in which it operates through its contributions and volunteer activities to charitable organizations such as Habitat for Humanity's "House Blitz '96," support for area United Way organizations, South Central Pennsylvania Food Bank, American Diabetes "WalkOctoberfest" and many other groups throughout the communities where Harris is a neighbor. We are always proud to participate and actively support Harris Savings employees who give their time and labor so willingly and eagerly. Also, we have made a commitment to sponsor "Music for Jake," a concert benefiting the Jake Gittlen Cancer Research Institute at Hershey Medical Center of Penn State University. This event will take place in September, 1997.

o Recognizing the growth of the diverse minority groups in many communities in which we have a presence, we have taken an ever more active posture to attract and serve these groups. We appreciate and value the cultural diversity these minority groups represent. As an example of our desire to provide the best possible service, we recruit Spanish-speaking personnel for those branches in neighborhoods where we have a large Latino client base and also in our Telephone Banking Center. We maintain our dedication to providing low to moderate income home financing in many inner city neighborhoods and our willingness to provide other products and services that will benefit these individuals and their communities.

o In an ongoing effort to make all of our bank services increasingly user-friendly, we have begun to restyle many of our statements, including our maturity notices. In the case of our mortgage accounts, we are replacing the coupon books with monthly billing statements which will allow us to include messages to our customers that may feature other products and services as well as notify them of any special requirements or changes in their account status. We will continue to seek ways to keep clients informed and to simplify and clarify their dealings with us.

o Our Consumer Loan Department has embarked upon an aggressive third party lending program, especially with area home improvement contractors. Through this program, Harris Savings will provide these contractors with the information and materials necessary to explain Harris home improvement financing to individuals so that they may schedule their home improvement and obtain financing for it with one convenient stop. Financing options through this new program include our traditional fixed rate home equity loan, home equity line of credit, and FHA Title I Property Improvement Equity (P.I.E.) Loans. These various programs provide affordable financing options and flexibility for the consumer as well as offer the contractor or sales organization very convincing sales tools to attract and increase business.

[PHOTO]
Our Telephone Bankers provide a
number of banking services -- just a
phone call away.

o The final area I want to mention is the Telephone Banking Center. Created and designed specifically to make banking easier and guarantee clients prompt and direct service, this new group has done precisely that. Now we can answer clients' questions on the spot, provide product and service details and even take applications and open accounts, in many cases at the time of inquiry. We plan to increase the hours of operation of the Telephone Banking Center as well as utilize this capability for outbound telemarketing opportunities.

     Many initiatives have been brought to fruition in 1996. Our activities laid the groundwork for future growth and development. These endeavors allow Harris Savings Bank to continue as a strong and independent financial institution serving southcentral Pennsylvania and northern Maryland. We will continue to learn who our clients are and their expectations so that we may remain responsive to their needs. We will strive to keep in touch with them. We will work hard to maintain our heritage of service excellence. We will remain a vital and dynamic community bank who values its reputation and its commitment to the people who look to us for solutions to their financial needs.

     So much in our industry is changing. We must change to keep pace. But we will never abandon the time-tested core values that must be embedded in a successful community bank. Our employees, our managers and our directors are firm in their resolve to build upon our strength and past success in forging a future that ensures continued vitality and profitability. The time is now for Harris Savings Bank to stride confidently into the future.

                                        /s/ William J. McLaughlin
                                        -------------------------------------
                                        William J. McLaughlin
                                        President and Chief Executive Officer



4 HARRIS SAVINGS BANK 1996 ANNUAL REPORT board of directors

DIRECTORS
Samuel M. Altdoerffer, Sr.
Ernest P. Davis
Jimmie C. George
Robert A. Houck
Bruce S. Isaacman
Robert E. Kessler
William J. McLaughlin
Robert R. Roebuck
William A. Siverling
Frank R. Sourbeer

DIRECTORS EMERITUS
Robert A. Adams
Bernard S. Brenner
C. Ted Lick

[PHOTO]
Senior Officers, from left:
Bernard H. Sarfert, James L. Durrell, William J. McLaughlin,
William M. Long, Lyle B. Shughart.

officers

OFFICERS
William J. McLaughlin
President and Chief Executive Officer
James L. Durrell
Executive Vice President and Chief Financial Officer
William M. Long
Senior Vice President, Lending Division
Bernard H. Sarfert, Sr.
Senior Vice President, Administration Division and Corporate Secretary Lyle B. Shughart
Senior Vice President, Retail Services Division
Joseph S. Arthur
Vice President and Treasurer
Steven E. Gifford
Vice President, Consumer Loans
Charles J. Glunz, II
Vice President, Mortgage Loan Manager
Barry F. Gulden
Vice President, Management Information Systems
Robert L. Hoster
Vice President, Internal Auditor
Barbara E. Roth
Vice President, Human Resources
Andrew Samuel
Vice President, Business Banking
Robert A. Shaffer
Vice President, General Services
James W. Steiber
Vice President and Controller
Richard H. Steltzer
Vice President, Marketing and Assistant Secretary
J. Douglas Thomas
Vice President, Retail Banking
Paul R. Wagner
Vice President, Loan Support Services
Thomas A. Bream
Assistant Vice President and Commercial Loan Officer
Harry W. Deiter
Assistant Vice President and Financial Controls Officer
Joan E. Dickinson
Assistant Vice President and Commercial Loan Officer
Ronald E. Guss
Assistant Vice President, Compliance
Marci J. Heidelbaugh
Assistant Vice President and Regional Mortgage Loan Manager
Nora J. McGuire
Assistant Vice President, Retail Administration
Donald L. Wiest, II
Assistant Vice President and Investment Manager
Michael R. Yuhas
Assistant Vice President and Indirect Loan Manager
Doris K. Ney
Assistant Secretary and Loan Servicing Manager
Mary E. Rieder
Assistant Secretary and Direct Consumer Loan Manager



                                        HARRIS SAVINGS BANK 1996 ANNUAL REPORT 5
positioning to


a stronger bank


[PHOTO]
Harris customers appreciate the
convenience afforded by our new ATM
locations. Pictured above is one of our
three new Turkey Hill ATMs.


     Harris Savings Bank is a community bank. We have made a conscious effort to provide meaningful financial products and services to the people in the communities we serve. If that means we change our old ways of doing things to make things easier for our clients, we will do it. If it means we introduce new products and services to meet the expectations of today's families, individuals and businesses, we do it. Our concept of a community bank is one that meets the dynamic and growing needs of the people who depend upon us for their financial needs.

[PHOTO]
At Harris, we are dedicated to continuous improvement in service to our clients.

PERSONAL SERVICE

     Now more than ever, you are able to deal with Harris people at your convenience. Our Telephone Bankers provide information, give product details, take applications, open accounts and move funds from one account to another. Our plans call for an expanded Telephone Banking Department with more people and extended hours of operation.

[PHOTO]
Our Community Banking Representatives are an asset to customer service at Harris.

     The number of Harris ATMs was dramatically increased, including three ATMs in Turkey Hill Minit Markets. Our new Harris Savings Check and ATM Card allows our checking clients to use these handy cards just like cash at restaurants, retail stores, service stations and anywhere the Visa(Registration Trademark) symbol is displayed.

     Our Consumer Loan Department streamlined the application and approval processes to the point where we can provide a turnaround on some loans in minutes. Also, our network of Mortgage Representatives provides the individual attention that everyone deserves when looking for the financing for his or her new home.

[PHOTO]
Acquired in the purchase of First
Federal Savings and Loan Association
of Harrisburg, Avstar Mortgage
Corporation adds to the strength of
Harris' Mortgage Lending Services.


6 HARRIS SAVINGS BANK 1996 ANNUAL REPORT

PRODUCT INNOVATION

     Providing the financial products that clients ask for is a tradition at Harris Savings. That is why we offered seven new checking accounts this year. Each one is designed to appeal to a certain segment of our market. The success of these accounts was overwhelming. We continue to offer our Saver's Advantage account which allows our clients, in combination with any Harris checking account, to earn higher interest than our regular statement savings or passbook account. Also, our Liquid Asset Manager account, which offers an indexed annual percentage yield, ATM access and check writing privileges, among other features, continues to be popular. With a minimum initial investment of $25,000, this account provides a competitive rate of return while ensuring the liquidity required by some clients.

[PHOTO]
1996 featured the introduction of
seven new checking account programs,
including Totally Free Checking.

     Our Consumer Loan Department aggressively pursues third-party lending arrangements with home improvement contractors. By offering a variety of programs such as FHA Title I and Property Improvement Equity (P.I.E.), and our commitment to prompt loan processing and rapid response time for approvals, we are able to compete effectively in this specialty lending market.


[PHOTO]
Our Business Banking Group partners with area businesses to help them grow and succeed.

BUSINESS BANKING

     New to Harris Savings Bank is our Business Banking Group. Now we are positioned to serve local and regional businesses with a full complement of convenient and accessible business banking products and services. We partner with businesses to help with their checking and deposit requirements, their real estate and capital improvements financing, line of credit needs and cash management.

     Our experienced team of Business Bankers will meet with clients, assess their unique situations and requirements and arrange the accounts necessary to accomplish their goals. We believe that Harris Savings provides the same financial services that can be found at the "megabanks" but with the personal attention a community bank can deliver. As we become an increasingly dominant force in the business banking area, many other business owners and professionals will realize that our commitment to establishing business partnerships will have far reaching beneficial effects on their bottom line. That is, after all, one of our missions -- to see that area businesses thrive and prosper.


RELATIONSHIPS

     Because we employ qualified, caring people and train them well, we are able to pledge an uncommon level of service to everyone. That is the essence of community banking -- knowing and respecting the needs and wants of each person we are called upon to serve, and providing those products and services to assist them in achieving a fuller, richer life.


[PHOTO]
Harris Savings Bank provides an
uncommon level of service to everyone.


                                        HARRIS SAVINGS BANK 1996 ANNUAL REPORT 7
financial

MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


(All dollar amounts presented in the tables are in thousands)


This section presents Management's discussion and analysis of the financial condition and results of operations of Harris Savings Bank and Subsidiaries. This discussion and analysis should be read in conjunction with the consolidated financial statements and notes which appear later in this report.

FORWARD-LOOKING STATEMENTS

     In addition to historical information, this Annual Report contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Bank undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Bank files from time to time with the Federal Deposit Insurance Corporation, including the Quarterly Reports on Form F-4 to be filed by the Bank in 1997, and any Current Reports on Form F-3 filed by the Bank.

SUMMARY

     Harris Savings Bank ("the Bank" or "Harris Savings") began providing financial services as a state chartered mutual savings and loan association in 1886. Harris Savings continued to operate under this charter until 1991, when Harris Savings Association converted its charter to a state chartered mutual savings bank. On January 25, 1994, with its conversion to a state chartered stock savings bank, Harris Savings became for the first time a publicly traded stock bank. As an integral part of this conversion, the Bank completed a successful stock issuance that raised net proceeds of $23.7 million. On January 27, 1997, the Bank announced the intention to reorganize the existing mutual holding company into a two-tier holding company with the establishment of a state chartered corporation at the stock holding company parent of the Bank. The deposits of the Bank are insured by Federal Deposit Insurance Corporation (FDIC) under the Savings Association Insurance Fund (SAIF). As the largest SAIF insured institution headquartered in southcentral Pennsylvania, Harris contributed $7,044,000 to the recapitalization of the fund on September 30, 1996. The Bank has been a member of the Federal Home Loan Bank System since 1941. The Bank presently operates 32 full service offices, an operations center and a business center and primarily serves depositors in the five central Pennsylvania counties of Dauphin, Cumberland, York, Lancaster, and Lebanon and in the northern Maryland county of Washington. It serves small businesses in the same area. Residential mortgages are written in Pennsylvania plus four other states through the mortgage banking subsidiary in Blue Bell, Pennsylvania. Mobile home loans are purchased throughout most of the eastern United States.

     At December 31, 1996, the Bank had total assets of $1.8 billion with deposits of $1.2 billion and stockholders' equity of $153 million.

     The Bank's primary lending activities continue to be the origination of loans secured by first mortgages on owner-occupied one-to-four family residences. At December 31, 1996, such loans totaled $514.7 million or 62.3% of total loans. The Bank began originating commercial loans in 1996 and its portfolio totaled $17.6 million at December 31, 1996.

     The net income of the Bank is dependent to a substantial extent on net interest income, which represents the difference between interest income earned on loans and investments and interest expense incurred on deposit accounts and borrowings. Interest income is derived from the average interest yield earned on average interest earning assets, while interest expense represents the average interest cost incurred on average interest-bearing liabilities. Because of this reliance on net interest income, Harris Savings is affected by changes in the overall level of interest rates and prevailing economic conditions. Generally, as interest rates rise, the percentage of net interest income of the Bank will tend to fall and conversely, when interest rates fall, the percentage of net interest income will tend to rise. This condition is often referred to as "interest rate risk". Financial institutions which accept and manage substantial degrees of interest rate risk are generally susceptible to larger net interest income fluctuations when compared to peer institutions which accept less interest rate risk. Accordingly, successful management of interest rate risk is a primary determinant of the Bank's return on equity.

     During most of 1996, interest rates remained relatively stable with swings in interest rates moving within a narrow range, primarily due to low inflation and a relatively stable economy. Therefore, there was not a lot of fluctuation in the net interest margin percentages. Two factors contributed to the change in net interest income from 1995. The acquisition of First Harrisburg Bancor on April 19, 1996 increased the size of the operation. Secondly, the Bank aggressively leveraged the balance sheet in order to utilize its excess capital. The leveraging exercise added absolute dollars to net income but resulted in reduced margins. This had the effect of reducing the overall net interest margin percentage. Many of the investments were tax reduced or tax free investments, actually contributing to the overall net interest margin percentage on a tax-equivalent basis. However, the net interest margin percentage decreased in total to 2.87% for the year ended December 31, 1996 compared to 3.00% for the year ended December 31, 1995.

     Another major risk normally undertaken by financial institutions is "credit risk". This is the risk that a borrower will not repay a loan and that the underlying collateral will be insufficient to prevent a significant loss. Credit losses in 1996, 1995, and 1994 were considered to be immaterial and consistent with Harris' long history of being among the top performers in the industry in asset quality. In 1996, Harris began to underwrite commercial loans on businesses and as such, it began to take on more credit risk and become more like a full service community bank. This is part of a planned restructuring to place less reliance on interest rate risk and to diversify the assets of the Bank.

     The Bank has historically practiced expense control. As it continued the transition to a community bank, additional expenses were incurred during the year ended December 31, 1996 compared to the year ended December 31, 1995. Some were planned, some were not. Planned expenses included an increase of $.9 million in marketing expense to develop low cost transaction accounts, and $1.5 million was an addition to amortization of intangibles incurred to expand our operation into Washington County, Maryland. As described in more detail later, the unplanned expenses included a one-time SAIF adjustment of $7.0 million to recapitalize the SAIF fund and a $4.3 million expense associated with a fraud incurred at First Harrisburg.

     The pages that follow present detailed discussion and analysis of the matters discussed in the summary as well as other significant components of the Bank's financial condition and results of operations.


9 HARRIS SAVINGS BANK 1996 ANNUAL REPORT

MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


(All dollar amounts presented in the tables are in thousands)



RESULTS OF OPERATIONS

Net Interest Income The primary component of the Bank's earnings is its net interest income. Net interest income is the excess of interest income earned on average interest-earning assets above interest expense incurred on average interest-bearing liabilities. Net interest income is significantly affected by changes in average account balances (volume), interest rates, and by the mix of interest-earning assets and interest-bearing liabilities. Net interest income, before provision for loan losses, on a taxable equivalent basis, was $42.1 million in 1996, an increase of $9.2 million, or 28.0%, from $32.9 million in 1995. Net interest income in 1995 decreased $2.8 million, or 7.8%, from $35.7 million in 1994.

     Table 1 presents the average asset and liability balances, interest rates, interest income and interest expense for each of the years in the three year period ended December 31, 1996.

Table 1  Average Balance Sheets, Rates and Interest Income and Expense Summary




                                                                For the Years Ended December 31,
                                        -----------------------------------------------------------------------------
                                                        1996 (6)                                1995
                                        -----------------------------------------------------------------------------
                                         Average                      Average      Average                   Average
                                         Balance      Interest (7)  Yield/Cost     Balance   Interest (7)  Yield/Cost
                                        ----------    -----------   ---------- ----------    ------------  ----------
Assets:
Interest-earning assets:
  Mortgage loans, net (1) (8) .......   $  601,299    $ 48,453        8.06%      $  454,057   $ 36,577        8.06%
  Commercial loans ..................       68,262       5,413        7.93%          49,256      4,276        8.68%
  Other loans, net (8) ..............      188,409      15,759        8.36%         103,671      8,857        8.54%
  Marketable securities --
   taxable, net (2) .................      530,557      33,983        6.41%         458,804     28,711        6.26%
  Marketable securities--
   tax-free, net (2) ................       46,055       4,005        8.70%               0          0        0.00%
  Other interest-earning assets (3) .       28,567       1,777        6.22%          33,587      2,204        6.56%
                                        ----------    --------      -------      ----------  ---------     --------

Total interest-earning assets .......    1,463,149     109,390        7.48%       1,099,375     80,625        7.33%
                                        ----------    --------      -------      ----------  ---------     --------
Non-interest-earning assets .........       64,318                                   34,095
                                        ----------    --------      -------      ----------  ---------     --------
Total assets ........................   $1,527,467                               $1,133,470
                                        ==========    ========      =======      ==========  =========     ========

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
  Savings deposits ..................   $  146,929    $  4,171        2.84%      $  151,085   $  4,679        3.10%
  Time deposits .....................      814,658      45,668        5.61%         677,211     37,928        5.60%
  NOW and money
   market accounts ..................      171,004       5,965        3.49%         118,275      4,098        3.46%
  Escrow/stock subscriptions ........        8,182         130        1.59%           5,435        128        2.36%
  Borrowed funds ....................      196,672      11,392        5.79%          14,458        863        5.97%
                                        ----------    --------      -------      ----------  ---------     --------
Total interest-bearing liabilities ..    1,337,445      67,326        5.03%         966,464     47,696        4.94%
                                        ----------    --------      -------      ----------  ---------     --------
Non-interest-bearing liabilities ....       39,039                                   21,592
                                        ----------    --------      -------      ----------  ---------     --------

Total liabilities ...................    1,376,484                                  988,056
Stockholders' equity ................      150,983                                  145,414
                                        ----------    --------      -------      ----------  ---------     --------
Total liabilities and
  stockholders' equity ..............   $1,527,467                               $1,133,470
                                        ==========    ========      =======      ==========  =========     ========

Net interest income .................                 $ 42,064                                $ 32,929
                                        ==========    ========      =======      ==========  =========     ========
Interest rate spread (4) ............                                 2.45%                                   2.39%
Net interest-earning assets .........   $  125,704                               $  132,911
                                        ==========    ========      =======      ==========  =========     ========
Net interest margin (5) .............                                 2.87%                                   3.00%
Ratio of interest-earning assets
  to interest-bearing liabilities ...         1.09x                                    1.14x
                                        ==========    ========      =======      ==========  =========     ========




                                         -------------------------------------
                                                       1994
                                         -------------------------------------
                                           Average                   Average
                                           Balance    Interest (7)  Yield/Cost
                                         ----------   ------------  ----------
Assets:
Interest-earning assets:
  Mortgage loans, net (1) (8) .......    $  442,666     $ 36,323       8.21%
  Commercial loans ..................        46,468        3,675       7.91%
  Other loans, net (8) ..............        88,655        7,357       8.30%
  Marketable securities --
   taxable, net (2) .................       431,529       24,837       5.76%
  Marketable securities --
   tax-free, net (2) ................             0            0       0.00%
  Other interest-earning assets (3) .        43,196        1,740       4.03%
                                         ----------   ----------    --------
Total interest-earning assets .......     1,052,514       73,932       7.02%
                                         ----------   ----------    --------
Non-interest-earning assets .........        27,027
                                         ----------   ----------    --------
Total assets ........................    $1,079,541
                                         ==========   ==========    ========

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
  Savings deposits ..................    $  234,090     $  7,361       3.14%
  Time deposits .....................       571,710       27,381       4.79%
  NOW and money
   market accounts ..................       112,072        3,163       2.82%
  Escrow/stock subscriptions ........         7,629          202       2.65%
  Borrowed funds ....................         2,312          134       5.80%
                                         ----------   ----------    --------
Total interest-bearing liabilities ..       927,813       38,241       4.12%
                                         ----------   ----------    --------
Non-interest-bearing liabilities ....        19,218
                                         ----------   ----------    --------
Total liabilities ...................       947,031
Stockholders' equity ................       132,510
                                         ----------   ----------    --------
Total liabilities and
  stockholders' equity ..............    $1,079,541
                                         ==========   ==========    ========

Net interest income .................                  $  35,691
                                         ==========   ==========    ========
Interest rate spread (4) ............                                  2.90%
Net interest-earning assets .........    $  124,701
                                         ==========   ==========    ========
Net interest margin (5) .............                                  3.39%
Ratio of interest-earning assets
  to interest-bearing liabilities ...          1.13x
                                         ==========   ==========    ========


------------------------
(1) Includes mortgage loans held-for-sale.
(2) Includes available-for-sale.
(3) Includes interest-earning deposits in the FHLB-Pittsburgh, federal funds sold and FHLB-Pittsburgh stock.
(4) Interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income before provision for loan losses divided by average interest-earning assets.
(6) Amounts presented on a tax-equivalent basis using an effective tax rate of 35%.
(7) Includes income recognized on deferred loan fees of $1,423,000, $1,199,000 and $1,879,000 in 1996, 1995 and 1994, respectively.
(8) Includes non-accrual loans.


10    HARRIS SAVINGS BANK 1996 ANNUAL REPORT

MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(All dollar amounts presented in the tables are in thousands)


RESULTS OF OPERATIONS (continued)
Net Interest Income (continued) Table 2 presents an analysis of the changes in tax equivalent net interest income attributable to changes in the volume and rate components of net interest income. During 1996, there was an increase in net interest income of $8.6 million due to changes in volume and an increase of $.5 million due to changes in rates. In 1995, there was an increase in net interest income of $ .3 million due to changes in volume and a decrease of $3.1 million due to changes in rates.

Table 2  Rate-Volume Analysis of Changes in Net Interest Income




                                                       Year Ended December 31, 1996             Year Ended December 31, 1995
                                                                Compared to                              Compared to
                                                       Year Ended December 31, 1995             Year Ended December 31, 1994
                                                            Increase (Decrease)                      Increase (Decrease)
                                                 -------------------------------------------------------------------------------
                                                  Volume         Rate            Net           Volume        Rate         Net
                                                 ----------  -----------      ----------     ---------    ----------   ---------
Interest-earning assets:
Mortgage loans, net......................         $  11,868    $       9       $  11,877      $    939     $    (685)   $     254
Commercial loans.........................             1,650         (513)          1,137           221           380          601
Other loans, net.........................             7,245         (345)          6,900         1,246           254        1,500
Marketable securities -- taxable, net....             4,492          781           5,273         1,571         2,303        3,874
Marketable securities -- tax-free, net...             4,005            0           4,005             0             0            0
Other interest-earning assets............              (329)         (98)           (427)         (387)          851          464
                                                  ---------    ---------       ---------     ---------     ---------     --------
   Total interest-earning assets.........            28,931         (166)         28,765         3,590         3,103        6,693
                                                  ---------    ---------       ---------     ---------     ---------     --------

Interest-bearing liabilities:
Savings deposits.........................              (129)        (379)           (508)       (2,606)          (76)      (2,682)
Time deposits............................             7,696           44           7,740         5,053         5,492       10,545
NOW and money market accounts............             1,825           42           1,867           175           762          937
Escrow/stock subscriptions...............                65          (63)              2           (58)          (16)         (74)
Borrowed funds...........................            10,878         (349)         10,529           704            25          729
                                                  ---------    ---------       ---------     ---------     ---------     --------
   Total interest-bearing liabilities....            20,335         (705)         19,630         3,268         6,187        9,455
                                                  ---------    ---------       ---------     ---------     ---------     --------
Net change in net interest income........         $   8,596    $     539       $   9,135      $    322     $  (3,084)   $  (2,762)
                                                  =========    =========       =========      ========     =========    =========



Note: Changes in interest income and interest expense arising from the combination of rate and volume variances are allocated entirely as rate variances.


     As shown in Table 2, the increase in net interest income for 1996 was primarily due to an increase in volume. The average balance of total earning assets in 1996 increased $363.8 million from 1995 and the average balance of total interest bearing liabilities increased $371.0 million from 1995. The primary sources of the increases were the acquisition of First Harrisburg Bancor and the increased leveraging of excess capital. The interest rate spread for 1996 was 2.45% compared to 2.39% in 1995 and 2.90% in 1994. The net interest margin was 2.87% in 1996 as compared to 3.00% for 1995 and 3.39% for 1994. The decrease in net interest income recorded in 1995 was due primarily to competitive pricing policies applied during 1995 to recapture market share in residential loans and maintain the deposit market share, resulting in compression of the net interest spread.

     A lag exists between the time changes occur in market interest rates and when such changes are reflected in the performance of the Bank's interest-earning asset and interest-bearing liability portfolios. The average yield on average interest-earning assets is influenced by the rate of repayments and prepayments, purchases and sales, and the mix of asset maturities as well as current market rates. Similarly, the average cost of average interest-bearing liabilities is influenced by redemptions, early withdrawals, deposit purchases, deposit raising activities, borrowed funds activity and the mix of liability maturities as well as current market rates.


Provision for Loan Losses The Bank maintains an allowance for loan losses to provide for possible future losses in its loan portfolio. During 1996, provisions for loan losses of $1,957,000 were charged against earnings due to actual loan growth in the commercial loan portfolio, as compared to no provisions charged against earnings in 1995 and 1994. The lack of provisions in 1995 and 1994 reflects management's assessment of the loan portfolio in consideration of the modest good health of the economy and a continued low level of delinquencies.

     Management reviews loan delinquencies on a periodic basis and performs an analysis of loan quality on a quarterly basis, classifying assets to determine the adequacy of its allowance for loan losses. The Bank will continue to provide for possible loan losses when deemed appropriate. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuation of foreclosed real estate. Such agencies may require the Bank to recognize additional provision for loan losses based on their judgment about information available to them at the time of their examination.


                                    HARRIS SAVINGS BANK 1996 ANNUAL REPORT    11

MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(All dollar amounts presented in the tables are in thousands)


RESULTS OF OPERATIONS (continued)

Non-Interest Income Table 3 presents an summary of the changes in the non-interest income for the two-year period ended December 31, 1996.

Table 3  Non-Interest Income

                                                              1996/1995                            1995/1994
                                                         --------------------                 -------------------
                                                         Increase (Decrease)                  Increase (Decrease)
                                                         -------------------                  -------------------
                                             1996         Amount        %         1995         Amount       %         1994
                                           --------      --------   --------    -------       --------  --------     -------
Service charges on deposits ..........     $   932       $   157        20.3    $   775       $    46       6.3      $   729
Other service charges/commissions/fees         857           226        35.8        631          (112)    (15.1)         743
Net servicing income .................       1,322           290        28.1      1,032           121      13.3          911
(Loss) gain on sale of
   mortgage-backed securities, net ...      (1,221)       (1,331)   (1,210.0)       110         1,520     107.8       (1,410)
Gain on sale of other securities, net           37            37        N/A           0        (1,421)   (100.0)       1,421
Gain (loss) on sale of loans, net ....       1,863         1,931        N/A         (68)          (68)     N/A             0
Other ................................         206           122       145.2         84           (25)    (22.9)         109
                                           -------       -------    --------    -------       -------   -------      -------
   Total .............................     $ 3,996       $ 1,432        55.9    $ 2,564       $    61       2.4      $ 2,503
                                           =======       =======    ========    =======       =======   =======      =======



     Non-interest income totaled $4.0 million in 1996, which represents an increase of $1.4 million, or 55.9%, from the $2.6 million of total non-interest income recorded in 1995. The 1996 increase can be attributed primarily to the acquisition of First Harrisburg Bancor including its subsidiary, Avstar Mortgage Corporation, and an increase in purchased servicing. The increase in the loss on sale of mortgage-backed securities of $1.3 million was due to the restructuring of the securities portfolio in 1996. All other non-interest income flows were considered stable during 1996 as compared to 1995.

     Non-interest income totaled $2.6 million in 1995, which represents an increase of $.1 million, or 2.4%, from the $2.5 million of total non-interest income recorded in 1994. The 1995 increase can be attributed primarily to an increase of $.1 million in net loan servicing income. All other non-interest income flows were considered stable during 1995 as compared to 1994.


Non-Interest Expense Table 4 presents a summary of the changes in non-interest expense for the two year period ended December 31, 1996.

Table 4  Non-Interest Expense


                                                                1996/1995                             1995/1994
                                                           --------------------                  -------------------
                                                           Increase (Decrease)                   Increase (Decrease)
                                                           -------------------                   -------------------
                                               1996         Amount         %        1995          Amount          %      1994
                                              --------     --------- ---------   --------        -------- ----------   --------
Salaries and benefits (1) ...............     $ 14,710     $  3,323      29.2    $ 11,387        $  (3)        (0.0)   $ 11,390
Equipment expense .......................        1,647          544      49.3       1,103         (183)       (14.2)      1,286
Occupancy expense .......................        2,467          646      35.5       1,821          112          6.6       1,709
Advertising and public relations ........        1,545          903     140.7         642           12          1.9         630
FDIC insurance ..........................        9,305        7,190     340.0       2,115          (36)        (1.7)      2,151
Trustee fees ............................          307           (4)     (1.3)        311            7          2.3         304
(Income) loss from real estate operations         (355)         187     (34.5)       (542)        (398)       276.4        (144)
Amortization and write-off of intangibles        2,107        1,733     463.4         374          374          N/A           0
Non-operational loss ....................        4,305        4,305       N/A           0            0          0.0           0
Other ...................................        6,149        2,584      72.5       3,565           98          2.8       3,467
                                              --------     --------   -------    --------        -----      -------    --------
   Total ................................     $ 42,187     $ 21,411     103.1    $ 20,776        $ (17)        (0.1)   $ 20,793
                                              ========     ========   =======    ========        =====      =======    ========


------------------------
(1) Full-time equivalent employees totaled 481, 362 and 346 at December 31, 1996, 1995 and 1994, respectively. The actual number of employees, including part-time employees, totaled 543, 403 and 384 at December 31, 1996, 1995 and 1994, respectively.


12    HARRIS SAVINGS BANK 1996 ANNUAL REPORT

MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(All dollar amounts presented in the tables are in thousands)

RESULTS OF OPERATIONS (continued)

Non-Interest Expense (continued) During 1996, the Bank recorded total non-interest expense of $42.2 million. This represented an increase of $21.4 million, or 103.1%, from $20.8 million in 1995. This increase was primarily due to a $7.2 million increase in deposit insurance expense, $7.0 million of which was due to payment of the Bank's portion of the SAIF insurance fund recapitalization. Also, a $4.3 million loss was incurred in connection with identified violations of internal control policies and certain unauthorized external activities concerning the Bank's relationship with a mortgage brokering company that followed the acquisition of First Harrisburg by the Bank. An increase in the amortization of intangibles of $1.7 million was due to the amortization of goodwill associated with the First Harrisburg acquisition, which amounted to $.6 million, and an increase of $1.1 million due to the write off of the deposit premium associated with the 1995 acquisition of two banking offices located in Hagerstown, Maryland from Columbia First Bank. In general, the remainder of the increase in non-interest expense was due to the ongoing expenses associated with the acquisition of First Harrisburg in 1996.

     The Bank recorded $20.8 million of total non-interest expense during 1995 and 1994. Reflected in this stable performance was an increase in 1995 of $.4 million in income from real estate operations from the $.1 million of income from real estate operations recorded in 1994. The Bank's real estate operations include direct investments by the Bank and its subsidiaries in real estate projects, equity investments in joint ventures that engage in real estate projects, and the operation of foreclosed real estate. Offsetting this reduction in total non-interest expense was an increase of $.4 million in amortization expense from intangible assets generated by the acquisition of two branch offices in Northern Maryland on September 29, 1995. This acquisition is discussed in greater detail in the "Deposits and Borrowings" section which appears later in this report. Total salaries and benefits expense remained stable at $11.4 million in both 1995 and 1994.


Provision for Income Taxes Income tax provisions totaled $(.5) million in 1996, which represents a decrease of $6.0 million, or 109.4%, from the $5.5 million of income tax expense recorded in 1995. Income tax provisions for 1995 resulted in an effective tax rate of 37.4% on income before taxes of $14.8 million. The reduction in the Bank's effective tax rate in 1996 as compared to 1995 can be attributed primarily to tax exempt income on municipal securities.

     Income tax provisions totaled $5.5 million in 1995, which represents a decrease of $1.8 million, or 24.7%, from the $7.3 million of income tax expense recorded in 1994. Income tax provisions for 1995 resulted in an effective tax rate of 37.4% on income before taxes of $14.8 million. Income tax provisions for 1994 resulted in an effective tax rate of 42.2% on income before taxes of $17.4 million. The reduction of 4.8% in the Bank's effective tax rate in 1995 as compared to 1994 can be attributed primarily to state income tax savings.


                                    HARRIS SAVINGS BANK 1996 ANNUAL REPORT    13

MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(All dollar amounts presented in the tables are in thousands)


FINANCIAL CONDITION

Sources and Uses of Funds The Bank's operating activities generated cash totaling $14.9 million in 1996. In addition to cash flows from operations, the Bank generates and uses cash in its investing and financing activities. During 1996, the Bank's cash flows from investing activities resulted in a net use of cash of $276.0 million, which included a net use of cash in securities transactions totaling $67.0 million and a net use of cash from loan transactions totaling $177.2 million. During 1996, the Bank's financing activities provided net cash of $255.3 million, including a net decrease in deposits totaling $71.2 million and an increase from the Bank's borrowing activities totaling $329.5 million.

     The Bank's operating activities generated cash totaling $10.0 million in 1995. In addition to cash flows from operations, the Bank generates and uses cash in its investing and financing activities. During 1995, the Bank's cash flows from investing activities resulted in a net use of cash of $71.3 million, which included $115.6 million in cash acquired in branch purchases offset by net cash used in securities transactions totaling $92.5 million and a net use of cash from loan transactions totaling $89.1 million. During 1995, the Bank's financing activities provided net cash of $52.4 million, including a net increase in deposits totaling $37.2 million and an increase from the Bank's borrowing activities totaling $16.7 million.


Capital Resources Total equity increased $1.3 million, or .86%, in 1996. This increase included capital additions of $1.0 million from net income, $.5 million from a net increase in the market value, net of tax effect, of the available-for-sale securities portfolio, $1.2 million from earned ESOP and RRP shares. Offsetting these capital additions in 1996 were $1.5 million of dividends declared to stockholders.

     Total equity increased $16.4 million, or 12.2%, in 1995. This increase included capital additions of $9.2 million from net income, $7.0 million from a net increase in the market value, net of tax effect, of the available-for-sale securities portfolio, $1.1 million from earned ESOP and RRP shares, and $.3 million in proceeds from the exercise of stock options. Offsetting these capital additions in 1995 were $1.3 million of dividends declared to stockholders.

     During 1996 and 1995, the ratio of average equity to average assets amounted to 9.88% and 12.83%, respectively. Ratios of capital to assets are common measures of adequate capitalization for financial institutions. The Bank, as an FDIC-insured state-chartered savings bank, must maintain minimum levels of capital under regulations of the FDIC and the Pennsylvania Department of Banking ("the Department"). The FDIC required institutions to maintain a minimum regulatory leverage capital ratio equal to 4% and a risk-based capital ratio equal to 8% during 1996 and 1995. The Department required institutions to maintain a minimum regulatory leverage capital ratio equal to 4% and a risk-based capital ratio equal to 8% in 1996. During 1995, the Department required minimum corresponding capital ratios of 3% and 8%.

     Under FDIC capital definitions, leverage capital is composed of equity capital reduced by goodwill and other intangible assets. The leverage ratio equals leverage capital divided by total assets. Under FDIC capital definitions, risk-based capital is composed of Tier 1 and Tier 2 capital. Tier 1 capital equates to leverage capital and Tier 2 capital includes the allowance for loan losses and qualifying debt obligations. The risk-based capital ratio equals the total of Tier 1 and Tier 2 capital divided by total risk-weighted assets. Table 5 presents an analysis of the Bank's regulatory capital ratios as of December 31, 1996 and 1995. At December 31, 1996 and 1995, the Bank exceeded all regulatory capital requirements.

Table 5  Capital Analysis

                                                       At December 31,
                                                 --------------------------
                                                    1996             1995
                                                 ----------      ----------
Capital:
Tier 1 capital .......................           $  126,217      $  136,757
Tier 2 capital .......................                8,322           6,113
                                                 ----------      ----------
Total capital ........................           $  134,539      $  142,870
                                                 ==========      ==========
Total risk-weighted assets ...........           $  914,383      $  669,021
                                                 ==========      ==========
Ratios:
Tier 1 capital to risk-weighted assets                 13.8%           20.5%
Tier 2 capital to risk-weighted assets                  0.9%            0.9%
                                                 ----------      ----------
Total capital to risk-weighted assets                  14.7%           21.4%
                                                 ==========      ==========
Leverage ratio .......................                  7.3%           11.0%
                                                 ==========      ==========


14    HARRIS SAVINGS BANK 1996 ANNUAL REPORT

MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(All dollar amounts presented in the tables are in thousands)


FINANCIAL CONDITION (continued)

Interest Rate Sensitivity The largest component of the Bank's net income is net interest income, which the Bank attempts to maximize by properly managing a variety of risks, including credit risk, liquidity risk, market risk, call risk, and interest rate risk. This section discusses interest rate risk, which the Bank manages primarily through its Asset/Liability Management Committee ("ALCO"). ALCO generally meets monthly to review the Bank's current and projected interest rate risk position; monitor current asset and liability products, risks and rates; and communicate to the Bank's Board of Directors concerning the Bank's interest rate risk exposure. ALCO primarily uses three tools to measure the Bank's interest rate risk exposure including standard repricing analysis ("GAP"), market value of portfolio equity analysis ("MVPE"), and net interest income analysis ("NII"). Of the three measures, the Bank places the greatest emphasis on NII simulation. The Bank maintains an interest rate risk policy, which establishes acceptable limits and ranges for the GAP, MVPE and NII positions. ALCO monitors the Bank's various interest rate measures in light of current and expected market conditions and approves desired asset and liability transactions and offerings accordingly. The Bank also approves the securitization and subsequent sale of conforming mortgage loans where ALCO has determined that carrying such loans in the loan portfolio would raise the Bank's interest rate risk exposure to unacceptable levels.

   Table 6 sets forth the amounts of the Bank's interest-earning assets and interest-bearing liabilities at December 31, 1996, which are anticipated by the Bank to reprice or mature in each of the future time periods shown.

Table 6  Gap Analysis


                                                                              At December 31, 1996
                                              --------------------------------------------------------------------------------------
                                                             More Than       More Than       More Than      More Than
                                                One Year    One Year to   Three Years to   Five Years to   Ten Years to
                                                or Less     Three Years     Five Years       Ten Years     Twenty Years      Total
                                              ----------    ------------  --------------   -------------   ------------   ----------
Interest-earning assets:
Real estate, commercial and consumer
   loans (2) (3)........................      $ 233,260     $ 124,495       $  88,827        $ 131,093       $ 248,308    $  825,983
Marketable securities...................        388,285        33,699          10,713          161,686         234,527       828,910
Other interest-earning assets...........          5,265             0               0                0               0         5,265
                                              ---------     ---------       ---------        ---------       ---------    ----------
   Total interest-earning assets........        626,810       158,194          99,540          292,779         482,835     1,660,158
                                              ---------     ---------       ---------        ---------       ---------    ----------
Interest-bearing liabilities:
Savings accounts........................          1,663             0               0                0         148,356       150,019
NOW accounts (1) .......................              0             0               0                0          52,946        52,946
Money market accounts...................        129,096             0               0                0               0       129,096
Time deposits...........................        503,328       165,411          76,075           51,733          13,046       809,593
Escrow .................................              0             0               0                0           8,203         8,203
Other borrowings........................        174,832        45,304          25,495          175,000               0       420,631
                                              ---------     ---------       ---------        ---------       ---------    ----------
   Total interest-bearing liabilities...      $ 808,919     $ 210,715       $ 101,570        $ 226,733       $ 222,551    $1,570,488
                                              ---------     ---------       ---------        ---------       ---------    ----------
Interest sensitivity gap per period.....      $(182,109)    $ (52,521)      $  (2,030)       $  66,046       $ 260,284    $   89,670
Cumulative interest sensitivity gap.....      $(182,109)    $(234,630)      $(236,660)       $(170,614)      $  89,670
                                              ---------     ---------       ---------        ---------       ---------    ----------
Cumulative interest sensitivity gap
   as a percentage of total assets......         (10.30)%      (13.27)%        (13.38)%          (9.65)%          5.07%
                                              ---------     ---------       ---------        ---------       ---------    ----------
Cumulative net interest-earning assets
   as a percentage of net interest-
   bearing liabilities..................          77.49%        76.99%          78.89%           87.34%         105.71%
                                              ---------     ---------       ---------        ---------       ---------    ----------

-----------------------
(1) Excludes non-interest bearing accounts.
(2) Excludes deferred loan costs and fees.
(3) Excludes loans held for sale.


     Generally, the amount of assets and liabilities shown in Table 6 were determined in accordance with the contractual terms of the underlying financial instruments. However, certain instruments have been presented based on the estimated effects of general repricing and prepayment assumptions. In the current economic environment, refinancing activity is expected to be only slightly above average; therefore, slightly higher prepayment speeds have been assumed for both mortgage loans and mortgage-backed securities. Most of the remaining marketable securities reflect contractual maturities; however, preferred equities and municipal bonds are assumed to reprice on their first call date. Consumer loans are expected to prepay at average speeds. Time deposits, money market accounts, and escrow accounts reflect the contractual maturities of the underlying deposits. Remaining transaction accounts, all NOW accounts, and most of the Bank's short-term savings accounts are considered not to be interest rate sensitive, and are assumed to mature beyond five years.


                                    HARRIS SAVINGS BANK 1996 ANNUAL REPORT    15

MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(All dollar amounts presented in the tables are in thousands)

FINANCIAL CONDITION (continued)

Marketable Securities The Bank maintains a marketable securities portfolio to provide liquidity, to manage risks and to invest excess cash. The Bank's investment policy currently provides for held-to-maturity, available-for-sale, and trading portfolios as defined by Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115); however, the Bank currently does not engage in trading portfolio activities. During 1996, the Bank recorded an increase in capital of $.5 million, net of deferred tax expense of $.3 million, from net unrealized gains in the market value of its available-for-sale portfolio. During 1995, the Bank recorded an increase in capital of $7.0 million, net of a deferred tax expense of $4.2 million, from net unrealized gains in the market value of its available-for-sale portfolio.

     During 1996, the fair market value of the portfolio grew $288.0 million from a December 31, 1995 level of $546.7 million to a December 31, 1996 level of $834.7 million. This growth was primarily accomplished through the securitization of mortgage loans and a significant increase in leveraged investments. The securitized mortgage loans were subsequently sold and the proceeds reinvested in securities more consistent with the goals of the portfolio. Leveraged investments grew from a December 31, 1995 level of $17.2 million to a December 31, 1996 level of $210.2 million. During 1996, the Bank significantly increased its use of tax advantaged investments. The fair market value of preferred equities increased $63.1 million and the fair market value of municipal bonds increased $90.2 million. In total, the size of the available-for-sale portfolio as a percent of the total portfolio grew from 71.2% at December 31, 1995 to 86.7% at December 31, 1996. Fixed rate investments as a percent of total investments fell from 72% at December 31, 1996 to 60% at December 31, 1996. On a nontaxable equivalent basis, the weighted average yield on the portfolio was 6.81% at December 31, 1996 compared to 6.40% at December 31, 1995.

     Management believes the Bank's marketable securities portfolio is properly structured at December 31, 1996 to limit the Bank's exposure to interest rate risk while achieving an acceptable investment yield. Table 7 presents the marketable securities portfolio maturity stratification as of December 31, 1996. Following Table 7 is Table 8 which presents a summary of the Bank's marketable securities portfolio as of December 31, 1996, 1995, and 1994.

Table 7  Analysis of Investments

     The table below sets forth certain information regarding the carrying value, weighted average yields and maturities of the Bank's marketable securities, including available-for-sale, at December 31, 1996. The stratification of balances is based on expected final maturities.


                                                                                 At December 31, 1996
                                                   ---------------------------------------------------------------------------------
                                                     One Year              After One Through                After Five Through
                                                     or Less                   Five Years                        Ten Years
                                                   ---------------------------------------------------------------------------------
                                                               Weighted                     Weighted                     Weighted
                                                   Amortized   Average      Amortized        Average      Amortized      Average
                                                      Cost      Yield         Cost           Yield          Cost          Yield
                                                   ---------   --------     ---------       ---------     ---------     ---------
Held-to-maturity:
U.S. government
  and agency obligations................            $    0      0.00%       $66,276           6.48%        $  6,237        6.68%
Mortgage-backed securities (3):
  FNMA PC's.............................                 0      0.00          4,780           6.64                0        0.00
  Private issue CMO's...................                 0      0.00          3,515           7.48           28,609        7.27
                                                    ------     -----        -------         ------         --------      ------
Total mortgage-backed securities........                 0      0.00          8,295           7.00           28,609        7.27
                                                    ------     -----        -------         ------         --------      ------
Total securities held-to-maturity.......            $    0      0.00%       $74,571           6.54%        $ 34,846        7.16%
                                                    ------     -----        -------         ------         --------      ------
Available-for-sale:
U.S. government
  and agency obligations................            $    0      0.00%       $     0           0.00%        $143,370        7.49%
Corporate bonds.........................                 0      0.00              0           0.00           17,000        7.34
SBA's...................................                 0      0.00              0           0.00                0        0.00
Municipal securities....................                 0      0.00              0           0.00            2,595        7.81
Equity (1) (2)..........................             1,344      4.90              0           0.00                0        0.00
Asset-backed securities.................                 0      0.00          2,756           5.73                0        0.00
Mortgage-backed securities:
  FNMA PC's.............................                 0      0.00              0           0.00                0        0.00
  FHLMC PC's............................                 0      0.00              0           0.00           17,438        7.51
  GNMA PC's.............................                 0      0.00              0           0.00                0        0.00
  Private issue PC's....................                 0      0.00              0           0.00                0        0.00
  FNMA CMO's............................                 0      0.00              0           0.00                0        0.00
  FHLMC CMO's...........................                 0      0.00              0           0.00                0        0.00
  Private issue CMO's...................                 0      0.00              0           0.00                0        0.00
                                                    ------     -----        -------         ------         --------      ------
Total mortgage-backed securities........                 0      0.00              0           0.00           17,438        7.51
Total securities available-for-sale.....            $1,344      4.90%       $ 2,756           5.73%        $180,403        7.44%
                                                    ------     -----        -------         ------         --------      ------
Total marketable securities.............            $1,344      4.90%       $77,327           6.51%        $215,249        7.40%
                                                    ======     =====        =======         ======         ========      ======




                                                          Over Ten Years                   Total
                                                 -------------------------------------------------------------
                                                               Weighted                                Weighted
                                                  Amortized    Average      Amortized      Market      Average
                                                    Cost        Yield         Cost         Value        Yield
                                                 ----------    --------     ---------    ---------     ---------
Held-to-maturity:
U.S. government
  and agency obligations................         $      0       0.00%       $ 72,513       $72,783       6.49%
Mortgage-backed securities (3):
  FNMA PC's.............................                0       0.00           4,780         4,901       6.64
  Private issue CMO's...................                0       0.00          32,124        32,228       7.29
                                                 --------       ----        --------     ---------       ----
Total mortgage-backed securities........                0       0.00          36,904        37,129       7.21
                                                 --------       ----        --------     ---------       ----
Total securities held-to-maturity.......         $      0       0.00%       $109,417     $ 109,912       6.73%
                                                 --------       ----        --------     ---------       ----

Available-for-sale:
U.S. government
  and agency obligations................         $      0       0.00%       $143,370     $ 142,721       7.49%
Corporate bonds.........................                0       0.00          17,000        16,660       7.34
SBA's...................................           31,522       6.26          31,522        31,705       6.26
Municipal securities....................           87,245       8.72          89,840        90,155       8.70
Equity (1) (2)..........................          101,543       6.55         102,887       107,808       6.53
Asset-backed securities.................                0       0.00           2,756         2,758       5.73
Mortgage-backed securities:
  FNMA PC's.............................           10,040       7.42          10,040        10,077       7.42
  FHLMC PC's............................           53,504       7.54          70,942        71,858       7.53
  GNMA PC's.............................            1,565       6.48           1,565         1,593       6.48
  Private issue PC's....................           36,598       7.33          36,598        36,749       7.33
  FNMA CMO's............................           62,597       6.78          62,597        62,698       6.78
  FHLMC CMO's...........................          122,851       6.82         122,851       122,866       6.82
  Private issue CMO's...................           21,732       6.59          21,732        21,845       6.59
                                                 --------       ----        --------     ---------       ----
Total mortgage-backed securities........          308,887       7.00         326,325       327,686       7.03
Total securities available-for-sale.....         $529,197       6.62%       $713,700     $ 719,493       6.82%
                                                 --------       ----        --------     ---------       ----
Total marketable securities.............         $529,197       6.62%       $823,117     $ 829,405       6.81%
                                                 ========       ====        ========     =========       ====



------------------------
(1) Includes FHLMC, FNMA and FHLB stocks.
(2) The yield on the equities has not been computed on a tax equivalent basis.
(3) Based on current prepayment trends, $298.9 million of mortgage-backed securities are anticipated to prepay or reprice within three years.


16    HARRIS SAVINGS BANK 1996 ANNUAL REPORT

MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(All dollar amounts presented in the tables are in thousands)


FINANCIAL CONDITION (continued)
Marketable Securities (continued)

Table 8  Composition of Marketable Securities Portfolios

   The following table sets forth certain information regarding the amortized cost and fair values of the Bank's marketable securities portfolio at December 31, 1996, 1995 and 1994:

                                                                             1996                  1995                1994
                                                                     -------------------  --------------------  --------------------
                                                                     Amortized    Fair    Amortized     Fair    Amortized     Fair
                                                                       Cost       Value      Cost      Value       Cost      Value
                                                                     --------   --------   --------   --------   --------   --------
Held-to-maturity:
U.S. Government and agencies .....................................   $ 72,513   $ 72,783   $ 77,578   $ 79,422   $ 37,052   $ 35,080
FHLB certificates of deposit .....................................          0          0        700        700        301        301
Mortgage-backed securities:
   FNMA PC's .....................................................      4,780      4,901      5,574      5,848      1,469      1,477
   FHLMC PC's ....................................................          0          0      2,997      2,975      3,841      3,838
   FNMA CMO's ....................................................          0          0      7,193      7,164     89,704     85,484
   FHLMC CMO's ...................................................          0          0     17,557     17,522     90,368     86,850
   Private issue CMO's ...........................................     32,124     32,228     38,064     38,750          0          0
                                                                     --------   --------   --------   --------   --------   --------
Total mortgage-backed securities .................................     36,904     37,129     71,385     72,259    185,382    177,649
                                                                     --------   --------   --------   --------   --------   --------
Total securities held-to-maturity ................................   $109,417   $109,912   $149,663   $152,381   $222,735   $213,030
                                                                     --------   --------   --------   --------   --------   --------
Available-for-sale:
U.S. Government and agencies .....................................   $143,370   $142,721   $ 44,018   $ 44,639   $ 16,028   $ 16,048
Corporate bonds ..................................................     17,000     16,660          0          0          0          0
SBA's ............................................................     31,522     31,705          0          0          0          0
Municipal securities .............................................     89,840     90,155          0          0          0          0
Equity ...........................................................    102,887    107,808     23,019     25,846     22,574     22,516
Asset-backed securities ..........................................      2,756      2,758          0          0          0          0
Mortgage-backed securities:
   FNMA PC's .....................................................     10,040     10,077     13,908     13,758     18,580     18,071
   FHLMC PC's ....................................................     70,942     71,858    125,721    128,244    135,463    129,753
   GNMA PC's .....................................................      1,565      1,593          0          0          0          0
   Private issue PC's ............................................     36,598     36,749     49,741     49,658          0          0
   FNMA CMO's ....................................................     62,597     62,698     65,423     64,943          0          0
   FHLMC CMO's ...................................................    122,851    122,866     48,439     48,181          0          0
   Private issue CMO's ...........................................     21,732     21,845          0          0          0          0
                                                                     --------   --------   --------   --------   --------   --------
Total mortgage-backed securities .................................    326,325    327,686    303,232    304,784    154,043    147,824
                                                                     --------   --------   --------   --------   --------   --------
Total securities available-for-sale ..............................   $713,700   $719,493   $370,269   $375,269   $192,645   $186,388
                                                                     --------   --------   --------   --------   --------   --------
Other interest-earning securities:
FHLB daily investment ............................................   $  5,265   $  5,265   $ 19,036   $ 19,036   $ 29,685   $ 29,685
                                                                     --------   --------   --------   --------   --------   --------
Total marketable securities and interest-bearing investments .....   $828,382   $834,670   $538,968   $546,686   $445,065   $429,103
                                                                     ========   ========   ========   ========   ========   ========

   The Bank maintains a significant investment in mortgage-backed securities, including balloon, adjustable rate, and fixed rate participation certificates ("PC's") as well as collateralized mortgage obligations ("CMOs"). Most of the Bank's mortgage-backed securities are directly insured or guaranteed by the FHLMC, FNMA, or GNMA. The Bank's CMO securities are predominantly "planned amortization class one". In addition, all of the Bank's CMOs pass established Federal Financial Institution Examination Council ("FFIEC") standards for inclusion in the portfolio. The Bank also invests in insured non-agency mortgage-backed securities on a limited basis.

   Table 9 presents selected financial information related to the Bank's held-to-maturity and available-for-sale portfolios at, or for the years ended, December 31, 1996, 1995, and 1994.



                                    HARRIS SAVINGS BANK 1996 ANNUAL REPORT    17

MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(All dollar amounts presented in the tables are in thousands)

FINANCIAL CONDITION (continued)
Marketable Securities (continued)

Table 9  Marketable Securities Classification

   The following table shows the amortized cost, percent of total assets, portfolio yields, pre-tax profit on sales, volume of sales and net unrealized gains and losses in marketable securities at, or for the years ended, December 31, 1996, 1995 and 1994.

                                                   1996        1995      1994
                                                ---------   ---------  ---------
                                                  (dollar amounts in millions)
Held-to-maturity portfolio:
Year-end amortized cost .....................   $ 109.4     $ 149.7    $ 222.7
Percent of total assets .....................      6.19%      11.92%     21.05%
Year-end portfolio yields ...................      6.73%       6.49%      5.59%
Year-end net unrealized gains (losses) ......   $   0.5     $   2.7    $  (9.7)

Available-for-sale portfolio:
Year-end amortized cost .....................   $ 713.7     $ 370.3    $ 192.6
Percent of total assets .....................     40.37%      29.48%     18.20%
Year-end portfolio yields ...................      6.82%       6.36%      6.37%
Pre-tax (loss) profit on sales ..............   $ (1.18)    $  0.10    $  0.01
Volume of sales .............................   $ 422.8     $   2.6    $ 108.6
Year-end net unrealized gains (losses) ......   $   5.8     $   5.0    $  (6.3)


   At December 31, 1996, the Bank had no material involvement with derivative financial instruments that meet the definition of SFAS 119.


Loans The Bank continues to emphasize the origination of one-to-four family residential mortgage loans. These mortgage loans, the majority of which are secured by owner-occupied residences, are generally considered to have less credit risk than other types of loans. The Bank also emphasizes commercial loans, home equity lines of credit and second mortgage loans, multi-family residential mortgage loans, commercial real estate mortgage loans, and consumer loans. The Bank offers its loan products with fixed and adjustable interest rates and a wide variety of repayment terms.

   The Bank increased its mortgage loan and consumer loan origination activity in 1996 as compared to 1995. During 1996, the Bank originated mortgage loans totaling $300.3 million, commercial loans totaling $24.3 million, and consumer loans totaling $111.7 million. This compares favorably to 1995, during which period the Bank's mortgage loan originations totaled $140.7 million and consumer loan originations totaled $56.7 million. Management attributes the increase in 1996 to a combination of the addition of a mortgage banking subsidiary, more aggressive loan origination and purchase programs operated by the Bank throughout 1996, and the successful offering of new loan products within the Bank's primary market area.

   The Bank's mortgage, consumer and commercial loan portfolios include primarily loans to borrowers within the Central Pennsylvania region. Accordingly, future fluctuations in the economic conditions prevailing within this region may have a material impact on the Bank's financial condition and results of operations.



18    HARRIS SAVINGS BANK 1996 ANNUAL REPORT

MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(All dollar amounts presented in the tables are in thousands)


FINANCIAL CONDITION (continued)

Loans (continued) Table 10 presents the composition of the Bank's mortgage, consumer and other loan portfolios as of December 31, 1996, 1995, 1994, 1993, and 1992, respectively.

Table 10 Loan Composition


                                                                             At December 31,
                                      ---------------------------------------------------------------------------------------------
                                            1996               1995               1994               1993               1992
                                      -----------------  -----------------  -----------------  -----------------  -----------------
                                                Percent            Percent            Percent            Percent            Percent
                                                  0f                 of                  of                 of                 of
                                       Amount    Total    Amount    Total    Amount    Total    Amount    Total    Amount    Total
                                      --------  -------  --------  -------  --------  -------  --------  -------  --------  -------
Mortgage Loans:
One-to-four family.................   $514,694   62.31%  $472,998   71.54%  $433,206   73.87%  $439,230   75.77%  $575,983   79.92%
Other residential real estate
  (multi-family)...................     21,299    2.58     27,171    4.11     27,443    4.68     27,004    4.66     26,785    3.71
Construction (1)...................     25,647    3.11     23,415    3.54      8,642    1.47      5,915    1.02     11,664    1.62
Other..............................     21,777    2.63     23,015    3.48     22,299    3.80     25,257    4.36     25,127    3.49
                                      --------  ------   --------  ------   --------  ------   --------  ------   --------  ------
   Total mortgage loans............    583,417   70.63    546,599   82.67    491,590   83.82    497,406   85.81    639,559   88.74
                                      --------  ------   --------  ------   --------  ------   --------  ------   --------  ------

Consumer and other loans:
Mobile home........................     65,794    7.97     20,991    3.18     10,767    1.84      7,196    1.24      4,773    0.66
Home equity and second mortgage....    153,464   18.58     83,031   12.56     74,295   12.67     66,941   11.55     68,945    9.57
Credit cards.......................          0    0.00      3,258    0.49      3,765    0.64      3,881    0.67      3,862    0.54
Commercial.........................     17,636    2.13      2,240    0.34      1,884    0.32        880    0.15        389    0.05
Other..............................      5,672    0.69      5,031    0.76      4,196    0.71      3,377    0.58      3,173    0.44
                                      --------  ------   --------  ------   --------  ------   --------  ------   --------  ------
   Total consumer and other loans..    242,566   29.37    114,551   17.33     94,907   16.18     82,275   14.19     81,142   11.26
                                      --------  ------   --------  ------   --------  ------   --------  ------   --------  ------
   Loans receivable, gross.........    825,983  100.00%   661,150  100.00%   586,497  100.00%   579,681  100.00%   720,701  100.00%
                                      --------  ------   --------  ------   --------  ------   --------  ------   --------  ------

Plus:
Dealer reserves....................     13,880              4,308              2,102              1,300                811

Less:
Unearned discounts.................       (327)              (220)               (78)              (131)              (183)
Net deferred loan origination fees.      7,952              7,959              7,614              7,978              9,107
Allowance for loan losses..........      8,322              6,114              6,269              6,584              6,000
                                      --------           --------           --------           --------           --------
                                        15,947             13,853             13,805             14,431             14,924
                                      --------           --------           --------           --------           --------
Loans receivable, net.............    $823,916           $651,605           $574,794           $566,550           $706,588
                                      ========           ========           ========           ========           ========

Mortgage loans:
ARM................................   $133,544   22.89%  $114,185  20.89%   $ 95,713   19.47%   $91,010   18.30%  $131,983   20.64%
Fixed-rate.........................    449,873   77.11    432,414   79.11    395,877   80.53    406,396   81.70%   507,576   79.36
                                      --------  ------   --------  ------   --------  ------   --------  ------   --------  ------
   Total mortgage loans............   $583,417  100.00%  $546,599  100.00%  $491,590  100.00%  $497,406  100.00%  $639,559  100.00%
                                      ========  ======   ========  ======   ========  ======   ========  ======   ========  ======

----------
(1)  Net of undisbursed portion of $27,401, $22,301, $10,802, $9,983 and $8,904 at December 31, 1996, 1995, 1994, 1993 and 1992, respectively.


     The Bank typically accepts a significant degree of interest rate risk in its loan portfolio due to its emphasis on conforming residential mortgage loans. However, when market rates on such loans are considered to be below an acceptable long-term yield, or when significant prepayment risk is anticipated, the Bank will, at origination, sell or swap such loans in the secondary mortgage market.


                                     HARRIS SAVINGS BANK 1996 ANNUAL REPORT   19

MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(All dollar amounts presented in the tables are in thousands)


FINANCIAL CONDITION (continued)

Loans (continued) Table 11 shows the maturity or period to repricing of the Bank's loan portfolio at December 31, 1996. Adjustable rate loans are included as being due in the period of scheduled rate adjustment. The table does not include prepayments or scheduled principal amortization.

Table 11 Loan Maturity and Repricing


                                                            Amounts Due or Repricing at December 31, 1996
                                   ------------------------------------------------------------------------------------------------
                                                                    After One Year
                                              ------------------------------------------------------------
                                               Over One     Over Three    Over Five     Over Ten     Over       Total
                                    Within      Through       Through      Through       Through    Twenty    After One
                                   One Year   Three Years   Five Years    Ten Years   Twenty Years  Years       Year         Total
                                   --------   -----------   ----------    ---------   ------------  ------    ---------    --------
Mortgage Loans:
One-to-four family................ $ 68,858     $25,107       $17,743     $ 63,774      $ 94,289   $244,923    $445,836    $514,694
Other residential real estate
  (multi-family)..................   12,507       4,539         3,133          344           646        130       8,792      21,299
Construction (1)..................    2,176       2,044           551          611         2,288     17,977      23,471      25,647
Other.............................   14,706       3,821         2,798          167           285          0       7,071      21,777
                                   --------     -------       -------     --------      --------   --------    --------    --------
   Total mortgage loans...........   98,247      35,511        24,225       64,896        97,508    263,030     485,170     583,417
                                   --------     -------       -------     --------      --------   --------    --------    --------

Consumer and other loans:
Home equity and second mortgage...   37,802      10,788        18,710       50,610        34,328      1,226     115,662     153,464
Other.............................   20,935       2,892         1,670        2,989        59,452      1,164      68,167      89,102
                                   --------     -------       -------     --------      --------   --------    --------    --------
   Total consumer and other loans.   58,737      13,680        20,380       53,599        93,780      2,390     183,829     242,566
                                   --------     -------       -------     --------      --------   --------    --------    --------
   Loans receivable, gross........ $156,984     $49,191       $44,605     $118,495      $191,288   $265,420    $668,999    $825,983
                                   ========     =======       =======     ========      ========   ========    ========    ========

----------
(1) Includes obligations to convert at contractually stated rates into permanent mortgage loans.


Asset Quality The Bank's experience in credit losses continues to rank among the best in the industry. Due to prudent underwriting activities and the relatively stable economic environment in the Bank's primary market area, the Bank's overall loan quality remains very strong. To enhance this condition, management follows a policy of continuous credit loss monitoring, including assessment of the adequacy of the allowance for loan losses. This assessment is performed by considering current asset quality, anticipated external economic conditions, overall trends of internal delinquency by loan category, and the balance of loans within the portfolio. These assessments are performed on a quarterly basis and the provision for loan losses is adjusted accordingly.

     On January 1, 1995, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure" (SFAS 118). SFAS 114 and SFAS 118 address the accounting by creditors for impairment of certain loans. The Statements require that impaired loans that are within the scope of SFAS 114 be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the loan's market price or the fair value of the collateral if the loan is collateral dependent. SFAS 118 amended the provisions of SFAS 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and to require additional disclosure on interest income recognition related to impaired loans.

     When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, at the loan's market price or fair value of the collateral if the loan is collateral dependent. The majority of loans deemed to be impaired by management are collateral dependent. Loans are evaluated individually for impairment. The Bank excludes smaller balance, homogeneous loans (e.g. primarily consumer and residential mortgages) from the evaluation for impairment. Impairment losses are included in the allowance for possible loan losses. Impaired loans are charged-off when management believes that the ultimate collectability of a loan is not likely. Interest income on impaired loans is generally recorded as payments are collected. Interest on impaired loans that are contractually past due ninety days and over is reserved in accordance with regulatory requirements.

     At December 31, 1996 the Bank had no impaired loan balances compared to $1.0 million at December 31, 1995. No impairment loss reserves were required on impaired loans at December 31, 1996 or December 31, 1995. The Bank's average carrying value of impaired loans was $0 in 1996 and $1.0 million in 1995. No interest income was recognized on impaired loans during 1996 or 1995.


20   HARRIS SAVINGS BANK 1996 ANNUAL REPORT

MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(All dollar amounts presented in the tables are in thousands)

FINANCIAL CONDITION (continued)

Asset Quality (continued) Table 12 presents an allocation of the allowance for loan losses by category of loans as of December 31, 1996, 1995, 1994, 1993, and 1992. The specific allocation ascribed to each category may be different than actual experience. Accordingly, the entire allowance is available to absorb losses in any category.

Table 12  Allocation of the Allowance for Loan Losses


                                                                      As of December 31,
                                    -------------------------------------------------------------------------------------
                                         1996              1995              1994            1993              1992
                                    --------------   ---------------    --------------   --------------    --------------
                                             % of              % of              % of             % of              % of
                                             Total             Total             Total            Total             Total
                                    Amount   Loans    Amount   Loans    Amount   Loans   Amount   Loans    Amount   Loans
                                    ------  ------    ------  ------    ------  ------   ------  ------    ------  ------
One-to-four family mortgage loans.  $2,777   62.31%   $1,627   71.54%   $1,718   73.87%  $2,121   75.77%   $1,805   79.92%
Commercial loans..................   2,720    8.32     1,851   11.13       904    9.95    1,073   10.04       311    8.82
Consumer and other loans..........   1,780   29.37       716   17.33     1,614   16.18    1,183   14.19     2,027   11.26
Impaired loans....................       0    0.00         0    0.00         0    0.00        0    0.00         0    0.00
Unallocated.......................   1,045     N/A     1,920     N/A     2,033     N/A    2,207     N/A     1,857     N/A
                                    ------  ------    ------  ------    ------  ------   ------  ------    ------  ------
   Total                            $8,322  100.00%   $6,114  100.00%   $6,269  100.00%  $6,584  100.00%   $6,000  100.00%
                                    ======  ======    ======  ======    ======  ======   ======  ======    ======  ======


     Table 13 presents an analysis of activity in the Bank's allowance for loan losses for the five year period ended December 31, 1996. Net additions to the allowance during this five-year period totaled $2.3 million, or 27.7%, of the $8.3 million balance in the allowance at December 31, 1996. Charge-offs of loans, net of recoveries, amounted to $823,000, $155,000, $315,000, $216,000, and $77,000, for 1996, 1995, 1994, 1993, and 1992, respectively, and totaled
$1,586,000 for the five years combined.

Table 13  Analysis of the Allowance for Loan Losses


                                                   At or for the Years Ended December 31, (1)
                                       ---------------------------------------------------------------
                                         1996          1995          1994          1993          1992
                                       -------       -------       -------       -------       -------
Balance at beginning of period ..      $ 6,114       $ 6,269       $ 6,584       $ 6,000       $ 3,593
Addition due to acquisition .....        1,074             0             0             0             0
Provision for loan losses .......        1,957             0             0           800         2,484

Charge-offs:
One-to-four family mortgage loans         (649)           (5)         (106)          (17)           (7)
Other mortgage loans ............          (35)          (71)         (112)         (137)          (53)
Consumer and other loans ........         (176)          (99)         (123)          (66)          (19)
                                       -------       -------       -------       -------       -------
   Total charge-offs ............         (860)         (175)         (341)         (220)          (79)
                                       -------       -------       -------       -------       -------

Recoveries:
One-to-four family mortgage loans           19             0             0             0             2
Other mortgage loans ............            0             0             0             0             0
Consumer and other loans ........           18            20            26             4             0
                                       -------       -------       -------       -------       -------
   Total recoveries .............           37            20            26             4             2
                                       -------       -------       -------       -------       -------
Balance at end of period ........      $ 8,322       $ 6,114       $ 6,269       $ 6,584       $ 6,000
                                       =======       =======       =======       =======       =======
Ratio of net charge-offs to
  average loans outstanding......         0.10%         0.03%         0.06%         0.03%         0.01%

----------
(1)  During the periods noted, the Bank held no foreign loans.


Table 14 reflects the Bank's non-performing asset balances as of December 31, 1996, 1995, 1994, 1993, and 1992. The Bank's policy is to discontinue the accrual of interest on all loans, except credit card loans, that become 90 days or more delinquent. Unpaid interest is charged against income at the time a loan is placed on non-accrual status. Foreclosed real estate, including properties that are held for investment, are also included in non-performing assets.

     Foreclosed real estate includes $5.9 million and $5.9 million as of December 31, 1996 and 1995, respectively, that represents the Bank's carrying value of a large apartment complex located in the Bank's primary market area. During 1996, 1995 and 1994, the Bank operated the property and recorded $.8 million, $.7 million and $.3 million of related net rental income during these periods, respectively.

     The Bank's ratio of non-performing loans to total loans and its ratio of non-performing assets to total assets compare favorably to industry peer group averages. Loans which are considered performing and are current as to payments of principal and interest but have an above normal risk of becoming non-performing or requiring restructuring in the future are estimated to total approximately $14.7 million at December 31, 1996.


                                       HARRIS SAVINGS BANK 1996 ANNUAL REPORT 21

MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(All dollar amounts presented in the tables are in thousands)


FINANCIAL CONDITION (continued)

Asset Quality (continued)

Table 14  Non-Performing Assets


                                                                            At December 31,
                                                         ----------------------------------------------------
                                                           1996       1995       1994       1993        1992
                                                         -------     ------     ------     ------     -------
Non-accrual mortgage loans ..........................    $ 4,077     $1,907     $2,830     $2,352     $ 4,603
Non-accrual other loans .............................        798         40        170         75          60
                                                         -------     ------     ------     ------     -------
   Total non-accrual loans (1) ......................      4,875      1,947      3,000      2,427       4,663
Loans 90 days or more delinquent and still accruing..        750         63         78        119          81
                                                         -------     ------     ------     ------     -------
   Total non-performing loans .......................      5,625      2,010      3,078      2,546       4,744
   Total foreclosed real estate (2) .................      7,042      6,563      6,697      6,523       7,241
                                                         -------     ------     ------     ------     -------
Total non-performing assets .........................    $12,667     $8,573     $9,775     $9,069     $11,985
                                                         =======     ======     ======     ======     =======

Non-performing loans to total loans (3) .............       0.68%      0.31%      0.54%      0.44%       0.66%
Total non-performing loans and
   foreclosed real estate to total assets ...........       0.72%      0.68%      0.92%      0.83%       1.14%

----------
(1) The amounts of additional interest income that would have been recorded on non-accrual loans, had they been current, totaled $293,000, $76,000, $141,000, $148,000 and $269,000 for the years 1996, 1995, 1994, 1993 and
     1992, respectively.
(2)  Includes $5,914,000, $5,896,000 and $6,281,000 of foreclosed real estate held-for-investment at December 31, 1996, 1995 and 1994, respectively.
(3)  Total loans excludes loans held-for-sale.


Deposits and Borrowings The Bank's deposit mix as of December 31, 1996 reflects the First Harrisburg acquisition and the stability in interest rates in 1996. As of December 31, 1996, the Bank's total deposit portfolio of $1.2 billion included time deposits of $809.6 million, or 69.0% of total deposits, and NOW, money market, and savings deposits totaling $363.8 million, or 31.0% of total deposits.

     Table 15 provides a detailed analysis of the Bank's average deposit balances, average cost, and interest expense for the three-year period ended December 31, 1996.

Table 15  Average Interest-Bearing Deposits, Interest Expense and Average Cost


                                                             For the Years Ended December 31,
                          -------------------------------------------------------------------------------------------------
                                        1996                              1995                              1994
                          -------------------------------     -----------------------------     ---------------------------
                            Average               Average     Average               Average     Average             Average
                            Balance     Interest   Cost       Balance   Interest     Cost       Balance   Interest   Cost
                          ----------    --------  -------     --------  --------    -------     --------  -------   -------
Savings deposits......... $  146,929    $ 4,171    2.84%      $151,085   $ 4,679     3.10%      $234,090  $ 7,361    3.14%
Time deposits............    814,658     45,669    5.61%       677,211    37,928     5.60%       571,710   27,381    4.79%
NOW and money
  market accounts........    171,004      5,964    3.49%       118,275     4,098     3.46%       112,072    3,163    2.82%
                          ----------    -------    ----       --------   -------     ----       --------  -------    ----
  Total interest-bearing
    deposits............. $1,132,591    $55,804    4.93%      $946,571   $46,705     4.93%      $917,872  $37,905    4.13%
                          ==========    =======    ====       ========   =======     ====       ========  =======    ====


   The Bank's deposit portfolio has experienced some roll-off in 1996 due to the loss of deposits from First Harrisburg and a general trend away from certificates of deposit. The aggregate amount of deposits with a minimum denomination of $100,000 was $123.9 million, $85.6 million, and $69.8 million as of December 31, 1996, 1995, and 1994, respectively. Table 16 presents a maturity stratification of the Bank's time deposits with minimum denominations of $100,000 as of December 31, 1996, 1995, and 1994, respectively.

Table 16  Maturity of Time Deposits of $100,000 or More

                                                        At December 31,
                                               ---------------------------------
                                                 1996         1995         1994
                                               -------      -------      -------
Three months or less ....................      $ 7,015      $ 9,482      $ 6,134
Over three months through six months ....       10,561        6,919        4,636
Over six months through twelve months ...       16,959        8,593        7,184
Over twelve months ......................       21,211       21,860       19,147
                                               -------      -------      -------
   Total ................................      $55,746      $46,854      $37,101
                                               =======      =======      =======


22 HARRIS SAVINGS BANK 1996 ANNUAL REPORT

MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(All dollar amounts presented in the tables are in thousands)


FINANCIAL CONDITION (continued)

Deposits and Borrowings (continued) The Bank pays deposit insurance premiums to the Savings Association Insurance Fund ("SAIF") of the FDIC. The Bank's assessment rate, through December 31, 1996, was 23 basis points and the Bank's insurance premiums paid to the SAIF totaled $2.3 million, $2.1 million, and $2.2 million in 1996, 1995, and 1994, respectively. On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 to recapitalize the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC") and to provide for repayment of the FICO (Financial Institution Collateral Obligation) bonds issued by the United States Treasury Department. The FDIC levied a one-time special assessment on SAIF deposits equal to 65.7 cents per $100 of the SAIF-assessable deposit base as of March 31, 1995. The one-time special assessment amounted to an additional expense to the Bank of approximately $7.0 million in 1996. During the years 1997, 1998 and 1999, the Bank Insurance Fund ("BIF") will pay $322 million of FICO debt service, and SAIF will pay $458 million. [Note -- Qualifying Oakar institutions (BIF-insured banks that acquired SAIF deposits and continue to pay SAIF assessments on a portion of their deposits) are entitled to reduce their SAIF assessment base by 20% for purposes of calculating this special assessment. (Qualified Oakar banks are: any Oakar bank that, as of June 30, 1995, had an AADA (adjusted attributable deposit amount) that was less than half of all its total domestic deposits of any Oakar bank that met all the following conditions as of June 30, 1995: more than $5 billion in total assessable deposits; AADA was less than 75% of that amount; belonged to a bank holding company system that, in the aggregate, had more BIF-insured deposits than SAIF-insured deposits.)]

     During 1997, 1998 and 1999, the average regular annual deposit insurance assessment is estimated to be about 1.29 cents per $100 of deposits for BIF deposits and 6.44 cents per $100 of deposits for SAIF deposits. Individual institution's assessments will continue to vary according to their capital and management ratings. As always, the FDIC will be able to raise the assessments as necessary to maintain the funds at their target capital ratios provided by law. After 1999, BIF and SAIF will share the FICO costs equally. Under current estimates, BIF and SAIF assessment bases would each be assessed at the rate of approximately 2.43 cents per $100 of deposits. The FICO bonds will mature in 2018-2019, ending the interest payment obligation.

     The law also provides that BIF and SAIF are to merge to form the Deposit Insurance Fund ("DIF") at the beginning of 1999, provided that there are no SAIF institutions in existence at that time. Merger of the Funds will require state laws to be amended in those states authorizing savings associations to eliminate that authorization (state chartered savings banks will not be affected). This provision reflects Congress' apparent intent to merge thrift and commercial bank charters by January 1999; however, no law has yet been enacted to achieve that purpose.

   The Act also provides regulatory relief to the financial services industry relative to environmental risks, frequency of examinations, and the simplification of forms and disclosures.

     Based on current deposit levels, management expects that the decrease in the FDIC assessment rate will favorably impact pretax results of operations in an amount estimated at $1,968,000 for 1997.

     At December 31, 1996 and 1995, the Bank had other borrowings totaling $420.6 million and $19.2 million, respectively. In both years, borrowings were comprised of two categories: ESOP borrowings totaling $1.5 million and $2.0 million at December 31, 1996 and December 31, 1995, respectively; and FHLB advances totaling $419.1 million and $17.2 million at December 31, 1996 and December 31, 1995, respectively.

     Average non-deposit borrowings, which include escrow accounts, stock subscriptions, and other borrowed funds, amounted to $204.9 million, $19.9 million, and $9.9 million in 1996, 1995, and 1994, respectively. The increase of $185.0 million in 1996 as compared to 1995 resulted primarily from the addition of $160.4 million in average FHLB borrowings. The increase in FHLB advances was the result of management's decision to leverage excess stockholder capital. The borrowings were used to support increases in both the loan and marketable securities portfolios, as well as to augment deposit outflows. The increase of $10.0 million in 1995 compared to 1994 resulted primarily from the addition of $12.6 million in average FHLB borrowings.

     Management believes that with a leverage capital ratio of 7.3% at December 31, 1996, the Bank continues to be well capitalized and that the increased earnings from leveraged transactions will enhance stockholder value.

Table 17  Other Borrowings Information


                                                   FHLB          ESOP          Total
                                                 --------       ------       --------
Outstanding at December 31, 1996 ............    $419,146       $1,485       $420,631
Weighted average rate at December 31, 1996...        5.79%        5.75%          5.78%
Maximum amount outstanding at any month end..    $419,146       $1,485       $420,631
Average amount outstanding for the year .....    $171,179       $1,517       $172,696
Weighted average rate for the year ..........        5.87%        5.75%          5.86%


                                       HARRIS SAVINGS BANK 1996 ANNUAL REPORT 23

MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(All dollar amounts presented in the tables are in thousands)


FINANCIAL CONDITION (continued)

Deposits and Borrowings (continued)

Table 18  Maturity of Other Borrowings

                                                          At December 31,
                                                 -------------------------------
                                                   1996         1995       1994
                                                 --------     -------     ------
Three months or less .......................     $ 30,495     $17,695     $  495
Over three months through six months .......            0           0          0
Over six months through twelve months ......      137,000           0          0
Over twelve months .........................      253,136       1,485      1,980
                                                 --------     -------     ------
   Total ...................................     $420,631     $19,180     $2,475
                                                 ========     =======     ======


     Pursuant to collateral agreements with the FHLB, advances are fully secured by certain debt securities and qualifying first mortgage loans. There were available lines of credit totaling $959,949,000 and $107,572,000 at December 31, 1996 and 1995, respectively.

     In conjunction with the corporate reorganization and stock issuance accomplished on January 25, 1994, the Bank borrowed $2,475,000 from an unrelated local institution to fund the purchase of 247,500 shares of Harris Savings Bank stock. The purpose of this stock purchase was to establish the Bank's ESOP. The terms of the ESOP borrowing include five equal annual principal installments of $495,000 beginning January 25, 1995 and on the last day of January each year thereafter until retirement of the debt. Interest on the borrowing accrues at the rate of 5.75% per annum and is payable monthly.

     During 1996 and 1995, the Bank sold repurchase agreements, the average balance of which was $22,855,000 and $1,631,000 for the years ended December 31, 1996 and 1995, respectively. The highest month-end balance oustanding was $54,605,000 and $18,600,000 during the years 1996 and 1995, respectively. The securities underlying the agreements were under the Bank's control.

Acquisitions On April 19, 1996, the Bank acquired First Harrisburg Bancor, Inc. ("First Harrisburg"), a local thrift institution. The acquisition was a 100% cash purchase of all outstanding First Harrisburg common shares at $14.77 per share, which resulted in a total cost of approximately $38 million, and was accounted for by the Bank as a purchase transaction. As of April 19, 1996, First Harrisburg had total assets of approximately $276.6 million and total liabilities of approximately $252.2 million. The Bank recorded approximately $13.8 million of goodwill upon consummation of this acquisition, which is being amortized over a fifteen year period using the straight-line method.

Liquidity The Bank's primary sources of funds are deposits, borrowings and proceeds from principal and interest payments on loans and marketable securities. While maturities and scheduled amortization of loans and marketable securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Bank is required to maintain a sufficient level of liquid assets, as determined by management and reviewed for adequacy by the FDIC during their regular examination. The FDIC, however, does not prescribe by regulation a minimum amount or percentage of liquid assets. The FDIC allows any marketable security, whose sale would not impair the capital adequacy of the Bank, to be eligible for liquidity. The Bank's liquidity is quantified through the use of three ratios: a standard liquidity ratio of liquid assets to short-term borrowings plus deposits and two "dependency" ratios of volatile liabilities (certificates of deposit greater than $100,000 plus short-term borrowings) less short-term assets, to long-term assets, with the desired result being a negative percentage. The first dependency ratio is calculated internally by the Bank and includes investments in the available-for-sale portfolio in short-term assets. The second dependency ratio is calculated according to FDIC guidelines and excludes the available-for-sale portfolio from short-term assets. The Bank's standard FDIC liquidity ratios were 63.7%, 51.1%, and 48.2% at December 31, 1996, 1995, and 1994, respectively. The Bank's FDIC qualified liquid assets were $858.8 million, $560.1 million, and $441.8 million at December 31, 1996, 1995, and 1994, respectively. The Bank's internal "dependency" liquidity ratios, as calculated by management, were (53.1%), (16.4%), and (12.4%) at December 31, 1996, 1995, and 1994, respectively. The
FDIC's "dependency" liquidity ratios for the Bank were 13.0%, 3.2%, and .7% at December 31, 1996, 1995, and 1994, respectively.

     The Bank anticipates that it will have sufficient funds available to meet its current commitments. At December 31, 1996, the Bank had commitments to originate loans, including funds available on construction loans of $46.1 million. At December 31, 1996, the Bank had commitments to purchase $13.7 million of marketable securities. The Bank also is obligated to pay $9.8 million under its lease agreements for branch and administrative facilities. Certificates of deposit which are scheduled to mature in one year or less at December 31, 1996, totaled $494.6 million. Based on historical experience, management estimates that a significant portion of such deposits will remain with the Bank.


24 HARRIS SAVINGS BANK 1996 ANNUAL REPORT

MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(All dollar amounts presented in the tables are in thousands)


FINANCIAL CONDITION (continued)

Regulations Although the United States Supreme Court has rendered a decision in favor of nationwide insurance sales by banks and which also bars states from blocking insurance sales by national banks in towns with populations of no more than 5,000, the entrance of banks into the insurance industry is hotly contested. On the heels of the Supreme Court's ruling, the Office of the Comptroller of the Currency has issued draft guidelines for national banks to sell insurance. This federal guidance, however, will not necessarily ease state restrictions which currently hinder bank insurance sales. States that have traditionally been opposed to bank insurance sales could impose licensing requirements and other restrictions hampering bank insurance activities. Because the insurance industry is opposed to banks selling and underwriting insurance, it is difficult to determine to what extent banks will be allowed to engage in insurance activities and the regulatory costs that will be attached to such activities.

     Congress is currently considering legislative reform centered on repealing the Glass-Steagell Act which prohibits commercial banks from engaging the securities industry. The major initiative proposed by the House Banking Committee Chairman, James Leach, has recently been defeated. Leach's proposal required a financial services holding company structure which would be permitted to own a bank and a separately capitalized securities firm. Under Leach's proposal, banks, however, would be prohibited from affiliating with insurance companies or nonfinancial firms. The holding company structure would be regulated by the Federal Reserve Board, and its subsidiaries would be supervised by the applicable regulator based on their respective functions. Alternatively, Leach's proposal also permitted a securities firm to establish an investment bank holding company to own an uninsured wholesale financial institution and a securities unit. Although Leach's proposal, as currently drafted, has been canceled, he has announced his plans to introduce legislation proposing limited regulatory relief.

     From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of the Bank. It cannot be predicted whether such legislation will be adopted or, if adopted, how such legislation would affect the business of the Bank. As a consequence of the extensive regulation of commercial banking activities in the United States, the Bank's business is particularly susceptible to being affected by federal legislation and regulations that may increase the cost of doing business. Except as specifically described above, liquidity, capital resources and results of operations of the Bank will be immaterial. Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation which, if they were implemented, would have a material adverse effect upon the liquidity, capital resources or results of operations, although the general cost of compliance with numerous and multiple federal state laws does have, and in the future may have, a negative impact on the Bank's results of operations.

     Further, the business of the Bank is also affected by the state of the financial services industry in general. As a result of legal and industry changes, Management predicts that the industry will continue to experience an increase in consolidations and mergers as the financial services industry strives for greater cost efficiencies and market share. Management believes that such consolidations and mergers may enhance its competitive position as a community bank.

Monetary Policy The earnings of the Bank are affected by domestic economic conditions and the monetary and fiscal policies of the United States Government and its agencies. An important function of the Federal Reserve System is to regulate the money supply and interest rates. Among the instruments used to implement those objectives are open market operations in United States government securities and changes in reserve requirements against member bank deposits. These instruments are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may also affect rates charged on loans or paid for deposits.

     The Bank is a member of the Federal Reserve System and, therefore, the policies and regulations of the Federal Reserve Board have a significant effect on its deposits, loans and investment growth, as well as the rate of interest earned and paid, and are expected to affect the Bank's operations in the future. The effect of such policies and regulations upon the future business and earnings of the Bank cannot be predicted.

Environmental Regulation There are several federal and state statutes which regulate the obligations and liabilities of financial institutions pertaining to environmental issues. In addition to the potential for attachment of liability resulting from its own actions, a bank may be held liable under certain circumstances for the actions of its borrowers, or third parties, when such actions result in environmental problems on properties that collateralize loans held by the bank. Further, the liability has the potential to far exceed the original amount of the loan issued by the Bank. Currently, the Bank is not a party to any pending legal proceeding pursuant to any environmental statute, nor is the Bank aware of any circumstances which may give rise to liability under any such statute.

Inflation and Changing Prices The consolidated statements in this report have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money due to inflation. The impact of inflation is reflected in the increased cost of the Bank' operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.


                                       HARRIS SAVINGS BANK 1996 ANNUAL REPORT 25

MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(All dollar amounts presented in the tables are in thousands)


FINANCIAL CONDITION (continued)

Corporate Reorganization and Stock Issuance On January 25, 1994, Harris Savings Bank reorganized into a Pennsylvania chartered mutual holding company. The reorganization was accomplished through the purchase and assumption of assets and liabilities whereby the Bank: (i) incorporated a Pennsylvania capital stock savings bank and transferred most of its assets (except $1.0 million) and all of its liabilities, including all of its deposit liabilities, to the newly-formed bank in exchange for all of the common stock of the Bank not sold in the Offering; and (iii) adopted a new charter issued by the Pennsylvania Department of Banking changing its form to that of a state chartered mutual holding company. Each savings account of the Bank at the time of the reorganization became a savings account in the newly-formed bank in the same amount and upon the same terms and conditions, except the holder of each such deposit account retained liquidation rights with respect to the holding company rather than the Bank.

     Prior to the reorganization, the Bank received the approval of the Federal Reserve, the Pennsylvania Department of Banking and the FDIC for transactions contemplated by the plan of reorganization. The plan of reorganization authorized the Bank to offer stock in one or more stock offerings up to a maximum of 49% of the issued and outstanding shares of its common stock. The common stock was offered on a priority basis to: (i) eligible depositors as of December 31, 1992; the employee stock ownership plan (ESOP); (iii) officers, trustees and employees of the Bank, and the Bank's recognition and retention plans (RRP); (iv) other depositors and borrowers as of October 29, 1993; and (v) the general public. Subscriptions received during the offering period which ended December 29, 1993, including shares reserved for the ESOP, exceeded the maximum offering of 2,500,000 shares ($25,000,000). As a result of the maximum subscription, Harris Financial, MHC (mutual holding company) received 8,500,000 shares (76.4%) of Harris Savings Bank (stock bank) stock. Also, the ESOP received 247,500 shares and the RRP received 125,000 shares. As a result of the stock offering, Harris Savings Bank received gross proceeds of $25.2 million which net of expenses associated with the offering of $1.5 million resulted in net capital additions to the Bank of $23.7 million.

     During 1996, 1995 and 1994, the Bank's mutual holding company parent, Harris Financial, MHC, waived all of its dividends due from Harris Savings Bank. These dividends, had they not been waived, would have totaled $4.9 million, $4.3 million and $2.3 million in 1996, 1995 and 1994, respectively. Recently, the Federal Reserve Board and the FDIC have devoted attention to the issue of such dividend waivers and their potential impact on future appraisals of FDIC-insured institutions considering a full stock conversion. The Federal Reserve Board and the FDIC are also reviewing whether such dividend waivers potentially represent a breach of fiduciary duties by directors of mutual holding companies. Management is currently monitoring developments related to its existing and contemplated future dividend waivers.

     On January 27, 1997, the Board of Directors of the Bank approved the reorganization of the Bank and its existing mutual holding company into a two-tier mutual holding company structure with the establishment of a state chartered corporation as the stock holding company parent of the Bank. Completion of the reorganization is subject to regulatory and stockholder approval and is expected to be completed during the second quarter of 1997.

New Accounting Guidance In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". Principally, SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the consistent application of a financial components approach (for example, focus on assets and liabilities that remain after the transfer takes place) that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings.

     In addition, SFAS 125 extends the "available-for-sale" or "trading" approach of SFAS 115 to all financial assets that contractually can be prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. Such financial assets can no longer be classified as held to maturity.

     SFAS 125 is effective for transfers of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. The extension of SFAS 125 to all financial assets subject to prepayment risk is effective for financial assets held on or after January 1, 1997. Management does not believe that this statement will have a material effect on the Bank's consolidated financial position or results of operations.

     In December 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 127 (SFAS 127), "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125". SFAS 127 defers the effective date of certain provisions of SFAS 125 until after December 31, 1997. Earlier or retroactive application is not permitted.


26 HARRIS SAVINGS BANK 1996 ANNUAL REPORT

                                    [ LOGO ]

                             235 North Second Street
                                  P.O. Box 1711
                         Harrisburg, Pennsylvania 17105
                                 (717) 236-4041


                                MANAGEMENT REPORT

Financial Statements

     Harris Savings Bank (the Bank) is responsible for the preparation, integrity and fair presentation of its published financial statements as of December 31, 1996, and the year then ended. The financial statements have been prepared in accordance with generally accepted accounting principles, and as such, include amounts, some of which are based on judgements and estimates of management.


Internal Control Structure Over Financial Reporting

     Management is responsible for establishing and maintaining an effective internal control structure over financial reporting presented in conformity with generally accepted accounting principles and the Federal Financial Institutions Examination Council instructions for Consolidated Reports of Condition and Income (call report instructions). The structure contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

     There are inherent limitations in the effectiveness of any internal control structure, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control structure may vary over time.

     Management assessed the Bank's internal control structure over financial reporting presented in conformity with generally accepted accounting principles and call report instructions as of December 31, 1996. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control -- Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 1996, Harris Savings Bank maintained an effective internal control structure over financial reporting presented in conformity with generally accepted accounting principles and call report instructions.

Compliance With Laws and Regulations

     Management is also responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the FDIC as safety and soundness laws and regulations.

     Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that Harris Savings Bank complied, in all significant respects, with the designated laws and regulations relating to safety and soundness for the year ended December 31, 1996.


/s/ William J. McLaughlin
----------------------------------------------------------------------
William J. McLaughlin, President and Chief Executive Officer


/s/ James L. Durrell
----------------------------------------------------------------------
James L. Durrell, Executive Vice President and Chief Financial Officer


                                       HARRIS SAVINGS BANK 1996 ANNUAL REPORT 27

INDEPENDENT AUDITORS' REPORT


KPMG   Peat Marwick LLP
       Certified Public Accountants

       225 Market Street          Telephone 717 238-7131    Telefax 717 233 1101
       Suite 300
       P.O. Box 1190
       Harrisburg, PA 17108-1190


The Board of Directors
Harris Savings Bank

We have audited the accompanying consolidated statements of financial condition of Harris Savings Bank and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harris Savings Bank and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for mortgage servicing rights in 1996 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 122, "Accounting for Mortgage Servicing Rights".


                                            KPMG Peat Marwick LLP

January 21, 1997


Member Firm of
Klynveld Peat Marwick Goerdeler


28 HARRIS SAVINGS BANK 1996 ANNUAL REPORT

HARRIS SAVINGS BANK AND SUBSIDIARIES
CONSOLIDATED STATEMENTS
OF FINANCIAL CONDITION
December 31, 1996 and 1995 (in thousands, except per share data)


                                                                                      1996             1995
                                                                                   ----------       ----------
Assets
Cash and cash equivalents ...................................................      $   29,693       $   35,452
Marketable securities held-to-maturity
   (fair value of $109,912 and $152,381) (note 4) ...........................         109,417          149,663
Marketable securities available-for-sale (note 4) ...........................         719,493          375,269
Loans receivable, net (note 5) ..............................................         823,916          651,605
Loans held for sale, net ....................................................           9,053                0
Loan servicing rights (note 6) ..............................................          12,264            5,489
Real estate held for investment (note 7) ....................................             898            1,003
Foreclosed real estate (note 7) .............................................           7,042            6,563
Premises and equipment, net (note 8) ........................................          14,595           10,093
Intangible assets (note 10) .................................................          21,695            9,986
Accrued interest receivable (note 9) ........................................          12,052            8,279
Income taxes receivable .....................................................           4,677                0
Other assets ................................................................           3,317            2,462
                                                                                   ----------       ----------
   Total assets .............................................................      $1,768,112       $1,255,864
                                                                                   ==========       ==========

Liabilities and Stockholders' Equity
Deposits (note 11) ..........................................................      $1,173,423       $1,073,710
Escrow ......................................................................           8,203            4,649
Accrued interest payable ....................................................           3,012            1,078
Other borrowings (note 12) ..................................................         420,631           19,180
Postretirement benefit obligation (note 15) .................................           2,360            2,247
Deferred tax liability, net (note 18) .......................................           3,257            1,564
Other liabilities ...........................................................           4,474            1,884
Income taxes payable ........................................................               0               93
                                                                                   ----------       ----------
   Total liabilities ........................................................       1,615,360        1,104,405
                                                                                   ----------       ----------

Commitments (notes 14 and 19)

Common stock, $.01 par value, authorized 50,000,000 shares;
  11,216,400 shares issued and outstanding at December 31, 1996, and
  11,210,400 shares issued and outstanding at December 31, 1995 .............             112              112
Paid in capital .............................................................          25,902           25,322
Retained earnings ...........................................................         124,812          125,244
Net unrealized gain on marketable securities (note 4) .......................           3,615            3,120
Employee stock ownership plan (note 16) .....................................          (1,024)          (1,519)
Recognition and retention plans (note 17) ...................................            (665)            (820)
                                                                                   ----------       ----------
   Total stockholders' equity ...............................................         152,752          151,459
                                                                                   ----------       ----------
   Total liabilities and stockholders' equity ...............................      $1,768,112       $1,255,864
                                                                                   ==========       ==========

See accompanying notes to consolidated financial statements.


                                       HARRIS SAVINGS BANK 1996 ANNUAL REPORT 29

HARRIS SAVINGS BANK AND SUBSIDIARIES
CONSOLIDATED STATEMENTS
OF INCOME
Years ended December 31, 1996, 1995 and 1994
(in thousands, except per share data)


                                                                1996           1995          1994
                                                              --------       -------       -------
Interest income:
Loans receivable:
   First mortgage loans ................................      $ 46,798       $36,577       $36,323
   Commercial loans ....................................         5,413         4,276         3,675
   Consumer and other loans ............................        15,759         8,857         7,357
   Held-for-sale .......................................         1,655             0             0
Taxable investments ....................................        10,193         8,647         4,330
Tax-free investments ...................................         2,603             0             0
Dividends ..............................................         3,404         1,508         1,448
Mortgage-backed securities .............................        21,856        20,726        20,799
Money market investments ...............................           307            34             0
                                                              --------       -------       -------
   Total interest income ...............................       107,988        80,625        73,932
                                                              --------       -------       -------

Interest expense:
Deposits (note 11) .....................................        55,804        46,705        37,905
Borrowed funds (note 12) ...............................        11,392           863           134
Escrow .................................................           130           128           202
                                                              --------       -------       -------
   Total interest expense ..............................        67,326        47,696        38,241
                                                              --------       -------       -------
   Net interest income .................................        40,662        32,929        35,691

Provision for loan losses (note 5) .....................         1,957             0             0
                                                              --------       -------       -------
   Net interest income after provision for loan losses..        38,705        32,929        35,691
                                                              --------       -------       -------

Non-interest income:
Service charges on deposits ............................           932           775           729
Other service charges/commissions/fees .................           857           631           743
Net servicing income ...................................         1,322         1,032           911
(Loss) gain on sale of mortgage-backed securities, net..        (1,221)          110        (1,410)
Gain on sale of other securities, net ..................            37             0         1,421
Gain (loss) on sale of loans, net ......................         1,863           (68)            0
Other ..................................................           206            84           109
                                                              --------       -------       -------
   Total non-interest income ...........................         3,996         2,564         2,503
                                                              --------       -------       -------

Non-interest expense:
Salaries and benefits ..................................        14,710        11,387        11,390
Equipment expense ......................................         1,647         1,103         1,286
Occupancy expense ......................................         2,467         1,821         1,709
Advertising and public relations .......................         1,545           642           630
FDIC insurance .........................................         9,305         2,115         2,151
Director fees ..........................................           307           311           304
Income from real estate operations (note 7) ............          (355)         (542)         (144)
Amortization and write-off of intangibles (note 10).....         2,107           374             0
Non-operational loss (note 5) ..........................         4,305             0             0
Other ..................................................         6,149         3,565         3,467
                                                              --------       -------       -------
   Total non-interest expense ..........................        42,187        20,776        20,793
                                                              --------       -------       -------

Income before income taxes .............................           514        14,717        17,401
Income tax (benefit) expense (note 18) .................          (517)        5,503         7,348
                                                              --------       -------       -------

   Net income ..........................................      $  1,031       $ 9,214       $10,053
                                                              ========       =======       =======

Earnings per share (notes 1 and 3) .....................      $   0.09       $  0.84       $  0.85
                                                              ========       =======       =======

See accompanying notes to consolidated financial statements.


30 HARRIS SAVINGS BANK 1996 ANNUAL REPORT

HARRIS SAVINGS BANK AND SUBSIDIARIES
CONSOLIDATED STATEMENTS
OF STOCKHOLDERS' EQUITY
Years ended December 31, 1996, 1995 and 1994 (in thousands)


                                                                                   Net         Employee   Recognition
                                                                                Unrealized       Stock       And
                                            Common     Paid In     Retained   Gain (Loss) on   Ownership   Retention
                                            Stock      Capital     Earnings     Securities       Plan        Plans         Total
                                            ------     -------     --------   --------------   ---------  -----------    --------
Balance at January 1, 1994.............      $  0      $     0     $107,886      $      0      $      0     $      0     $107,886
Stock issuance.........................       111       23,606                                                             23,717
Net income.............................                              10,053                                                10,053
Dividends paid at $.27 per share.......                                (647)                                                 (647)
Exercised stock options................         1          537                                                                538
Implementation of change in accounting
  for marketable securities, net of
  tax effect of $4,004.................                                             6,645                                   6,645
Change in unrealized gain (loss)
  on marketable securities, net of
  tax effect of ($6,356)...............                                           (10,550)                                (10,550)
Common stock acquired by ESOP..........                                                          (2,475)                   (2,475)
ESOP stock committed for release.......                                                             461                       461
Common stock acquired by RRP plans.....                                                                       (1,250)      (1,250)
Earned portion of RRP plans............                                                                          257          257
Excess of fair value above cost of
  ESOP stock committed for release.....                    306                                                                306
Excess of fair value above cost of
  earned portion of RRP stock..........                     95                                                                 95
                                             ----      -------     --------      --------      --------     --------     --------
Balance at December 31, 1994...........       112       24,544      117,292        (3,905)       (2,014)        (993)     135,036
Net income.............................                               9,214                                                 9,214
Dividends paid at $.51 per share.......                              (1,262)                                               (1,262)
Exercised stock options................                    316                                                                316
Change in unrealized gain (loss)
  on marketable securities, net of
  tax effect of $4,233.................                                             7,025                                   7,025
ESOP stock committed for release.......                                                             495                       495
Earned portion of RRP plans............                                                                           173         173
Excess of fair value above cost of
  ESOP stock committed for release.....                    359                                                                359
Excess of fair value above cost of
  earned portion of RRP stock..........                    103                                                                103
                                             ----      -------     --------      --------      --------     --------     --------
Balance at December 31, 1995...........       112       25,322      125,244        3,120         (1,519)        (820)     151,459
Net income.............................                               1,031                                                 1,031
Dividends paid at $.58 per share.......                              (1,463)                                               (1,463)
Exercised stock options................                     60                                                                 60
Change in unrealized gain (loss)
  on marketable securities, net of
  tax effect of $298...................                                              495                                      495
ESOP stock committed for release.......                                                             495                       495
Earned portion of RRP plans............                                                                          155          155
Excess of fair value above cost of
  ESOP stock committed for release.....                    342                                                                342
Excess of fair value above cost of
  earned portion of RRP stock..........                     82                                                                 82
Tax benefit of RRP shares awarded
  and options exercised................                     96                                                                 96
                                             ----      -------     --------      --------      --------     --------     --------
Balance at December 31, 1996...........      $112      $25,902     $124,812      $  3,615      $ (1,024)    $   (665)    $152,752
                                             ====      =======     ========      ========      ========     ========     ========

See accompanying notes to consolidated financial statements.


                                       HARRIS SAVINGS BANK 1996 ANNUAL REPORT 31

HARRIS SAVINGS BANK AND SUBSIDIARIES
CONSOLIDATED STATEMENTS
OF CASH FLOWS
Years ended December 31, 1996, 1995 and 1994 (in thousands)


                                                                   1996           1995           1994
                                                                ---------       --------       --------
Cash flows from operating activities:
Net income ................................................     $   1,031      $   9,214      $  10,053
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Non-operational loss (note 5) ..........................         4,305              0              0
   Provision for loan losses ..............................         1,957              0              0
   Net depreciation, amortization and accretion ...........         4,043            844            (22)
   Origination of loans held for sale .....................       (84,824)             0              0
   Proceeds from sale of loans held for sale ..............        87,137              0              0
   Net loss (gain) on sales of interest earning assets ....          (679)           (42)           (11)
   Loss (gain) on the sale of foreclosed real estate ......           250           (113)             6
   Equity (income) losses from joint ventures .............           (15)            69              7
   (Increase) decrease in accrued interest receivable .....        (3,773)        (2,114)           281
   Increase in accrued interest payable ...................         1,934            470            122
   Amortization and write-off of intangibles ..............         2,107            374              0
   Earned ESOP shares .....................................           837            854            767
   Earned RRP shares ......................................           237            276            352
   Provision for deferred income taxes ....................         1,678            836          3,029
   Other, net .............................................        (1,373)          (713)         1,229
                                                                ---------       --------       --------

   Net cash provided by operating activities ..............        14,852          9,955         15,813
                                                                ---------       --------       --------

Cash flows from investing activities:
Proceeds from maturities and principal reductions
  of marketable securities:
   Held-to-maturity .......................................        40,180         60,273         54,189
   Available-for-sale .....................................        71,532         31,476         40,254
Proceeds from sales of marketable securities:
   Available-for-sale .....................................       421,605          2,701        108,092
Purchase of marketable securities:
   Held-to-maturity .......................................             0       (110,267)      (103,663)
   Available-for-sale .....................................      (600,362)       (76,674)       (82,919)
Purchase of loans .........................................        (8,474)       (14,239)             0
Loans sold ................................................         7,242          5,808            378
Net increase in loan originations less principal
  payments of loans .......................................      (175,927)       (80,699)       (16,473)
Purchase of loan servicing rights .........................        (3,708)        (5,866)             0
Investment in real estate held for investment .............          (141)          (299)             0
Proceeds from payments on real estate held for investment..            12            384            355
Purchase of premises and equipment ........................        (2,852)          (643)          (550)
Cash proceeds received from the sale of
  foreclosed real estate ..................................           783          1,120            890
Branch purchase ...........................................             0        115,611              0
Bank acquisition net of cash received .....................       (25,849)             0              0
                                                                ---------       --------       --------

Net cash (used in) provided by investing activities .......      (275,959)       (71,314)           553
                                                                ---------       --------       --------


32 HARRIS SAVINGS BANK 1996 ANNUAL REPORT

HARRIS SAVINGS BANK AND SUBSIDIARIES
CONSOLIDATED STATEMENTS
OF CASH FLOWS (CONTINUED)
Years ended December 31, 1996, 1995 and 1994 (in thousands)



                                                                          1996           1995          1994
                                                                       ---------      ---------      ---------
Cash flows from financing activities:
Net increase (decrease) in deposits ..............................     $ (71,218)     $  37,163      $ (27,327)
Net increase in other borrowings .................................       329,463         16,705          2,475
Net increase (decrease) in escrow, stock over-subscriptions
   and stock subscriptions payable ...............................        (1,494)          (467)       (31,527)
Net proceeds from stock issuance .................................             0              0         23,717
Cash dividends ...................................................        (1,463)        (1,262)          (647)
Purchase of ESOP shares ..........................................             0              0         (2,475)
Purchase of RRP shares ...........................................             0              0         (1,250)
Proceeds from the exercise of stock options ......................            60            316            538
                                                                       ---------      ---------      ---------
   Net cash provided by (used in) financing activities ...........       255,348         52,455        (36,496)
                                                                       ---------      ---------      ---------

   Net decrease in cash and cash equivalents .....................        (5,759)        (8,904)       (20,130)

Cash and cash equivalents at beginning of year ...................        35,452         44,356         64,486
                                                                       ---------      ---------      ---------

Cash and cash equivalents at end of year .........................     $  29,693      $  35,452      $  44,356
                                                                       =========      =========      =========

Supplemental disclosures:
Cash paid during the years for:
   Interest on deposits, advances and other borrowings
     (includes interest credited to deposit accounts) ............     $  65,392      $  47,226      $  38,092
   Income taxes ..................................................         2,575          5,107          5,494

Non-cash investing activities:
Transfers from loans to foreclosed real estate ...................     $     923      $     619      $   1,213
Mortgage-backed securities received in exchange for mortgage loans       176,450         12,518          8,296

Bank acquisition (note 10):
Fair value of assets acquired ....................................     $ 276,581      $       0      $       0
Premium paid .....................................................        13,816              0              0
Fair value of liabilities assumed ................................       252,211              0              0

Branch acquisition (note 10):
Fair value of assets acquired ....................................     $       0      $ 115,611      $       0
Deposit premium paid .............................................             0         10,360              0
Fair value of liabilities assumed ................................             0        125,971              0


See accompanying notes to consolidated financial statements.


                                       HARRIS SAVINGS BANK 1996 ANNUAL REPORT 33

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1996, 1995 and 1994



(1) Summary of Significant Accounting Policies The accounting and reporting policies of Harris Savings Bank and subsidiaries conform to generally accepted accounting principles and to general practices within the banking industry.

     The following is a description of the more significant of those policies.

     (a) Basis of Financial Statement Presentation The accompanying consolidated financial statements include the accounts of Harris Savings Bank ("the Bank"), Harris Delaware Corporation, Avstar Mortgage Corporation, HS Service Corporation, First Harrisburg Service Corporation and CBL Service Corporation, its wholly-owned subsidiaries. The Bank is primarily engaged in attracting deposits from the general public and investing deposit funds primarily in one-to-four family residential loans, commercial loans, consumer loans and marketable securities. Harris Delaware Corporation was incorporated during 1995 for the purpose of managing certain investments in marketable securities. Avstar Mortgage Corporation is a mortgage banking company which originates primarily one-to-four family residential loans. HS Service Corporation is primarily engaged in residential real estate investments in joint ventures. First Harrisburg Service Corporation is mainly involved with title insurance activities and an investment in a wholly-owned subsidiary which is primarily engaged in real estate investments in joint ventures. CBL Service Corporation is inactive and has negligible assets and liabilities. All significant intercompany transactions and balances are eliminated in consolidation. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

     In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

     Management believes that the allowances for losses on loans and foreclosed real estate are adequate. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in economic conditions.

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments of information available to them at the time of their examination.

     (b) Cash and Cash Equivalents For purposes of the statement of cash flows, the Bank defines cash equivalents as demand deposits with other financial institutions.

     (c) Marketable Securities Marketable securities are classified in three categories and accounted for as follows:

o Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

o Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

o Debt and equity securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported in a separate component of stockholders' equity.

     Premiums and discounts are amortized or accreted over the term of the related securities using a method that approximates the interest method, adjusted for prepayments. Gains or losses upon sale are determined using the specific identification method.

     Federal law requires a member institution of the Federal Home Loan Bank
(FHLB) system to hold stock of its district FHLB according to a predetermined formula. This stock is recorded at cost and may be pledged to secure FHLB advances.

     (d) Loans Receivable Loans receivable are stated at unpaid principal balances, adjusted for the allowance for loan losses, net deferred loan origination fees and unearned discounts and premiums.

     Discounts and premiums on first mortgage loans are amortized to income using a method that approximates the interest method over the remaining period to contractual maturity, adjusted for prepayments. Discounts on consumer loans are recognized over the lives of the loans using methods that approximate the interest method.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers ability to repay, estimated value of any underlying collateral and current economic conditions.


34 HARRIS SAVINGS BANK 1996 ANNUAL REPORT

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1996, 1995 and 1994


(1) Summary of Significant Accounting Policies (continued)

     (d) Loans Receivable (continued) Recognition of interest income on loans is computed using the interest method. Interest on loans that are contractually past due ninety days and over is reserved in accordance with regulatory requirements. Loans are returned to accrual status when the collectability of past due principal and interest is reasonably assured.

     The Bank adopted the provisions of Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan", SFAS 114, as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure", SFAS 118, on January 1, 1995. Generally, all non-accrual loans are deemed to be impaired. In addition, management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. In evaluating whether a loan is impaired, management considers not only the amount that the Bank expects to collect but also the timing of collection. Generally, if a delay in payment is insignificant (e.g. less than 30 days), a loan is not deemed to be impaired.

     When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, at the loan's market price or fair value of the collateral if the loan is collateral dependent. The majority of loans deemed to be impaired by management are collateral dependent. Loans are evaluated individually for impairment. The Bank excludes smaller balance, homogeneous loans (e.g. primarily consumer and residential mortgages) from the evaluation for impairment. Impairment losses are excluded from the allowance for possible loan losses. Impaired loans are charged-off when management believes that the ultimate collectibility of a loan is not likely.

     Interest income on impaired loans is generally recorded as payments are collected. Interest on impaired loans that are contractually past due ninety days and over is reserved in accordance with regulatory requirements.

     (e) Loans Held for Sale Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or market, net of deferred fees relating to the specific loans. Gains and losses on the sale of loans are determined using the specific identification method.

     (f) Real Estate Held for Investment and Foreclosed Real Estate In 1996, the Bank adopted the provisions of Financial Accounting Standard No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS 121 provides guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill related to both assets to be held and used and assets to be disposed of. The adoption of SFAS 121 did not impact the Bank's financial position or results of operations. Real estate properties acquired through loan foreclosure are initially recorded at the lower of the carrying or fair value less estimated costs to sell at the date of foreclosure. At the time of foreclosure the excess, if any, of the carrying value over the estimated fair value of the property is charged to the allowance for loan losses. Real estate properties held for investment are carried at the lower of cost, including cost of improvements and amenities incurred subsequent to acquisition, or estimated net realizable value. Costs relating to development and improvement of property are capitalized, whereas costs relating to holding property are expensed.

     Valuations are periodically performed by management on both real estate held for investment and foreclosed real estate. An allowance for losses is established by a charge to operations if the carrying value of real estate held for investment exceeds its estimated net realizable value, or the carrying value of foreclosed real estate exceeds its estimated fair value.

     (g) Premises and Equipment Buildings, leasehold improvements, furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. Buildings, furniture, fixtures, and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. The cost of leasehold improvements is being amortized using the straight-line method over the lesser of the estimated useful lives or the terms of the related leases.

     (h) Loan Origination and Commitment Fees and Related Costs Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans. Calculation of the interest method is done on a loan-by-loan basis. The amortization of deferred fees and costs is discontinued on non-performing loans.

     (i) Intangible Assets Deposit premiums are amortized over the estimated benefit period (approximately 7 years). The amortization period for deposit premiums is subject to periodic review for reasonableness by management.

     (j) Goodwill Goodwill results when, under the purchase method of accounting for acquisitions, the amount paid for the acquired entity is greater than the net of the fair value of the assets acquired less the fair value of the liabilities assumed. The Bank amortizes goodwill over the estimated benefit period (15 years). The amortization period for goodwill is subject to periodic review by management.


                                       HARRIS SAVINGS BANK 1996 ANNUAL REPORT 35

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1996, 1995 and 1994



(1) Summary of Significant Accounting Policies (continued)

     (k) Loan Servicing Effective January 1, 1996, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65" (SFAS
122). SFAS 122 amended Statement 65 to require an institution to recognize as separate assets the rights to service mortgage loans for others when a mortgage loan is sold or securitized and servicing rights retained. When capitalizing mortgage servicing rights, the Bank allocates the total cost of the mortgage loans (the recorded investment in the mortgage loans including net deferred fees or costs and any purchase premium or discount) to the mortgage servicing rights and loans (without the mortgage servicing rights) based on their relative fair values. Such fair value is primarily based on observable market prices. Mortgage servicing rights (including purchased mortgage servicing) are amortized in proportion to, and over the period of, estimated net servicing revenue based on management's best estimate of remaining loan lives. The effect of adoption of SFAS 122 was an increase to income of approximately $1,896,000 in 1996.

     The Bank measures the impairment of servicing rights based on the difference between the carrying amount of the servicing rights and their current fair value as obtained from an independent mortgage consultant. Impairment of servicing rights is recognized through a valuation allowance. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceed their fair value. For the purpose of evaluating and measuring impairment of capitalized mortgage servicing rights, the Bank stratifies those rights based on the predominant risk characteristics of the underlying loans. The Bank primarily stratifies mortgage servicing rights by loan type (for example, conventional or government guaranteed and adjustable rate or fixed rate mortgage loans) and interest rate. Valuation techniques for measuring fair value incorporate assumptions that market participants use in estimating future servicing income and expense, including assumptions about prepayment, default and interest rates.

     (l) Income Taxes The Bank accounts for income taxes using the asset and liability method. The objective of the asset and liability method is to establish deferred tax assets and liabilities for temporary differences between the financial reporting and tax basis of the Bank's assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled.

     (m) Derivative Financial Instruments The Bank has no material involvement with derivative financial instruments that meet the definition of SFAS 119.

     (n) Earnings Per Share Earnings per share are based on the weighted average number of common shares outstanding during each period and common equivalent shares (using the treasury share method) outstanding at the end of the year. The Bank's common equivalent shares consist of dilutive stock options, unearned shares for the RRPs and unearned shares under the ESOP, and amounted to 104,997, 131,130, and 139,920 for the twelve months ended December 31, 1996, 1995 and 1994, respectively. The resulting number of shares used in computing earnings per share was 11,089,495, 11,014,583 and 10,908,964 in 1996, 1995 and 1994,
respectively. Per share net income for the 25-day period ended January 25, 1994 totaled $.07 per share and is excluded from 1994 earnings per share.

     (o) Dividends The Bank may not pay dividends on or repurchase any of its common stock if the effect thereof would reduce net worth below the level of adequate capitalization as defined by the FDIC and the Pennsylvania Department of Banking.

     During 1996, 1995 and 1994, the Bank's mutual holding company parent, Harris Financial, MHC, waived all of its dividends due from the Bank. These dividends, had they not been waived, would have totaled $4,930,000, $4,335,000 and $2,312,000 in 1996, 1995 and 1994, respectively.

     (p) Stock-Based Compensation In 1996, the Bank adopted Statement of Financial Accounting Standard No. 123 (SFAS 123), "Accounting for Stock-Based Compensation", SFAS 123, for disclosure purposes only. SFAS 123 defines a fair value based method of accounting for employee stock compensation plans. The pro forma disclosure of net income and earnings per share is included in footnote
17. The Bank continues to account for stock-based compensation under the intrinsic value based method under APB Opinion No. 25.

     (q) Reclassifications Certain amounts in prior years' financial statements may have been reclassified to conform with the current year's classifications.


(2) Regulatory Structure The Bank's primary regulators are the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation (FDIC). The Bank also is bound by many of the provisions of Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA).

     The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined by the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.


36 HARRIS SAVINGS BANK 1996 ANNUAL REPORT

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables are in thounsands)


(2) Regulatory Structure (continued) As of June 30, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual and required capital amounts and ratios are presented in the following table.


                                                                                         For Capital
                                                 Actual                               Adequacy Purposes
                                           ---------------  ----------------------------------------------------------------
                                            Amount   Ratio               Amount                             Ratio
                                           -------   -----  --------------------------------   -----------------------------
As of December 31, 1996:
Total Capital (to Risk Weighted Assets)..  $134,539  14.7%  greater than or equal to $73,151   greater than or equal to 8.0%
Tier I Capital (to Risk Weighted Assets).   126,217  13.8%  greater than or equal to  36,575   greater than or equal to 4.0%
Tier I Capital (to Average Assets).......   126,217   8.3%  greater than or equal to  61,099   greater than or equal to 4.0%

As of December 31, 1995:
Total Capital (to Risk Weighted Assets).. $142,870  21.4%  greater than or equal to $53,522    greater than or equal to 8.0%
Tier I Capital (to Risk Weighted Assets).  136,757  20.5%  greater than or equal to  26,761    greater than or equal to 4.0%
Tier I Capital (to Average Assets).......  136,757  12.1%  greater than or equal to  45,339    greater than or equal to 4.0%




                                                                   To Be Well Capitalized
                                                                  Under Prompt Corrective
                                                                     Action Provisions
                                           -----------------------------------------------------------------
                                                        Amount                             Ratio
                                           --------------------------------   ------------------------------
As of December 31, 1996:
Total Capital (to Risk Weighted Assets)..  greater than or equal to $91,438   greater than or equal to 10.0%
Tier I Capital (to Risk Weighted Assets).  greater than or equal to  54,863   greater than or equal to  6.0%
Tier I Capital (to Average Assets).......  greater than or equal to  76,373   greater than or equal to  5.0%

As of December 31, 1995:
Total Capital (to Risk Weighted Assets).. greater than or equal to $66,902    greater than or equal to 10.0%
Tier I Capital (to Risk Weighted Assets). greater than or equal to  40,141    greater than or equal to  6.0%
Tier I Capital (to Average Assets)....... greater than or equal to  56,674    greater than or equal to  5.0%












     The Pennsylvania Department of Banking also required a minimum regulatory leverage capital ratio of 3% and a risk-based capital ratio of 8% as of December 31, 1996 and December 31, 1995. The Bank exceeded minimum regulatory capital ratios at December 31, 1996 and 1995.


(3) Corporate Reorganization and Stock Issuance On January 25, 1994, the Bank reorganized into a Pennsylvania chartered mutual holding company through a purchase and assumption of assets and liabilities whereby the Bank: (i) incorporated a Pennsylvania capital stock savings bank; (ii) transferred most of its assets (except $1.0 million) and all of its liabilities, including all of its deposit liabilities, to the newly-formed bank in exchange for all of the common stock of the Bank not sold in the Offering; and (iii) adopted a new charter issued by the Pennsylvania Department of Banking changing its form to that of a state chartered mutual holding company. Each savings account of the Bank at the time of the reorganization became a savings account in the newly-formed bank in the same amount and upon the same terms and conditions, except the holder of each such deposit account retains liquidation rights with respect to the holding company rather than the Bank.

     Prior to the reorganization, the Bank received the approval of the Federal Reserve, the Department of Banking and the FDIC for transactions contemplated by the plan of reorganization. The plan of reorganization authorized the Bank to offer stock in one or more stock offerings up to a maximum of 49% of the issued and outstanding shares of its common stock. The common stock was offered on a priority basis to: (i) eligible depositors as of December 31, 1992; (ii) the employee stock ownership plan (ESOP); (iii) officers, trustees and employees of the Bank, and the Bank's recognition and retention plans (RRP); (iv) other depositors and borrowers as of October 29, 1993; and (v) the general public. Subscriptions received during the offering period which ended December 29, 1993, including shares reserved for the ESOP, exceeded the maximum offering of 2,500,000 shares ($25,000,000). As a result of the maximum subscription, Harris Financial, MHC (mutual holding company) received 8,500,000 shares (76.4%) of Harris Savings Bank (stock bank) stock. Also, the ESOP received 247,500 shares and the RRP received 125,000 shares.

     As a result of the stock offering, Harris Savings Bank received gross proceeds of $25,250,000. Expenses associated with the offering totaled $1,533,000, resulting in net capital additions to the Bank of $23,717,000. The Bank recorded common stock at par of $111,000 and paid in capital of $23,606,000 from the stock issuance.

     On January 27, 1997, the Board of Directors of the Bank approved the reorganization of the Bank and its existing mutual holding company into a two-tier mutual holding company structure with the establishment of a state chartered corporation as the stock holding company parent of the Bank. Completion of the reorganization is subject to regulatory and stockholder approval and is expected to be completed during the second quarter of 1997.


                                       HARRIS SAVINGS BANK 1996 ANNUAL REPORT 37

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables are in thousands)


(4) Marketable Securities The amortized cost, gross unrealized holding gains, gross unrealized holding losses and fair value for held-to-maturity and available-for-sale securities by major security type at December 31, 1996, were as follows:

                                                       Gross         Gross
                                                    Unrealized    Unrealized
                                        Amortized     Holding       Holding       Fair
                                          Cost         Gains        Losses        Value
                                        --------     --------     --------      --------
Held-to-maturity:
U.S. Government and agencies ......       $ 72,513     $    408     $   (138)     $ 72,783
Mortgage-backed securities:
   FNMA PC's ......................          4,780          121            0         4,901
   Private issue CMO's ............         32,124          110           (6)       32,228
                                          --------     --------     --------      --------
Total mortgage-backed securities ..         36,904          231           (6)       37,129
                                          --------     --------     --------      --------
Total securities held-to-maturity .       $109,417     $    639     $   (144)     $109,912
                                          ========     ========     ========      ========

Available-for-sale:
U.S. Government and agencies ........     $143,370     $    312     $   (961)     $142,721
Corporate bonds .....................       17,000            0         (340)       16,660
SBA's ...............................       31,522          183            0        31,705
Municipal obligations ...............       89,840        1,294         (979)       90,155
FHLB stock ..........................       20,972            0            0        20,972
Other equities ......................       81,915        4,966          (45)       86,836
Asset-backed securities .............        2,756            2            0         2,758
Mortgage-backed securities:
   FNMA PC's ........................       10,040           37            0        10,077
   FHLMC PC's .......................       70,942        1,147         (231)       71,858
   GNMA PC's ........................        1,565           28            0         1,593
   Private issue PC's ...............       36,598          155           (4)       36,749
   FNMA CMO's .......................       62,597          106           (5)       62,698
   FHLMC CMO's ......................      122,851          145         (130)      122,866
   Private issue CMO's ..............       21,732          165          (52)       21,845
                                          --------     --------     --------      --------
Total mortgage-backed securities ....      326,325        1,783         (422)      327,686
                                          --------     --------     --------      --------
Total securities available-for-sale..     $713,700     $  8,540     $ (2,747)     $719,493
                                          ========     ========     ========      ========

     The amortized cost and fair value of marketable securities at December 31, 1996 by expected maturity are shown below.

                                                        Amortized       Fair
                                                           Cost         Value
                                                        --------       --------
Held-to-maturity:
Due in one year or less ........................        $      0        $      0
Due after one year through five years ..........          71,307          71,555
Due after five years through ten years .........           1,206           1,228
Due after ten years ............................               0               0
Mortgage-backed securities .....................          36,904          37,129
                                                        --------        --------
   Total securities held-to-maturity ...........        $109,417        $109,912
                                                        ========        ========

Available-for-sale:
Due in one year or less ........................        $ 74,892        $ 74,050
Due after one year through five years ..........         122,135         121,895
Due after five years through ten years .........          53,183          53,591
Due after ten years ............................          31,522          31,705
Equity securities ..............................         102,887         107,808
Asset-backed securities ........................           2,756           2,758
Mortgage-backed securities .....................         326,325         327,686
                                                        --------        --------
   Total securities available-for-sale .........        $713,700        $719,493
                                                        ========        ========


     Marketable securities having a carrying value of $5,031,000 at December 31, 1996 were pledged to secure public deposits. Marketable securities having a carrying value of $445,914,000 were pledged as collateral for FHLB advances at December 31, 1996.

38 HARRIS SAVINGS BANK 1996 ANNUAL REPORT

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables are in thousands)



(4) Marketable Securities (continued) The amortized cost, gross unrealized holding gains, gross unrealized holding losses and fair value for held-to-maturity and available-for-sale securities by major security type at December 31, 1995, were as follows:

                                                       Gross         Gross
                                                    Unrealized    Unrealized
                                        Amortized     Holding       Holding       Fair
                                          Cost         Gains        Losses        Value
                                        --------     --------     --------      --------
Held-to-maturity:
U.S. Government and agencies ......     $ 77,578     $  1,844     $      0      $ 79,422
FHLB securities ...................          700            0            0           700
Mortgage-backed securities:
   FNMA PC's ......................        5,574          274            0         5,848
   FHLMC PC's .....................        2,997            0          (22)        2,975
   FNMA CMO's .....................        7,193            0          (29)        7,164
   FHLMC CMO's ....................       17,557            6          (41)       17,522
   Private issue CMO's ............       38,064          686            0        38,750
                                        --------     --------     --------      --------
Total mortgage-backed securities ..       71,385          966          (92)       72,259
                                        --------     --------     --------      --------
Total securities held-to-maturity .     $149,663     $  2,810     $    (92)     $152,381
                                        ========     ========     ========      ========

Available-for-sale:
U.S. Government and agencies ......     $ 44,018     $    696     $    (75)     $ 44,639
FHLB stock ........................        6,576            0            0         6,576
Other equities ....................       16,443        2,827            0        19,270
Mortgage-backed securities:
   FNMA PC's ......................       13,908            0         (150)       13,758
   FHLMC PC's .....................      125,721        2,998         (475)      128,244
   Private issue PC's .............       49,741            8          (91)       49,658
   FNMA CMO's .....................       65,423           10         (490)       64,943
   FHLMC CMO's ....................       48,439           73         (331)       48,181
                                        --------     --------     --------      --------
Total mortgage-backed securities ..      303,232        3,089       (1,537)      304,784
                                        --------     --------     --------      --------
Total securities available-for-sale     $370,269     $  6,612     $ (1,612)     $375,269
                                        ========     ========     ========      ========


     Activity from the sale of marketable securities is as follows:

                                       1996             1995             1994
                                    ---------         ---------        ---------
Proceeds ...................        $ 421,605         $   2,701        $ 108,092
                                    =========         =========        =========
Gross gains ................        $     514         $     110        $   2,556
Gross losses ...............            1,698                 0            2,545
                                    ---------         ---------        ---------
Net (loss) gain ............        $  (1,184)        $     110        $      11
                                    =========         =========        =========


     All sales of marketable securities occurred in the available-for-sale portfolio in 1996, 1995 and 1994.

     During 1995, the FASB promulgated a one-time "window" during which entities would be allowed to reclassify securities from the held-to-maturity portfolio to the available-for-sale portfolio without tainting securities remaining as held-to-maturity. During this period, the Bank reclassified $122.1 million of marketable securities from held-to-maturity to available-for-sale, recording an unrealized loss of approximately $1.6 million in the carrying value of the available-for-sale portfolio. The corresponding decrease to stockholders' equity, net of tax, was approximately $1.0 million. The transfer of securities was done primarily to provide the Bank with increased flexibility in managing interest rate risk.

                                       HARRIS SAVINGS BANK 1996 ANNUAL REPORT 39

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables are in thousands)


(5) Loans Receivable Loans receivable at December 31 are summarized as follows:

                                                                         1996         1995
                                                                      ---------    ---------
First mortgage loans (principally conventional):
Principal balances:
   Secured by one-to-four family residences ......................    $ 514,694    $ 472,998
   Secured by other residential real estate properties ...........       21,299       27,171
   Construction loans (net of undisbursed
     portion of $27,401 and $22,301) .............................       25,647       23,415
   Other .........................................................       21,777       23,015
                                                                      ---------    ---------
                                                                        583,417      546,599
Less:
   Unearned premiums .............................................         (327)        (220)
   Net deferred loan origination fees ............................        8,504        8,235
                                                                      ---------    ---------

   Total first mortgage loans ....................................      575,240      538,584
                                                                      ---------    ---------

Consumer and other loans:
Principal balances:
   Mobile home ...................................................       65,794       20,991
   Home equity and second mortgage ...............................      153,464       83,031
   Credit cards ..................................................            0        3,258
   Commercial ....................................................       17,636        2,240
   Other .........................................................        5,672        5,031
                                                                      ---------    ---------
                                                                        242,566      114,551
Plus:
   Net deferred loan origination costs ...........................          552          276
   Dealer reserves ...............................................       13,880        4,308
                                                                      ---------    ---------

   Total consumer and other loans ................................      256,998      119,135
                                                                      ---------    ---------

Less allowance for loan losses ...................................        8,322        6,114
                                                                      ---------    ---------

   Net loans .....................................................    $ 823,916    $ 651,605
                                                                      =========    =========


     Loans having a carrying value of $719,408,000 were pledged as collateral for FHLB advances at December 31, 1996.

   Activity in the allowance for loan losses is summarized as follows for the years ended December 31:

                                              1996          1995         1994
                                            -------       -------       -------
Balance at beginning of year .........      $ 6,114       $ 6,269       $ 6,584
Addition due to acquisition ..........        1,074             0             0
Provision charged to income ..........        1,957             0             0
Charge-offs and recoveries, net ......         (823)         (155)         (315)
                                            -------       -------       -------
Balance at end of year ...............      $ 8,322       $ 6,114       $ 6,269
                                            =======       =======       =======


     Nonaccrual and renegotiated loans for which interest has been reduced totaled approximately $4,875,000, $1,947,000 and $3,000,000 at December 31,
1996, 1995 and 1994, respectively. Interest income foregone on these loans amounted to $293,000, $76,000 and $141,000 during 1996, 1995 and 1994, respectively.

     At December 31, 1996, the Bank had no impaired loans. At December 31, 1995, the Bank had impaired loans totaling $1.0 million. The Bank recorded no impairment loss reserves at December 31, 1996 and 1995. The Bank's average carrying value of impaired loans was $0 in 1996 and $1.0 million in 1995. No interest income was recognized on impaired loans during 1996 or 1995.


40 HARRIS SAVINGS BANK 1996 ANNUAL REPORT

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables are in thousands)


(5) Loans Receivable (continued) In connection with identified violations of internal control policies and certain unauthorized external activities concerning the Bank's relationship with a mortgage brokering company that followed the acquisition of First Harrisburg by the Bank, a $4.3 million loss was incurred in 1996.

     The Bank's mortgage banking subsidiary sells loans with recourse. At December 31, 1996, the amount of loans sold with recourse was approximately $1.2 million.


(6) Loan Servicing Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans at December 31 are summarized as follows:


                                                    1996          1995         1994
                                                 ----------   ----------    ---------
Mortgage loan portfolios serviced for:
FHLMC.....................................       $  645,403   $  424,188    $ 198,022
FNMA......................................          349,671       22,094        1,937
Other investors...........................           68,912        1,476        2,003
                                                 ----------   ----------    ---------
                                                 $1,063,986   $  447,758    $ 201,962
                                                 ==========   ==========    =========


   Activity associated with mortgage servicing rights is summarized as follows:


                                                  Purchased   Originated     Total
                                                  ----------  -----------  ---------
Balance at December 31, 1994..................    $      0      $     0    $       0
Additions.....................................       5,866            0        5,866
Amortization..................................        (377)           0         (377)
                                                  --------     --------    ---------
Balance at December 31, 1995..................       5,489            0        5,489
Acquired in business combination..............       2,120          132        2,252
Additions.....................................       3,708        2,411        6,119
Amortization..................................      (1,081)        (393)      (1,474)
Net change in valuation allowance.............        (122)           0         (122)
                                                  --------     --------    ---------
Balance at December 31, 1996..................    $ 10,114      $ 2,150     $ 12,264
                                                  ========      =======     ========

   Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $11,347,000 and $3,397,000 at December 31, 1996 and 1995, respectively.


(7) Real Estate The Bank and its wholly-owned subsidiaries have direct investments in real estate projects and participate in joint ventures with third parties engaged primarily in acquiring, developing and constructing residential housing units. Real estate held at December 31 is summarized as follows:

                                                            1996         1995
                                                          --------     --------
Investments in real estate partnerships, gross........    $  3,104     $  2,992
Equity in partnerships................................        (363)        (355)
Reserves..............................................      (1,843)      (1,634)
                                                          --------     --------
Investments in real estate partnerships, net..........         898        1,003
Foreclosed real estate................................       7,042        6,563
                                                          --------     --------
                                                          $  7,940     $  7,566
                                                          ========     ========


   Income from real estate operations for the years ended December 31 is as follows:

                                                             1996       1995        1994
                                                           -------     -------     ------
Equity income (losses) in partnerships.................    $    15     $   (69)    $   (7)
Net (loss) gain on sale of foreclosed real estate......       (250)        113         (6)
Foreclosed real estate income, net.....................        590         498        157
                                                           -------     -------     ------
   Net income..........................................    $   355     $   542     $  144
                                                           =======     =======     ======


                                       HARRIS SAVINGS BANK 1996 ANNUAL REPORT 41

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables are in thousands)



(7) Real Estate (continued) Summaries of assets, liabilities and partners' deficit of the partnerships and operations for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                                1996       1995       1994
                                               -------    -------    ------
Assets:
Cash .......................................   $    12    $    72    $   105
Land, buildings and construction in progress     2,892      2,513      2,762
Other assets ...............................       372        538        711
                                               -------    -------    -------
   Total assets ............................   $ 3,276    $ 3,123    $ 3,578
                                               =======    =======    =======

Liabilities and partners' deficit:
Mortgage loans payable to the Bank .........   $ 3,104    $ 2,992    $ 3,322
Other liabilities ..........................       706        847        806
                                               -------    -------    -------
   Total liabilities .......................     3,810      3,839      4,128
                                               -------    -------    -------

Partners' deficit:
HS Service Corporation .....................      (423)      (358)      (275)
Second Harrisburg Service Corporation ......       116          0          0
Other ......................................      (227)      (358)      (275)
                                               -------    -------    -------
   Total partners' deficit .................      (534)      (716)      (550)
                                               -------    -------    -------
   Total liabilities and partners' deficit .   $ 3,276    $ 3,123    $ 3,578
                                               =======    =======    =======


                                                 1996       1995       1994
                                               -------    -------    -------
Operations of partnerships:
   Real estate sales .......................   $   652    $   425    $   738
   Other income ............................         8         34         18
                                               -------    -------    -------
                                                   660        459        756
Cost of sales ..............................      (387)      (273)      (444)
Selling and other expenses .................      (298)      (320)      (297)
                                               -------    -------    -------
   Net (loss) income .......................   $   (25)   $  (134)   $    15
                                               =======    =======    =======


(8) Premises and Equipment A summary of premises and equipment at December 31, 1996 and 1995 follows:

                                                                     Estimated
                                            1996          1995     Useful Lives
                                        ----------      -------    ------------
Land..................................   $   2,315      $ 1,654
Buildings and improvements............      11,706        9,531     5-50 years
Leasehold improvements................       2,126        1,849     5-10 years
Furniture and equipment...............      10,346        7,921     5-10 years
Automobiles...........................         164          111     3 years
Software..............................       1,783        1,397     5 years
Accumulated depreciation..............     (13,845)     (12,370)
                                         ---------     --------
                                         $  14,595     $ 10,093
                                         =========     ========

   Depreciation expense for the years 1996, 1995 and 1994 amounted to $1,216,000, $934,000 and $1,115,000, respectively.


(9) Accrued Interest Receivable Accrued interest receivable at December 31 is summarized as follows:

                                                         1996            1995
                                                       -------         -------
Government and other securities ................       $ 5,530         $ 2,117
Mortgage-backed securities .....................         2,021           2,399
Loans receivable ...............................         4,501           3,763
                                                       -------         -------
                                                       $12,052         $ 8,279
                                                       =======         =======

42 HARRIS SAVINGS BANK 1996 ANNUAL REPORT

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables are in thousands)


(10) Intangible Assets In November 1995, the Bank and First Harrisburg Bancor, Inc. ("First Harrisburg"), a local thrift institution, signed a definitive agreement for the Bank to acquire First Harrisburg. The acquisition, which was consummated on April 19, 1996, was a 100% cash purchase of all outstanding First Harrisburg common shares at $14.77 per share, which resulted in a total cost of approximately $38 million, and was accounted for by the Bank as a purchase transaction. As of April 19, 1996, First Harrisburg had total assets of approximately $276.6 million and total liabilities of approximately $252.2 million. The Bank recorded approximately $13.8 million of goodwill upon consummation of this acquisition, which is being amortized over a fifteen year period using the straight-line method.

   Effective September 29, 1995, Harris Savings Bank completed an acquisition of two banking offices located in Hagerstown, Maryland from Columbia First Bank. The acquisition included the purchase of $126.0 million in deposit liabilities, $115.4 million of cash and cash equivalents and $.3 million in selected loans and fixed assets. The acquisition was accounted for as a purchase and resulted in a deposit premium of $10.4 million, which is being amortized over a seven year period using the straight-line method.

   The activity in intangible assets was as follows:

                                          Deposit
                                          Premium       Goodwill         Total
                                         --------       --------       --------
Balance at December 31, 1994 ......      $      0       $      0       $      0
Additions .........................        10,360              0         10,360
Amortization ......................          (374)             0           (374)
                                         --------       --------       --------
Balance at December 31, 1995 ......         9,986              0          9,986
Additions .........................             0         13,816         13,816
Amortization ......................        (1,479)          (628)        (2,107)
                                         --------       --------       --------
Balance at December 31, 1996 ......      $  8,507       $ 13,188       $ 21,695
                                         ========       ========       ========
Accumulated amortization ..........      $  1,853       $    628       $  2,481
                                         ========       ========       ========



(11) Deposits The Bank pays deposit insurance premiums to the Savings Association Insurance Fund ("SAIF") of the FDIC. The Bank's deposit insurance premium rate through December 31, 1996 was .23% of its assessed deposit base, resulting in total premiums assessed of $2,261,000, $2,115,000 and $2,151,000 in 1996, 1995 and 1994, respectively. In addition, on September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 to recapitalize the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC") and to provide for repayment of the Financial Institution Collateral Obligation bonds issued by the United States Treasury Department. The FDIC levied a one-time special assessment on SAIF deposit equal to 65.7 cents per $100 of the SAIF-assessable deposit base as of March 31, 1995. The one-time special assessment amounted to an additional expense to the Bank of approximately $7.0 million in 1996. Beginning in 1997, the insurance premium rate will be .0644% of the assessed deposit base.

   Deposits at December 31, 1996 and 1995 are summarized as follows:


                                                                                    1996                       1995
        Weighted average rate                                            ------------------------  ------------------------
        at December 31, 1996                                               Amount         Percent     Amount        Percent
       ----------------------                                            ----------       -------  ----------       -------
Demand and NOW accounts, including non-interest
   bearing deposits of $31,769 and $15,705 ................      2.01%   $   84,715         7.22   $   64,586         6.02
Money market ..............................................      4.08%      129,096        11.00       95,628         8.91
Savings ...................................................      2.76%      150,019        12.78      140,715        13.10
                                                                          ---------       ------    ---------       ------
                                                                            363,830        31.00      300,929        28.03
                                                                          ---------       ------    ---------       ------
Certificates of deposit:
  0% to 3.99% .............................................      3.31%        9,748         0.83        8,767         0.82
  4% to 4.99% .............................................      4.91%      217,156        18.50       54,686         5.09
  5% to 5.99% .............................................      5.43%      355,712        30.33      437,878        40.78
  6% to 6.99% .............................................      6.34%      182,729        15.57      220,929        20.58
  7% to 7.99% .............................................      7.13%       30,571         2.60       36,543         3.40
  8% to 8.99% .............................................      8.37%       11,126         0.95       11,383         1.06
  9% to 9.99% .............................................      9.01%        1,301         0.11        1,417         0.13
10% and over ..............................................      0.00%            0         0.00           30         0.00
                                                                          ---------       ------    ---------       ------
                                                                            808,343        68.89      771,633        71.86
Clubs .....................................................      2.42%        1,250         0.11        1,148         0.11
                                                                          ---------       ------    ---------       ------
Total time deposits .......................................                 809,593        69.00      772,781        71.97
                                                                          ---------       ------    ---------       ------
Total deposits ............................................      4.49%   $1,173,423       100.00   $1,073,710       100.00
                                                                         ==========       ======   ==========       ======


                                       HARRIS SAVINGS BANK 1996 ANNUAL REPORT 43

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables are in thousands)


(11) Deposits (continued) The aggregate amount of time deposits with a minimum denomination of $100,000 was approximately $55,746,000 and $46,854,000 at December 31, 1996 and 1995, respectively. At December 31, 1996, scheduled maturities by weighted average rate of certificates of deposit are as follows:

                                             Year ending December 31,
                                      ------------------------------------------
     Weighted average rate              1997             1998             1999
     ---------------------            --------         --------         --------
  0% to 3.99% ...............         $  9,726         $     22         $      0
  4% to 4.99% ...............          184,668           27,015            5,202
  5% to 5.99% ...............          207,481           98,892           28,600
  6% to 6.99% ...............           83,928           43,474           38,537
  7% to 7.99% ...............            2,661            6,028              914
  8% to 8.99% ...............            4,952            2,895            2,652
  9% to 9.99% ...............            1,137               61              100
10% and over ................                0                0                0
                                      --------         --------         --------
                                      $494,553         $178,387         $ 76,005
                                      ========         ========         ========


                                              Year ending December 31,
                                       -----------------------------------------
     Weighted average rate              2000             2001         Thereafter
     ---------------------             -------         -------         --------
  0% to 3.99% ..................       $     0         $     0         $     0
  4% to 4.99% ..................           157               0             114
  5% to 5.99% ..................         9,760           9,151           1,828
  6% to 6.99% ..................        12,437             706           3,647
  7% to 7.99% ..................        17,865           1,180           1,923
  8% to 8.99% ..................           487               4             136
  9% to 9.99% ..................             3               0               0
10% and over ...................             0               0               0
                                       -------         -------         -------
                                       $40,709         $11,041         $ 7,648
                                       =======         =======         =======


   Interest expense on deposits for the years ended December 31 is summarized as follows:

                                               1996          1995         1994
                                             -------       -------       -------
Money market .........................       $ 4,853       $ 3,036       $ 2,056
Savings ..............................         4,171         4,679         7,361
NOW ..................................         1,112         1,064         1,107
Certificates of deposit ..............        45,615        37,871        27,326
Clubs ................................            53            55            55
                                             -------       -------       -------
                                             $55,804       $46,705       $37,905
                                             =======       =======       =======



(12)  Other Borrowings  Borrowed funds at December 31 are summarized as follows:

                                                    1996               1995
                                                  --------           --------
FHLB advances ............................        $419,146           $ 17,200
ESOP loan ................................           1,485              1,980
                                                  --------           --------
Total other borrowings ...................        $420,631           $ 19,180
                                                  ========           ========

   Pursuant to collateral agreements with the FHLB, advances are fully secured by certain debt securities and qualifying first mortgage loans. There were available lines of credit totaling $959,949,000 and $107,572,000 at December 31, 1996 and 1995, respectively.

   In conjunction with the corporate reorganization and stock issuance accomplished on January 25, 1994, as discussed in note (3), the Bank borrowed $2,475,000 from an unrelated local institution to fund the purchase of 247,500 shares of Harris Savings Bank stock. The purpose of this stock purchase was to establish the Bank's ESOP. The terms of the ESOP borrowing include five equal annual principal installments of $495,000 beginning January 25, 1995 and on the last day of January each year thereafter until retirement of the debt. Interest on the borrowing accrues at the rate of 5.75% per annum and is payable monthly.

   During 1996 and 1995, the Bank sold repurchase agreements, the average balance of which was $22,855,000 and $1,631,000 for the years ended December 31, 1996 and 1995, respectively. The highest month-end balance outstanding was $54,605,000 and $18,600,000 during the years 1996 and 1995, respectively. The securities underlying the agreements were under the Bank's control.

44 HARRIS SAVINGS BANK 1996 ANNUAL REPORT

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables are in thousands)

(12) Other Borrowings (continued) At December 31, 1996, FHLB advances consisted of the following:

                                             Weighted
                        Amount             Average Rate           Maturities
                       --------           -------------        -----------------
                       $167,000                5.58%           Less than 1 year
                         77,149                6.07%             1 to 3 years
                        174,997                5.86%             3 to 5 years
                       --------                ----            ----------------
                       $419,146                5.79%
                       ========                ====


     Interest expense on other borrowings for the years ended December 31 is summarized as follows:

                                             1996          1995           1994
                                           -------        -------        -------
FHLB advances .....................        $10,040        $   646        $     0
Repurchase agreements .............          1,265            100              0
ESOP ..............................             87            117            134
                                           -------        -------        -------
                                           $11,392        $   863        $   134
                                           =======        =======        =======


(13) Restrictions Retained earnings are partially restricted in connection with regulations related to the insurance of deposit accounts which require the Bank to maintain certain statutory reserves. The Bank is required, by the Federal Reserve Bank, to maintain cash reserves. At December 31, 1996, the Bank's reserve requirement was $5,162,000.


(14) Off-Balance Sheet Items The Bank issues financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and performance standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Bank also makes commitments to sell loans and to purchase marketable securities.

     At December 31, 1996 and 1995, the Bank had the following off-balance sheet items:

                                                              1996        1995
                                                            -------      -------
Commitments:
To extend credit:
   Unused open-end consumer lines of credit ..........      $41,287      $27,949
   Unused open-end commercial lines of credit ........       45,214            0
   Unused credit card lines ..........................            0       24,929
   Funds available on construction loans .............       27,401       22,301
   Loan originations and purchases ...................       18,677       23,217
To sell loans ........................................        6,894            0
To purchase marketable securities ....................       13,745            0
Performance standby letters of credit ................        3,206        1,549


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the customer. Collateral held includes residential and income-producing commercial properties.

     Performance standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The terms of the letters of credit vary from 6 months to 36 months and may have renewal features. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary.

     Most of the Bank's business activity is with customers located within the Bank's defined market area. The Bank grants commercial, residential and consumer loans throughout central Pennsylvania. Since the majority of the Bank's loan portfolio is located in central Pennsylvania, a substantial portion of the Bank's debtors' ability to honor their contracts and increases or decreases in the market value of the real estate collateralizing such loans may be significantly affected by the level of economic activity in this area.


                                       HARRIS SAVINGS BANK 1996 ANNUAL REPORT 45

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables are in thousands)

(15) Employee Benefits The Bank has a qualified non-contributory defined benefit pension plan covering substantially all of its employees. Benefits are based on years of service and the employee's average monthly pay using the five highest years of Bank employment. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

     The following sets forth the plan's funded status and amounts recognized in the Bank's statement of financial condition at December 31, 1996 and 1995:

                                                                                    1996        1995
                                                                                  ---------   --------
Actuarial present value of benefit obligations:
Accumulated benefit obligation:
     Vested ...................................................................   $  6,523    $  6,337
     Non-vested ...............................................................        123          90
                                                                                  --------    --------
                                                                                     6,646       6,427
Effect of projected future compensation .......................................      2,502       2,206
                                                                                  --------    --------
Projected benefit obligation for service rendered to date .....................      9,148       8,633
Plan assets at fair value .....................................................     10,999       9,935
                                                                                  --------    --------
Plan assets above projected benefit obligation ................................      1,851       1,302
Unrecognized net (gain) .......................................................     (1,025)        (77)
Unrecognized prior service cost ...............................................        195         210
Unrecognized net asset being amortized over 22 years ..........................       (461)       (499)
                                                                                  --------    --------
   Prepaid pension cost .......................................................   $    560    $    936
                                                                                  ========    ========



   The components of net pension expense for the years ended December 31, 1996, 1995 and 1994 are as follows:


                                                                        1996        1995       1994
                                                                      -------     -------     -------
Service cost-benefits earned during the period ....................   $   591     $   483     $   539
Interest cost on projected benefit obligation .....................       593         558         510
Actual return on plan assets ......................................    (1,335)     (1,534)       (205)
Net amortization and deferral of gains and (losses) (1) ...........       527         845        (443)
                                                                      -------     -------     -------
   Net pension expense ............................................   $   376     $   352     $   401
                                                                      =======     =======     =======

(1) This item comprises:
Current year's net asset gain (loss) deferred for later recognition   $   550     $   869     $  (429)
Amortization of prior service cost ................................        15          15          15
Amortization of unrecognized net asset or obligation at transaction       (38)        (39)        (38)
Amortization of net loss ..........................................         0           0           9
                                                                      -------     -------     -------
                                                                      $   527     $   845     $  (443)
                                                                      =======     =======     =======
Assumptions used to develop the net pension cost were:

                                                                          1996       1995         1994
                                                                          ----       -----        ----
Discount rate .....................................................       7.5%        7.0%        7.0%
Expected long-term rate of return on asset ........................       8.0%        8.0%        8.0%
Rate of increase in compensation levels ...........................       5.0%        4.5%        5.0%


   Assets of the Bank's qualified non-contributory defined benefit pension plan consist primarily of U.S. Government securities, corporate bonds, equity securities and collective investment funds.

   The Bank also has a defined contribution pension plan covering substantially all employees. The Bank will provide a matching contribution of 25% of employee contributions to a maximum of 6% of employee compensation. Pension expense related to the defined contribution plan was $73,000, $61,000 and $60,000 in 1996, 1995 and 1994, respectively.

   In addition to pension benefits, the Bank provides certain health care and supplemental retirement benefits for retired employees. The Bank accounts for these postretirement benefits under the accrual method of accounting for postretirement benefits other than pensions. Previously, the Bank accounted for these benefits on a pay-as-you-go (cash) basis.

46 HARRIS SAVINGS BANK 1996 ANNUAL REPORT

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables are in thousands)


(15) Employee Benefits (continued) The components of net periodic postretirement benefit cost for the years ended December 31, 1996, 1995 and 1994, and the accumulated postretirement benefit obligation at December 31, 1996 and 1995 are as follows:

                                                    1996     1995     1994
                                                   ------   -----    -----
Net periodic postretirement benefit cost:
Service cost ....................................  $  120   $ 124    $ 126
Interest cost ...................................     129     139      103
Amortization of unrecognized prior service cost .       4      (9)       6
                                                   ------   -----    -----
   Total net periodic postretirement benefit cost  $  253   $ 254    $ 235
                                                   ======   =====    =====

                                                     1996    1995
                                                   ------   -----
Accumulated postretirement benefit obligation:
Fully eligible active and former members ......    $  345  $  327
Other active members ..........................       978   1,019
Retired members ...............................       414     402
                                                   ------  ------
                                                    1,737   1,748
Unrecognized net gain .........................       623     499
                                                   ------  ------
Accumulated postretirement benefit obligation
   recognized in the statement of condition ...    $2,360  $2,247
                                                   ======  ======



     The postretirement benefit obligation was determined using a discount rate of 7.5%. The assumed health care cost rate used in measuring the accumulated postretirement benefit obligation was 7.5% in 1996, decreasing by 0.5% per year to an ultimate rate of 5.5% in 2000 and thereafter over the projected payout period of benefits.

     The health care cost trend rate assumption has a significant effect on the amounts reported. For example, a 1.0% increase in the health care trend rate would increase the accumulated postretirement benefits obligation by approximately $389,000 at December 31, 1996 and increase the aggregate of the service and interest cost components by $67,000 for the year ended December 31, 1996.

(16) Employee Stock Ownership Plan On January 25, 1994, the Bank established a leveraged employee stock ownership plan (ESOP) for the benefit of substantially all employees. The Bank makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received on unearned shares. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and become eligible for allocation to employee accounts. Actual ESOP share allocations to employee accounts are based on each employee's relative portion of the Bank's total eligible compensation recorded during the year shares are earned. ESOP compensation expense was $838,000 and $854,000 for 1996 and 1995, respectively.

     The Bank accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt of the Bank and the shares pledged as collateral are reported as unearned ESOP shares in the Bank's statement of condition. As shares are earned, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share (EPS) computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of accrued interest.

   The ESOP shares as of December 31, 1996 and 1995 were as follows:

                                                   1996          1995
                                                ---------     --------
Allocated shares ............................      62,565       33,672
Shares released for allocation ..............      34,928       15,828
Earned shares not yet released for allocation      49,500       49,500
Shares distributed ..........................      (5,445)      (1,507)
Unearned shares .............................      99,000      148,500
                                                ---------    ---------
                                                  240,548      245,993
                                                             ---------
Fair value of unearned shares at December 31    $   1,807    $   2,970
                                                =========    =========

(17) Stock Award and Option Plans The Bank's stock award plans include the Recognition and Retention Plan for Officers and Employees and the Recognition and Retention Plan for Outside Directors ("the RRPs") which were established on January 25, 1994 (note 3). The RRPs provide for the granting of restricted stock awards to key employees and unrestricted stock awards to outside directors. Restricted stock awards will vest only if the Bank achieves certain financial goals over one-year performance periods. Recipients of restricted and unrestricted stock awards are not required to provide consideration to the Bank other than rendering service and have the right to vote the shares and receive dividends.

                                       HARRIS SAVINGS BANK 1996 ANNUAL REPORT 47

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables, except for per share amounts, are in thousands)


(17) Stock Award and Option Plans (continued) The following table summarizes the activity in the Bank's RRPs during 1996 and 1995:


                                  Restricted  Unrestricted    Unawarded   Total
                                   Shares       Shares         Shares     Shares
                                  ----------  ------------    -------    -------
Plan activity during 1995:
Unearned at December 31, 1994     44,000         20,000        52,250    116,250
Earned ......................     (9,925)        (7,999)            0    (17,924)
                                  ------          -----        ------     ------
Unearned at December 31, 1995     34,075         12,001        52,250     98,326

Plan activity during 1996:
Earned ......................     (9,925)        (6,999)            0    (16,924)
                                  ------          -----        ------     ------
Unearned at December 31, 1996     24,150          5,002        52,250     81,402
                                  ======          =====        ======     ======

     At the time of inception of the RRPs, the cost of the plan shares was recorded as unearned compensation in stockholders' equity. As granted shares are earned, compensation is charged to expense at market value (restricted shares) or at cost (unrestricted shares), unearned compensation is reduced at share cost ($10 per share), thereby increasing stockholders' equity, and paid in capital is increased by the appreciated portion of the restricted shares' market value. The Bank recorded compensation expense for earned RRP shares totaling $237,000, $276,000 and $352,000 in 1996, 1995 and 1994, respectively.

     The Bank's stock option plans include the 1994 Incentive Stock Option Plan for key employees and the 1994 Stock Option Plan for Outside Directors ("the Option Plans") which were established on January 25, 1994 (note 3). Recipients of options under the Option Plans are required to pay consideration to the Bank to exercise option shares as well as render service over the applicable vesting periods. Recipients of options have no rights with respect to share voting or receipt of dividends on unexercised option shares. Stock options under the Option Plans vest over periods of one to five years, or at the time of certain qualified events, and are exercisable within a ten-year period from the date options become vested.

     The Board of Directors has adopted the Harris Savings Bank 1996 Stock Option Plan ("the 1996 Stock Option Plan") and has reserved 25,000 shares of Common Stock for issuance under the plan. This plan was approved by the stockholders at the annual meeting of stockholders on April 16, 1996. Recipients of options under the 1996 Stock Option Plan are required to pay consideration to the Bank to exercise option shares as well as render service over the applicable vesting periods. Recipients of options have no rights with respect to share voting or receipt of dividends on unexercised option shares. Stock options under the 1996 Stock Option Plan vest over a period of three years, or at the time of certain qualified events, and are exercisable within a ten-year period from the date options become vested.

     The following table summarizes the activity in the Bank's Option Plans during the periods ending December 31:


                                                  1996                      1995                       1994
                                        -------------------------  -------------------------  ------------------------
                                                      Weighted                  Weighted                  Weighted
                                                       Average                   Average                   Average
                                         Number    Exercise Price   Number   Exercise Price   Number   Exercise Price
                                        --------   --------------  --------  --------------  -------  ----------------
Balance at beginning of year...........  160,850       $10.00      192,500       $10.00            0         $0.00
Granted................................    5,000       $16.95            0        $0.00      246,250        $10.00
Exercised..............................   (6,000)      $10.00      (31,650)      $10.00      (53,750)       $10.00
                                         -------       ------      -------       ------      -------        ------
Balance at end of year.................  159,850       $10.22      160,850       $10.00      192,500        $10.00
                                         =======       ======      =======       ======      =======        ======
Exercisable at end of year.............   97,016                    74,183                     2,500
                                         =======       ======      =======       ======      =======        ======
Weighted average grant date fair value
   of options granted during the year..    $7.73                       N/A                       N/A
                                         =======       ======      =======       ======      =======        ======


   The following table presents the options outstanding and exercisable at December 31, 1996:


                                                   Exercise Price   Exercise Price
                                                      $10 - $15        $15 - $20          Total
                                                   --------------  ---------------       -------
Options Outstanding:
Number of options.................................    154,850            5,000           159,850
Weighted average exercise price...................     $10.00           $16.95            $10.22
Weighted average remaining contractual life.......    7 years          9 years           7 years

Options Exercisable:
Number of options.................................     97,016                0            97,016
Weighted average exercise price...................     $10.00           $16.95            $10.00


48  HARRIS SAVINGS BANK 1996 ANNUAL REPORT

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables, except for per share amounts, are in thousands)


   (17) Stock Award and Option Plans (continued) Although the exercise of options under the Option Plans normally does not result in the recording of compensation expense, a total of $159,000 of compensation expense was recorded in 1994 due to the settlement of certain exercised shares for cash. The Bank recorded no compensation expense related to the Option Plans during 1996 and 1995.

   The Bank applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Bank's 1996 stock option plan been determined consistent with FASB Statement No. 123, the Bank's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                       1996         1995
                                                    ----------   ----------
Net income
   As reported..................................     $ 1,031     $  9,214
   Pro forma....................................     $ 1,027     $  9,214

Earnings per share
   As reported..................................     $  0.09     $   0.84
   Pro forma....................................     $  0.09     $   0.84


     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1996: dividend yield of 3.36 percent for all years; expected volatility of 38.21 percent; risk-free interest rate of 6.469 percent; and expected lives of seven years. The effects of applying SFAS No. 123 may not be representative of the effects on reported net income in future years.


(18) Income Taxes The Bank and subsidiaries file consolidated federal income tax returns on a calendar year basis. The Small Business Job Protection Act of 1996, enacted on August 20, 1996, provides for the repeal of the tax bad debt deduction computed under the percentage of taxable income method. The repeal of the use of this method is effective for tax years beginning after December 31, 1995. Prior to the change in law, the Bank had qualified under the provisions of the Internal Revenue Code which permitted it to deduct from taxable income an allowance for bad debts based on 8% of taxable income.

     Due to the change in tax law, the Bank is required to recapture into income, over a six year period, the portion of its tax bad debt reserves that exceed its base tax year reserves (i.e. tax reserves for tax years beginning before 1988). The base tax year reserves, which may be subject to recapture if the Bank ceases to qualify as a bank for federal income tax purposes, are restricted with respect to certain distributions. The Bank's total tax bad debt reserves at December 31, 1996 are approximately $39.0 million, of which $32.4 million represents the base year amount and $6.6 million is subject to recapture. The $6.6 million has been previously reserved as a deferred tax liability, therefore, this recapture will not affect reported net income.

     Income tax expense for the years ended December 31, 1996, 1995 and 1994 is summarized as follows:

                                 1996       1995      1994
                               --------   -------   -------
Federal:
   Current .................   $(2,192)   $ 4,162   $ 2,854
   Deferred ................     1,803        836     3,029
                               -------    -------   -------
                                  (389)     4,998     5,883
State:
   Current .................        (3)       505     1,465
   Deferred ................      (125)         0         0
                               -------    -------   -------
Income tax (benefit) expense   $  (517)   $ 5,503   $ 7,348
                               =======    =======   =======


   Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% for the years ended December 31, 1996, 1995 and 1994 to income before income taxes as a result of the following:


                                                             1996       1995       1994
                                                           -------    -------    -------
Expected income tax expense at federal tax rate ........   $   180    $ 5,151    $ 6,090
State tax (benefit) expense, net of federal income taxes      (165)       328        973
Tax-exempt interest income .............................      (809)         0          0
Amortization of goodwill ...............................       220          0          0
Dividends received deduction ...........................      (423)      (238)      (246)
Non-deductible employee stock option plan expense ......       120        126        107
Deferred interest income ...............................       240        240        180
Other, net .............................................       120       (104)       244
                                                           -------    -------    -------
     Total .............................................   $  (517)   $ 5,503    $ 7,348
                                                           =======    =======    =======

                                       HARRIS SAVINGS BANK 1996 ANNUAL REPORT 49

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables are in thousands)

(18) Income Taxes (continued) On April 19, 1996, the Bank acquired First Harrisburg Bancor in tax-free acquisition. As a result of this acquisition, the Bank was able to record a net deferred tax asset of approximately $282,000. For state tax purposes, the Bank has approximately $3,355,000 and $0 of net operating loss carryforwards as of December 31, 1996 and 1995, respectively. $1,348,000 of the net operating loss carryforward will expire on December 31, 1998 if not utilized, while $2,007,000 will expire on December 31, 1999 if not utilized.

     The significant components of deferred income tax expense attributable to income for the years ended December 31, 1996, 1995 and 1994 are as follows:


                                                                               1996       1995      1994
                                                                             -------    -------   -------
Deferred tax expense (exclusive of the effects of the components below)...   $ 1,923    $   836   $ 3,029
State tax net operating loss utilization (benefit) .......................      (245)         0         0
                                                                             -------    -------   -------
Deferred tax expense .....................................................   $ 1,678    $   836   $ 3,029
                                                                             =======    =======   =======


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below.

                                                                    1996       1995
                                                                  -------    -------
Deferred tax assets:
Reserve for uncollected interest ..............................   $   326    $    51
Deferred compensation expense .................................       639        320
Postretirement benefits expense ...............................       826        786
Excess loan servicing fees ....................................       290        251
Allowance for loan losses .....................................     2,884      2,140
Deposit intangible amortization ...............................       346         70
Excess purchased mortgage servicing amortization ..............       106        (96)
Stock-based compensation expense ..............................        82         86
State tax net operating loss carry forward ....................       245          0
Other .........................................................       106          0
                                                                  -------    -------
   Total ......................................................     5,850      3,608
                                                                  -------    -------

Deferred tax liabilities:
Deferred loan costs (fees) and dealer reserves, net ...........   $ 2,501    $  (315)
Pension expense ...............................................       196        223
Prepaid expenses ..............................................       210        540
Depreciation ..................................................       160        155
Net unrealized gain on marketable securities available for sale     2,178      1,880
Purchase accounting ...........................................       690          0
Originated mortgage servicing rights ..........................       784          0
Excess tax bad-debt reserves over base year ...................     2,314      2,677
Other .........................................................        74         12
                                                                  -------    -------
   Total ......................................................     9,107      5,172
                                                                  -------    -------

     Net deferred tax liability ...............................   $(3,257)   $(1,564)
                                                                  =======    =======


     Management has determined that it is not required to establish a valuation reserve for its gross deferred tax assets of $5.9 million since it is more likely than not that the deferred tax assets will be realized through future reversals of existing temporary differences, future taxable income and implementation of prudent tax planning strategies.


(19) Leases At December 31, 1996, the Bank was obligated under non-cancelable operating leases for office space. Certain leases contain escalation clauses providing for increased rentals based on increases in the average consumer price index. Rental expenses for these facilities aggregated $836,000, $494,000 and $413,000 for 1996, 1995 and 1994, respectively.

50 HARRIS SAVINGS BANK 1996 ANNUAL REPORT

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables are in thousands)

(19) Leases (continued) The projected minimum rental payments under the terms of the leases at December 31, 1996, net of projected sub-lease rentals, are as follows:


Years ending December 31                         Amount
------------------------                        -------
1997..........................................  $   925
1998..........................................      809
1999..........................................      775
2000..........................................      782
2001..........................................      796
2002 and thereafter...........................    5,706
                                                -------
                                                $ 9,793
                                                =======

(20) Fair Value Accounting The Bank is required to disclose the fair value of its financial instruments and liabilities. For Harris Savings Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS 107. Many of the Bank's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Since it is the Bank's general practice not to engage in trading activities, significant assumptions and estimations were used in calculating present values in discounted cash flow models.

   Estimated fair values at December 31, 1996 and 1995 have been determined by the Bank using the best available data with an estimation methodology suitable for each category of financial instrument.

   Fair value estimates, methods and assumptions are set forth below for the Bank's financial instruments.

   Cash and Cash Equivalents The carrying amounts for short-term investments approximate fair value because of the short maturity of, and negligible credit concerns within, those instruments.

                                                              1996                      1995
                                                    -----------------------   -----------------------
                                                      Estimated   Carrying      Estimated    Carrying
                                                     Fair Value    Amount      Fair Value     Amount
                                                    -----------  ----------   -----------   ---------
Cash and cash equivalents........................   $   29,693   $   29,693   $   35,452    $  35,452



   Marketable Securities (including available-for-sale securities) The fair value of marketable securities actively traded in the secondary market have been valued based on quotations received from securities dealers.

                                                              1996                      1995
                                                    -----------------------    ----------------------
                                                      Estimated   Carrying      Estimated    Carrying
                                                     Fair Value    Amount      Fair Value     Amount
                                                    ----------   ----------   -----------   ---------
Securities held-to-maturity.......................  $  109,912   $  109,417   $  152,381    $ 149,663
Securities available-for-sale.....................     719,493      713,700      375,269      370,269
                                                    ----------   ----------   ----------    ---------
                                                    $  829,405   $  823,117   $  527,650    $ 519,932
                                                    ==========   ==========   ==========    =========



   Deposits, Escrow and Other Borrowings Under SFAS 107, the fair value of deposits with no stated maturity, such as demand deposit accounts, NOW accounts, money market accounts and savings accounts, is equal to the amount payable on demand. The fair value of time deposits and other borrowings is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value of escrow, which has no stated maturity, is equal to the amount on deposit. The fair value of other borrowings is estimated using current rates for debt with similar terms and remaining maturities.


                                                              1996                      1995
                                                    -----------------------   -----------------------
                                                      Estimated   Carrying      Estimated    Carrying
                                                     Fair Value    Amount      Fair Value     Amount
                                                    ----------   ----------   -----------   ---------
Demand and NOW accounts..........................   $   84,715   $   84,715   $   64,586    $  64,586
Money market accounts............................      129,096      129,096       95,628       95,628
Savings..........................................      150,019      150,019      140,715      140,715
Time deposits....................................      804,247      809,593      778,909      772,781
                                                    ----------   ----------   ----------    ---------
                                                    $1,168,077   $1,173,423   $1,079,838    $1,073,710
                                                    ==========   ==========   ==========    =========
Escrow...........................................   $    8,203   $    8,203   $    4,649    $   4,649
                                                    ==========   ==========   ==========    =========
Other borrowings.................................   $  408,321   $  420,631   $   19,180    $  19,180
                                                    ==========   ==========   ==========    =========



                                       HARRIS SAVINGS BANK 1996 ANNUAL REPORT 51

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables are in thousands)

(20) Fair Value Accounting (continued)

     Loans Fair values are estimated for portfolios of loans with similar characteristics. Residential mortgages make up a substantial percentage of the Bank's loan portfolio. These residential mortgages, which are generally underwritten to standards substantially in conformity with Federal Home Loan Mortgage Corporation ("Freddie Mac") standards, have been estimated based on the discounted value of expected cash flows.

     Construction loans are of relatively short maturity and have an estimated fair value equal to the carrying value. Fair values for all other loans have been calculated by discounting scheduled cash flows. The discount rate used in these calculations is the market rate for similar instruments adjusted for non-interest operating costs, credit risk and assumed prepayment risk.


                                                              1996                      1995
                                                    ------------------------  -----------------------
                                                      Estimated   Carrying      Estimated    Carrying
                                                     Fair Value    Amount      Fair Value     Amount
                                                    -----------  -----------  ------------  ---------
One-to-four family mortgages....................    $  527,618   $  530,230   $  475,907    $ 470,596
Construction loans..............................        25,647       25,647       23,415       23,415
Credit cards....................................             0            0        3,258        3,258
Other loans.....................................       273,727      276,361      160,607      160,450
Less: Allowances for loan losses................             0       (8,322)           0       (6,114)
                                                    ----------   ----------   ----------    ---------
                                                    $  826,992   $  823,916   $  663,187    $ 651,605
                                                    ==========   ==========   ==========    =========



   Commitments to Extend Credit, Sell Loans, Purchase Marketable Securities and Performance Standby Letters of Credit The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of performance standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

                                                                                  1996
                                                                 -------------------------------------
                                                                  Contract      Carrying     Estimated
                                                                   Amount      Amount (1)   Fair Value
                                                                 -----------  ------------  ----------
Commitments:
Commitments to extend credit:
   Unused open-end consumer lines of credit..................    $   41,287   $        0    $       0
   Unused open-end commercial lines of credit................        45,214            0            0
   Funds available on construction loans.....................        27,401          822          822
   Loan originations and purchases...........................        18,677          206          206
   Performance standby letters of credit.....................         3,206            3            3
                                                                 ----------   ----------    ---------
                                                                 $  135,785   $    1,031    $   1,031
                                                                 ==========   ==========    =========

Commitments to sell loans....................................    $    9,053   $        0    $       0

Commitments to purchase securities...........................    $   13,745   $        0    $       0

                                                                                  1995
                                                                 -------------------------------------
                                                                  Contract      Carrying     Estimated
                                                                   Amount      Amount (1)   Fair Value
                                                                 -----------  ------------  ----------
Commitments to extend credit:
Unused open-end consumer lines of credit.....................    $   27,949   $        0    $       0
Unused credit card lines.....................................        24,929            0            0
Funds available on construction loans........................        22,301          669          669
Loan originations and purchases..............................        23,217          570          570
Performance standby letters of credit........................         1,549            1            1
                                                                 ----------   ----------    ---------
                                                                 $   99,945   $    1,240    $   1,240
                                                                 ==========   ==========    =========

------------------

(1) The amounts shown under "carrying amount" represent deferred income arising from these unrecognized financial instruments.


52 HARRIS SAVINGS BANK 1996 ANNUAL REPORT

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables are in thousands)

(20) Fair Value Accounting (continued)

     Limitations Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings or of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Management is concerned that reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and the estimates and assumptions that must be made.


(21) New Accounting Standards In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125 (SFAS 125)," Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". Principally, SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the consistent application of a financial components approach (for example, focus on assets and liabilities that remain after the transfer takes place) that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings.

     In addition, SFAS 125 extends the "available-for-sale" or "trading" approach of SFAS 115 to all financial assets that contractually can be prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. Such financial assets can no longer be classified as held to maturity.

     SFAS 125 is effective for transfers of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. The extension of SFAS 125 to all financial assets subject to prepayment risk is effective for financial assets held on or after January 1, 1997. Management does not believe that this statement will have a material effect on the Bank's consolidated financial position or results of operations.

     In December 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 127 (SFAS 127), "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125". SFAS 127 defers the effective date of certain provisions of SFAS 125 until after December 31, 1997. Earlier or retroactive application is not permitted.


(22) Acquisitions On April 19, 1996, the Bank acquired First Harrisburg Bancor, Inc. ("First Harrisburg"), a local thrift institution. The acquisition was a 100% cash purchase of all outstanding First Harrisburg common shares at $14.77 per share, which resulted in a total cost of approximately $38 million, and was accounted for by the Bank as a purchase transaction. As of April 19, 1996, First Harrisburg had total assets of approximately $276.6 million and total liabilities of approximately $252.2 million. The Bank recorded approximately $13.8 million of goodwill upon consummation of this acquisition, which is being amortized over a fifteen year period using the straight-line method. The net effect on income before taxes of goodwill and purchase accounting amortization was $(328,000) for the year ended December 31, 1996.

     The following unaudited pro forma financial information presents the combined results of operations of Harris Savings Bank and First Harrisburg Bancor as if the acquisition had occurred as of the beginning of 1996 and 1995, after giving effect to certain adjustments, including amortization of goodwill and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had Harris Savings Bank and First Harrisburg Bancor constituted a single entity during such periods.


                                                       For the years ended December 31,
                                                    ------------------------------------
                                                       1996                       1995
                                                    ----------                ----------
                                                                 (unaudited)
Interest income................................     $  114,983                $  104,321
Net (loss) income..............................     $     (551)               $   11,583
                                                    ==========                ==========
(Loss) earnings per share......................     $   (0.05)                $     1.05
                                                    =========                 ==========



                                       HARRIS SAVINGS BANK 1996 ANNUAL REPORT 53

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables are in thousands)

(23) Mortgage Banking Subsidiary In conjunction with the acquisition of First Harrisburg, the Bank acquired Avstar Mortgage Corporation, a mortgage banking company. The condensed financial statements of this subsidiary are presented below.


                                                               At December 31,
                                                    ------------------------------------
                                                       1996                      1995
                                                    ----------                ----------
Assets
Cash and cash equivalents......................     $    5,114                $    5,577
Loans receivable...............................            235                       634
Loans held for sale............................          6,894                    13,039
Other assets...................................          1,262                       865
                                                    ----------                ----------
Total assets...................................     $   13,505                $   20,115
                                                    ==========                ==========

Liabilities and Stockholder's Equity
Escrow.........................................     $    4,192                $    4,484
Other borrowings...............................          7,000                    13,283
Other liabilities..............................            376                       564
Stockholder's equity...........................          1,937                     1,784
                                                    ----------                ----------
Total liabilities and stockholder's equity.....     $   13,505                $   20,115
                                                    ==========                ==========



                                                      For the years ended December 31,
                                                    ------------------------------------
                                                       1996                       1995
                                                    ----------                ----------
Interest income................................     $    2,499                $    2,954
Interest expense...............................            629                       797
                                                    ----------                ----------
Net interest income............................          1,870                     2,157
Provision for loan losses......................            265                       115
Non-interest income............................          3,305                     3,118
Non-interest expense...........................          4,649                     4,792
                                                    ----------                ----------
Income before taxes............................            261                       368
Income tax expense.............................            108                       118
                                                    ----------                ----------
Net income.....................................     $      153                $      250
                                                    ==========                ==========

54 HARRIS SAVINGS BANK 1996 ANNUAL REPORT

HARRIS SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables, except for per share amounts. are in thousands)

(24)  Consolidated Quarterly Financial Data (unaudited)


                                                                           1996
                                                    -------------------------------------------------
                                                       First       Second         Third       Fourth
                                                      Quarter      Quarter       Quarter      Quarter
                                                    ----------   ----------   ----------    ---------
Interest income.................................    $   21,851   $   26,818   $   28,251    $  31,068
Interest expense................................        13,421       15,985       18,226       19,694
                                                    ----------   ----------   ---------     ---------
   Net interest income..........................         8,430       10,833       10,025       11,374
Provision for loan losses.......................           210          210          942          595
Non-interest income.............................           248        1,824        1,681          243
Non-interest expense............................         5,705       12,096       16,099        8,287
                                                    ----------   ----------   ---------     ---------
   Income (loss) before income taxes............         2,763          351       (5,335)       2,735
Income taxes (benefit)..........................         1,052          166       (1,940)         205
                                                    ----------   ----------   ---------     ---------
   Net income (loss)............................    $    1,711   $      185   $   (3,395)   $   2,530
                                                    ==========   ==========   ==========    =========
Earnings (loss) per share.......................    $     0.15   $     0.02   $   (0.30)    $    0.23
                                                    ==========   ==========   =========     =========



                                                                           1995
                                                    -------------------------------------------------
                                                       First       Second         Third       Fourth
                                                      Quarter      Quarter       Quarter      Quarter
                                                    ----------   ----------   ----------   ----------
Interest income.................................    $   18,800   $   19,693   $   20,054    $  22,078
Interest expense................................        10,225       11,456       12,196       13,819
                                                    ----------   ----------   ----------    ---------
   Net interest income..........................         8,575        8,237        7,858        8,259
Provision for loan losses.......................             0            0            0            0
Non-interest income.............................           566          711          694          593
Non-interest expense............................         4,980        4,910        5,129        5,757
                                                    ----------   ----------   ----------    ---------
   Income before income taxes...................         4,161        4,038        3,423        3,095
Income taxes....................................         1,472        1,521        1,278        1,232
                                                    ----------   ----------   ----------    ---------
   Net income...................................    $    2,689   $    2,517   $    2,145    $   1,863
                                                    ==========   ==========   ==========    =========

Earnings per share..............................    $     0.24   $     0.23   $     0.19    $    0.17
                                                    ==========   ==========   ==========    =========

                                       HARRIS SAVINGS BANK 1996 ANNUAL REPORT 55

OFFICE LOCATIONS


PENNSYLVANIA OFFICES (Area Code 717)
Cumberland County
* 19th and Market Streets, Camp Hill ...........   761-4460
  Capital City Mall, Camp Hill .................   761-7218
* 3100 Market Street, Camp Hill ................   737-0457
* 4075 Market Street, Camp Hill ................   730-8626
  Camp Hill Mall, Camp Hill ....................   737-2323
* Summerdale Plaza, Enola ......................   732-3637
  West Shore Plaza, Lemoyne ....................   761-7810
  17 W. High Street, Carlisle ..................   243-2915
* 921 Cavalry Road, Carlisle ...................   243-8868
* 600 E. Simpson Street, Mechanicsburg .........   697-4603
  Silver Spring Commons, Mechanicsburg .........   766-3100

Dauphin County
* 235 N. Second Street, Harrisburg (Main Office)   236-4041
* 526 S. 29th Street, Harrisburg ...............   238-9720
  Beaufort Farms Plaza, Harrisburg .............   652-0900
  Colonial Park Mall, Harrisburg ...............   545-4791
  The Point Mall, Harrisburg ...................   564-1470
* Paxton Square, Harrisburg ....................   541-8360
* 114 W. Chocolate Avenue, Hershey .............   533-5500
* Hershey Square, 1161 Mae Street, Hummelstown .   566-3800

Lancaster County
  100 E. King Street, Lancaster ................   393-0705
* 1677 Oregon Pike, Lancaster ..................   291-1072
  9 S. Market Street, Elizabethtown ............   367-8973
  36 E. Main Street, Ephrata ...................   733-8635
  33 Market Square, Manheim ....................   665-7754
* 335 Fifth Street, Quarryville ................   786-4800

Lebanon County
  Lebanon Plaza, Lebanon .......................   273-8194

York County
* 2450 Eastern Boulevard, York .................   757-9417
  Queensgate Shopping Center, York .............   843-4854
* Newberry Commons, Etters .....................   938-5900
* Fairview Plaza, New Cumberland ...............   774-4555


MARYLAND (Area Code 301)
Washington County
  100 W. Washington Street, Hagerstown .........   739-1001
* Longmeadow Shopping Center, Hagerstown .......   739-1000


LOAN CENTERS
235 N. Second Street, Harrisburg .........   (717) 231-2900
4755 Linglestown Road, Harrisburg ........   (717) 657-5733
4075 Market Street, Camp Hill ............   (717) 730-0844
2500 Kingston Road, York .................   (717) 757-9481
17 W. High Street, Carlisle ..............   (717) 243-6403
1677 Oregon Pike, Lancaster ..............   (717) 397-4338
100 W. Washington Street, Hagerstown......   (301) 739-1001


ATM LOCATIONS
Camp Hill Mall, Camp Hill
Capital City Mall, Camp Hill
921 Cavalry Road, Carlisle
Summerdale Plaza, Enola
Newberry Commons, Etters
234 N. Second Street, Harrisburg
Colonial Park Mall, Harrisburg
Paxton Square, Harrisburg
The Point Mall, Harrisburg
Hershey Square, 1161 Mae Street, Hummelstown
1677 Oregon Pike, Lancaster
Willow Valley Market, Lancaster
Lebanon Plaza, Lebanon
600 E. Simpson Street, Mechanicsburg
335 Fifth Street, Quarryville
2450 Eastern Boulevard, York
100 W. Washington Street, Hagerstown
Longmeadow Shopping Center, Hagerstown
Turkey Hill o 101 South Main Street, Manheim
Turkey Hill o 111 Rothsville Road, Ephrata
Turkey Hill o Route 230 & Cloverleaf Road, Elizabethtown


IMPORTANT PHONE NUMBERS
Harris Access Line(TM)
In Harrisburg, Pennsylvania area..........        731-1135
Other areas...............................  1-800-327-7997

Telephone Banking Center.................   1-800-232-6995

Business Banking Group...................   (717) 232-6661


INTERNET ADDRESS
http://www.harrissavingsbank.com


* Drive-in window

56 HARRIS SAVINGS BANK 1996 ANNUAL REPORT

STOCKHOLDER INFORMATION


EXECUTIVE OFFICE
235 N. Second Street, Harrisburg, Pennsylvania 17101
(717) 236-4041


ANNUAL MEETING

The annual meeting of Harris Savings Bank will be held at 10:00 a.m., Tuesday, April 15, 1997, at Zembo Temple, Third and Division Streets, Harrisburg, Pennsylvania.


F2 REPORT
Upon written request of any shareholder, a copy of the Bank's report on Form F-2 for the year ended December 31, 1996, including the Financial Statements and Schedules thereto, required to be filed with the FDIC pursuant to the Securities Exchange Act of 1934, as amended, may be obtained, without charge, from James L. Durrell, Chief Financial Officer, Harris Savings Bank, 235
N. Second Street, P.O. Box 1711, Harrisburg, PA 17105.


INTERNAL CONTROLS
Management's letter on internal controls is included in this report on page 27.


STOCK LISTING

The Bank's common stock trades on the NASDAQ Stock Market under the symbol "HARS."


MARKET MAKERS
The following investment-brokerage houses make a market in Harris Savings Bank's stock: Ryan Beck & Co.; Legg Mason; Sandler O'Neill & Partners; Wheat First Securities, Inc.; F.J. Morrissey & Co., Inc.; Herzog, Heine, Geduld, Inc.; Friedman, Billings, Ramsey & Co., Inc.; Boenning & Scattergood, Inc.


REGISTRAR AND TRANSFER AGENT
ChaseMellon Shareholder Services L.L.C.
Overpeck Centre
85 Challenger Road
Ridgefield Park, New Jersey 07660


ACCOUNTANTS
KPMG Peat Marwick LLP
225 Market Street
Harrisburg, Pennsylvania 17108


LEGAL COUNSEL
Richard C. Ruben
113 Locust Street
Harrisburg, PA 17101-1410


STOCKHOLDERS
The number of common stock stockholders of record as of December 31, 1996 was 4,167.


PRICE RANGE OF HARRIS SAVINGS BANK STOCK AND DIVIDENDS PAID
The price information provided below reflects actual high and low closing prices as quoted on the NASDAQ Stock Market.

                                              Cash Dividends
    1996                  High         Low    Paid Per Share
    ----                -------      -------  --------------

First Quarter            20 1/4       17 3/4     $.145
Second Quarter           18 3/4       15         $.145
Third Quarter            17           14 3/4     $.145
Fourth Quarter           18 5/8       15         $.145


                                              Cash Dividends
    1995                  High         Low    Paid Per Share
    ----                 ------       ------  --------------
First Quarter            16 3/4       13 1/4     $.125
Second Quarter           16 3/4       15 1/2     $.125
Third Quarter            18 1/2       15 3/4     $ .13
Fourth Quarter           20 1/2       18         $ .13


DIVIDEND REINVESTMENT PLAN
The Dividend Reinvestment Plan offers you a simple and inexpensive way to increase your investment in Harris Savings Bank common stock through the automatic investment of your dividends in additional shares of Harris Savings Bank common stock under the plan.

HARRIS SAVINGS BANK 1996 ANNUAL REPORT 57